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                                                                    EXHIBIT 10.2

                          MASTER PROFESSIONAL SERVICES
                                    AGREEMENT

                                 BY AND BETWEEN:

                          THE WILLIAMS COMPANIES, INC.

                                       AND

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                  JUNE 1, 2004

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                     MASTER PROFESSIONAL SERVICES AGREEMENT

      This Master Professional Services Agreement (this "AGREEMENT") is entered into effective June 1, 2004 (the "EFFECTIVE DATE") by and between The Williams Companies, Inc., a Delaware corporation having a principal place of business at One Williams Center, Tulsa, Oklahoma 74101-3102 ("WILLIAMS"), and International Business Machines Corporation, a New York corporation having a principal place of business at Route 100, Somers, New York 10589 ("PROVIDER").

      WHEREAS, Williams and Provider have engaged in extensive negotiations, discussions and due diligence that have culminated in the formation of the contractual relationship described in this Agreement;

      WHEREAS, Williams desires to procure from Provider, and Provider desires to provide to Williams, for the benefit of itself and the other Eligible Recipients, the finance and accounting business processes, human resources business processes and information technology products and services described in this Agreement, on the terms and conditions specified herein;

      NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and of other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, Williams and Provider (collectively, the "PARTIES" and each, a "PARTY") hereby agree as follows:

1.    BACKGROUND AND OBJECTIVES

1.1   PERFORMANCE AND MANAGEMENT BY PROVIDER.

      Williams desires that certain finance and accounting business processes, human resources business processes and information technology services presently performed and/or managed by or for Williams and the Eligible Recipients, as each is described in this Agreement, be performed and managed by Provider. Provider has carefully reviewed Williams's requirements, has performed all due diligence it deems necessary, and desires to perform and to manage such finance and accounting business processes, human resources business processes and information technology services for Williams, for the benefit of Williams and the other Eligible Recipients.

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1.2   GOALS AND OBJECTIVES.

      The Parties acknowledge and agree that the specific goals and objectives of the Parties in entering into this Agreement are to:

      (1) Provide Williams with the flexibility for Williams to restructure its business without retaining certain fixed finance and accounting business process, human resources business process and information technology costs;

      (2) Utilize enabling technologies to add value to Williams's business processes;

      (3)   Implement common processes across Williams;

      (4)   Eliminate duplication across Williams;

      (5) Allow Williams to focus on its core competencies and allow Williams management to focus on business relationships and requirements;

      (6) Provide the Williams finance and accounting business process, human resources business process and information technology function with the flexibility to adapt rapidly to Williams changing requirements and changes in the Williams business environment; and

      (7)   Reduce Williams infrastructure capital and operating expenses.

1.3   INTERPRETATION.

      The provisions of this ARTICLE 1 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties' obligations or alter the plain meaning of this Agreement's terms and conditions, as set forth hereinafter. However, to the extent the terms and conditions of this Agreement are unclear or ambiguous, such terms and conditions are to be construed so as to be consistent with the background and objectives set forth in this ARTICLE 1.

2.    DEFINITIONS AND DOCUMENTS

2.1   DEFINITIONS.

      As used in this Agreement:

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      (1)   "ACCEPTANCE" shall mean the determination, in Williams's reasonable discretion, following implementation, installation, testing and execution in the production environment for an agreed upon number of business cycles that Software, Equipment, Systems and/or other contract deliverables are in Compliance in all material respects with the Specifications.

      (2) "ACQUIRED ASSETS" shall mean the Equipment, Software and other assets owned or controlled by Williams or the Eligible Recipients and listed on SCHEDULE F.1 that Provider will acquire as of the Commencement Date.

      (3) "ACQUIRED ASSETS CREDIT" shall mean the amount set forth on SCHEDULE J that Provider will pay to Williams as consideration for the Acquired Assets.

      (4) "ADDITIONAL RESOURCE CHARGE" or "ARC" is the charge per Resource Unit that is applicable whenever the actual consumption of a defined Resource Unit by the Eligible Recipients exceeds the Resource Baseline for such Resource Unit set forth in SCHEDULE J. The total additional charges will be calculated by multiplying the Additional Resource Charge by the number of Resource Units in excess of the Resource Baseline actually consumed by the Eligible Recipients.

      (5) "AFFILIATE" shall mean, generally, with respect to any Entity, any other Entity Controlling, Controlled by or under common Control with such Entity at the time in question.

      (6) "AGREEMENT" shall have the meaning given in the preamble to this Agreement.

      (7) "APPLICABLE REGULATORY AUTHORITY" shall mean, in the United States, the Federal Communications Commission (the "FCC"), the Federal Energy Regulatory Commission (the "FERC"), or other national, territorial, regional, state, provincial or local regulatory bodies of competent jurisdictions and in geographic regions other than the United States from, to or in which the Services are provided, the national, territorial, regional, state, provincial or local regulatory authorities.

      (8) "APPLICATIONS SOFTWARE" or "APPLICATIONS" shall mean those software application programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) used to support day-to-day business operations and accomplish specific business objectives to the extent a Party has financial or operational responsibility for such programs or programming under SCHEDULE E or U. Applications Software shall mean all such programs or programming in use as of the Effective Date, including

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            those set forth in SCHEDULE A, those as to which the license, maintenance or support costs are included in the Williams Base Case, and those as to which Provider received reasonable notice prior to the Effective Date. Applications Software also shall include all such programs or programming developed and/or introduced by or for Williams or the Eligible Recipients on or after the Effective Date to the extent a Party has financial or operational responsibility for such programs or programming under SCHEDULE E or U.

      (9)   "BASELINE FTES" shall have the meaning given in SECTION 11.8(a).

      (10)  "BENCHMARK STANDARD" shall have the meaning given in SECTION
            11.11(C).

      (11)  "BENCHMARKER" shall have the meaning given in SECTION 11.11(a).

      (12)  "BENCHMARKING" shall have the meaning given in SECTION 11.11(a).

      (13) "BEST PRACTICES" (whether or not capitalized) means established procedures or processes used by businesses in a particular industry that are widely accepted as being effective or efficient (whether in cost or performance).

      (14) "BUSINESS PROCESSES" shall mean the processes described in this Agreement, the Statements of Work and/or the Policy and Procedures Manual for conducting, performing, executing or completing the various tasks and activities that comprise the Services.

      (15) "BUSINESS PROCESS CHANGE" shall mean any change to the Business Processes.

      (16) "CABLING" shall mean the electric connection between the Equipment and jack, including physical cabling media, peripheral cabling used to interconnect electronic equipment, all terminating hardware and cross connect fields, but not including conduits and pathways.

      (17) "CHARGES" shall mean the amounts set forth in ARTICLE 11 and SCHEDULE J (or otherwise set forth in the Agreement) as charges for the Services.

      (18) "COMMENCEMENT DATE" shall mean July 1, 2004, or such other date as the Parties may agree upon in writing as the date on which Provider will assume full responsibility for the Services (except for the Transition Services, which shall commence on the Effective Date).

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      (19)  COMPLIANCE" and "COMPLY" shall mean, with respect to Software,
            Equipment, Systems, Developed Materials or other contract deliverables to be implemented, designed, developed, delivered, integrated, installed and/or tested by Provider, conformance in all material respects with the Specifications.

      (20) "CONTRACT YEAR" shall mean the period ending on December 31, 2004 and on each December 31 thereafter during the Term. If any Contract Year is more or less than twelve (12) months, the rights and obligations under this Agreement that are calculated on a Contract Year basis will be proportionately adjusted for such longer or shorter period. For the avoidance of doubt, the first Contract Year hereunder begins on the Commencement Date and ends on December 31, 2004.

      (21) "CONTROL" and its derivatives shall mean: (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least fifty percent (50%) of the aggregate of all voting equity interests in an Entity, or (ii) equity interests having the right to at least fifty percent (50%) of the profits of an Entity or, in the event of dissolution, to at least fifty percent (50%) of the assets of an Entity; (b) the right to appoint, directly or indirectly, a majority of the board of directors; (c) the right to control, directly or indirectly, the management or direction of the Entity by contract or corporate governance document; or (d) in the case of a partnership, the holding by an Entity (or one of its Affiliates) of the position of sole general partner.

      (22) "CRITICAL SUPPORT PERSONNEL" shall mean those individuals identified in SCHEDULE C as critical to the ongoing success of Provider's delivery of information technology services to Williams and the Eligible Recipients.

      (23) "DATA CENTER" shall mean any controlled, consolidated and specialized location where computing equipment (e.g., mainframe, midrange, telecommunications or server hardware) resides for the delivery of computing services to Williams.

      (24) "DERIVATIVE WORK" shall mean a work based on one or more preexisting works, including a condensation, transformation, translation, modification, expansion, or adaptation, that, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement under applicable Law, but excluding the preexisting work.

      (25) "DEVELOPED MATERIALS" shall mean any Materials (including Software), or any modifications, enhancements or Derivative Works thereof, developed by or on

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            behalf of Provider for Williams or Eligible Recipients in connection with or as part of the Services.

      (26) "DIRECT WILLIAMS COMPETITOR" shall mean the Entities identified in SCHEDULE P, as well as their Affiliates, successors and assigns, as such list of Entities may be modified by Williams from time to time.

      (27) "EFFECTIVE DATE" shall have the meaning given in the preamble to this Agreement.

      (28) "ELIGIBLE RECIPIENTS" shall mean, collectively, and to the extent such Entity is receiving Services under this Agreement, the following:

            (a)   Williams;

            (b) any Entity that is an Affiliate of Williams on the Commencement Date, or thereafter becomes an Affiliate of Williams;

            (c) any Entity that purchases after the Commencement Date from Williams or any Affiliate of Williams, all or substantially all of the assets of Williams or such Affiliate, or of any division, marketing unit, business unit, or manufacturing, research or development facility thereof, provided that such Entity agrees in writing to be bound by the terms and conditions of this Agreement;

            (d) any Entity that after the Effective Date is created using assets of Williams or any Affiliate of Williams, provided that such Entity agrees in writing to be bound by the terms and conditions of this Agreement;

            (e) any Entity into which Williams or any Affiliate of Williams merges or consolidates, provided that such Entity has assumed Williams's obligations under this Agreement, and provided further that such Entity agrees in writing to be bound by the terms and conditions of this Agreement;

            (f) any Entity which merges into or consolidates with Williams or any Affiliate of Williams;

            (g) any Entity or facility, including any corporation, joint venture, partnership or manufacturing, research or development facility, in which on or after the Commencement Date, Williams or any Affiliate of Williams has an

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                  ownership interest of at least 50% and/or as to which Williams or such Affiliate has management or operational responsibility by law or contract;

            (h)   any customer of an Eligible Recipient identified in clauses
                  (a) through (g) above, or an Entity to which such an Eligible Recipient is a subcontractor, but only in connection with the provision of products or services by such Eligible Recipient to such customer;

            (i) any person or Entity engaged in the provision of products or services to Williams or an Eligible Recipient identified in clauses (a) through (g) of this definition, but only in connection with the provision of such products or services to Williams or such Eligible Recipient;

            (j) any Entity to which Williams or an Affiliate of Williams outsources any of its existing functions to the extent needed for such Entity to continue performing such function for Williams or its Affiliates, or any other customer of such Entity, but only in connection with the provision of such outsourced functions and provided such Entity agrees in writing to be bound by the terms and conditions of this Agreement; and

            (k)   other entities to which the Parties agree.

            Except as used in SECTIONS 17.1, 17.3, 17.4, 17.5 and 17.6, Eligible Recipients shall include the employees, contractors, subcontractors, agents and representatives of the Entities identified as Eligible Recipients in clauses (a) through (i) above.

      (29) "EMPLOYMENT EFFECTIVE DATE" shall mean, with respect to each Transitioned Employee, the date that such Transitioned Employee begins employment with Provider, in accordance with applicable Laws.

      (30) "END USER" shall mean, collectively all Eligible Recipients (and their respective employees, contractors, subcontractors, agents and representatives, other than Provider and its Subcontractors) designated by Williams to receive or use the Systems or Services provided by Provider.

      (31) "ENTITY" shall mean a corporation, partnership, joint venture, trust, limited liability company, limited liability partnership, association or other organization or entity.

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      (32)  "EQUIPMENT" shall mean all computing, networking, communications, and related computing equipment (hardware and firmware) procured, provided, operated, supported, or used by Provider in connection with the Services, including (i) mainframe, midrange, server and distributed computing equipment and associated attachments, features, accessories, peripheral devices, and Cabling, (ii) personal computers, laptop computers, workstations and personal data devices and associated attachments, features, accessories, printers, multi-functional printers, peripheral or network devices, and Cabling, and (iii) voice, data, video and wireless telecommunications and network and monitoring equipment and associated attachments, features, accessories, cell phones, peripheral devices, and Cabling.

      (33) "EQUIPMENT LEASES" shall mean all leasing arrangements whereby Williams, the Eligible Recipients or a Williams Third Party Contractor leases Equipment as of the Commencement Date which will be used by Provider to perform the Services after such Commencement Date. Equipment Leases shall include those leases identified on SCHEDULE F.2, those as to which the lease, maintenance and support costs are included in the Williams Base Case, and all other leases as to which Provider received reasonable notice prior to the Effective Date.

      (34)  "EXTRAORDINARY EVENT" shall have the meaning given in SECTION
            11.6(a).

      (35) "F&A TOWER" means the finance and accounting Services as further described in SCHEDULE E.2.

      (36) "FULL TIME EQUIVALENT" or "FTE" shall mean a level of effort, excluding vacation, holidays, training, administrative and other non-productive time (but including a reasonable amount of additional work outside normal business hours), equivalent to that which would be provided by one person working full time for one year. Unless otherwise agreed, one FTE is assumed to be at least (i) for the IT Tower, 1820 productive hours per Contract Year and 2000 hours per Contract Year, (ii) for the F&A Tower, 1700 productive hours per Contract Year and 2000 hours per Contract Year, and (iii) for the HR Tower, 1700 productive hours per Contract Year and 2000 hours per Contract Year. Without Williams's prior written approval, one (1) dedicated individual's total work effort cannot amount to more than one FTE.

      (37) "FUNCTIONAL SERVICE AREA" shall mean each of the finance and accounting business process, human resources business process and information technology service areas defined in SCHEDULE E in which Provider will provide Services, (i.e.,

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            (i) Mainframe, Servers, (ii) Storage, (iii) Desktop Support, (iv)
            Help Desk, (v) Network - Data, (vi) Network - Voice, (vii) Application Development and Maintenance, (viii) IT Ad Hoc Services,
            (ix) Accounts Payable, (x) Fixed Assets, (xi) General Accounting,
            (xii) HR / Payroll, (xiii) ERP Support, (xiv) F&A Ad Hoc Services,
            (xv) Compensation, (xvi) Benefits, (xvii) Performance Management, (xviii) Training Administration, (xix) Employee Records & Data Management, (xx) Recruiting / Staffing, (xxi) Expatriate Administration / Relocation, (xxii) Severance & Outplacement, (xxiii) Employee Services, and (xxiv) HR Ad Hoc Services service areas).

      (38) "HR TOWER" means the human resources Services as further described in SCHEDULE E.3.

      (39) "INCOME TAX" shall mean any tax on or measured by the net income of a Party (including taxes on capital or net worth that are imposed as an alternative to a tax based on net or gross income), or taxes which are of the nature of excess profits tax, minimum tax on tax preferences, alternative minimum tax, accumulated earnings tax, personal holding company tax, capital gains tax or franchise tax for the privilege of doing business.

      (40) "IT TOWER" means the information technology Services as further described in SCHEDULE E.1.

      (41) "KEY PROVIDER PERSONNEL" shall mean the Provider Personnel filling the positions designated in SCHEDULE C as Key Provider Personnel.

      (42) "LAWS" shall mean all federal, state, provincial, regional, territorial and local laws, statutes, ordinances, regulations, rules, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and other official releases of or by any government, or any authority, department or agency thereof, including the United States Securities and Exchange Commission and the Public Accounting Oversight Board. The definition of Laws shall include Laws relating to data privacy, trans-border data flow or data protection, such as the implementing legislation and regulations of the European Union member states under the European Union Directive 95/46/EC and any and all of Canada's privacy laws ("PRIVACY LAWS").

      (43) "LOSSES" shall mean all losses, liabilities, damages (however characterized), fines, penalties and claims (including taxes), and all related costs and expenses

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            (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

      (44) "MAJOR RELEASE" shall mean a new version of Software that includes changes to the architecture and/or adds new features and functionality in addition to the original functional characteristics of the preceding software release. These releases are usually identified by full integer changes in the numbering, such as from "7.0" to "8.0," but may be identified by the industry as a major release without the accompanying integer change.

      (45) "MALICIOUS CODE" shall mean (i) any code, program, or sub-program whose knowing or intended purpose is to damage or maliciously interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or maliciously interfere with the operation of the Software, code, program, or sub-program, itself, or (ii) any device, method, or token that permits any person to circumvent without authorization the normal security of the Software or the system containing the code.

      (46) MANAGED THIRD PARTIES" shall mean the Williams Third Party Contractors, listed on SCHEDULE X, as such Schedule may be amended from time to time.

      (47) "MANAGED THIRD PARTY AGREEMENTS" shall mean the applicable Third Party Contract(s) of a Managed Third Party.

      (48) "MATERIALS" shall mean, collectively, Software, literary works, other works of authorship, specifications, designs, analyses, patentable processes, methodologies, inventions, programs, program listings, programming tools, documentation, reports, drawings, databases and work product, whether tangible or intangible.

      (49) "MINOR RELEASE" shall mean a scheduled release containing small functionality updates and/or accumulated resolutions to defects or non-conformances made available since the immediately preceding release (whether Major Release or Minor Release). Minor Releases shall include "Maintenance Releases" which are supplemental to and made available between Major Releases and other Minor Releases, issued and provided under specific vendor service level or maintenance obligations and contain only accumulated resolutions or mandated changes. These releases are usually identified by a change in the decimal numbering of a release, such as "7.12" to "7.13."

      (50) "MONTHLY BASE CHARGE" shall mean the total Provider Charges, excluding ARCs and RRCs, set forth in SCHEDULE J associated with the performance of the

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            Services in a given month in accordance with the Resource Baselines,
            Service Levels and Provider responsibilities under this Agreement.

      (51)  "NEW ADVANCES" shall have the meaning given in SECTION 11.7(d).

      (52) "NEW SERVICES" shall mean new services or significant changes to existing Services requested by Williams, (i) that are materially different from the Services, (ii) that require materially different levels or types of effort, resources or expense from Provider, and(iii) for which there is no current Resource Baseline or charging methodology that is applicable to the effort to be provided.

      (53) "OPERATING SYSTEM SOFTWARE" shall mean all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used to deliver and manage Services on a particular hardware platform including operating systems (e.g., UNIX, Windows, VM and MVS) and network operating systems (e.g., NT Server, Windows, and Novell), to the extent a Party has financial or operational responsibility for such programs or programming under SCHEDULE E or
            U. Operating System Software shall include all such programs or programming in use as of the Effective Date, including those set forth in SCHEDULE A, those as to which the license, maintenance or support costs are included in the Williams Base Case, and those as to which Provider received reasonable notice prior to the Effective Date. Operating System Software also shall include all such programs or programming developed and/or introduced by or for Williams or the Eligible Recipients after the Effective Date to the extent a Party has financial or operational responsibility for such programs or programming under SCHEDULE E or U.

      (54) "OUT-OF-POCKET EXPENSES" shall mean reasonable, demonstrable and actual out-of-pocket expenses due and payable to a third party by Provider in accordance with the Policy and Procedures Manual or that are approved in advance by Williams and for which Provider is entitled to be reimbursed by Williams under this Agreement. Out-of-Pocket Expenses shall not include Provider's overhead costs (or allocations thereof), general and/or administrative expenses or other mark-ups. Out-of-Pocket Expenses shall be calculated at Provider's actual incremental expense and shall be net of all rebates and allowances.

      (55) "PASS-THROUGH EXPENSES" shall mean the expenses so identified in SCHEDULE J or otherwise agreed by the Parties, as such list may be amended from time to time. Unless otherwise agreed, Provider shall not charge any handling or

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            administrative charge in connection with its processing or review of such invoices.

      (56)  "POLICY AND PROCEDURES MANUAL" shall have the meaning given in
            SECTION 9.1(a).

      (57)  "PROJECTS" shall have the meaning given in SECTION 11.8(a).

      (58) "PROPRIETARY INFORMATION" shall have the meaning given in SECTION 13.3(a).

      (59)  "PROVIDER PROJECT EXECUTIVE" shall have the meaning given in SECTION
            8.5 and shall describe the Provider representative responsible for both the day to day relationship with Williams as well as the delivery of all Services to Williams.

      (60)  "PROVIDER BUSINESS LAWS" shall have the meaning given in SCHEDULE S.

      (61) "PROVIDER FACILITIES" shall mean the facilities owned or leased by Provider, its Affiliates or Subcontractors and from which Provider, its Affiliates or Subcontractors provides any Services. Provider Facilities are listed on SCHEDULE O.2.

      (62) "PROVIDER LAWS" means Provider Business Laws and Provider Services Laws.

      (63) "PROVIDER OWNED MATERIALS" shall have the meaning given in SECTION 14.3(a).

      (64) "PROVIDER OWNED SOFTWARE" shall mean any Software owned by Provider and used to provide the Services.

      (65) "PROVIDER PERSONNEL" shall mean those employees, representatives, contractors, subcontractors and agents of Provider, Subcontractors and Provider Affiliates who perform any Services under this Agreement.

      (66)  "PROVIDER SERVICES LAWS" shall have the meaning given in SCHEDULE S.

      (67) "QUALITY ASSURANCE" means the actions, planned and performed, to provide confidence that all Business Processes, Systems, Equipment, Software and components that influence the quality of the Services are working as expected individually and collectively.

      (68) "REDUCED RESOURCE CREDIT" or "RRC" shall mean the credit per Resource Unit that is applicable whenever the actual consumption of a defined Resource Unit by

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            the Eligible Recipients falls below the Resource Baseline for utilization of such Resource Unit set forth in SCHEDULE J.

      (69)  "REPORTS" shall have the meaning set forth in SECTION 9.2(a).

      (70) "REQUIRED CONSENTS" shall mean the consents (if any) required to be obtained: (i) to assign or transfer to Provider of Williams licensed Third Party Software, Third Party Contracts, Equipment Leases or Acquired Assets (including related warranties); (ii) to grant Provider the right to use and/or access the Williams licensed Third Party Software in connection with providing the Services; (iii) to grant Williams and the Eligible Recipients the right to use and/or access the Provider Owned Software, Third Party Software and Equipment acquired, operated, supported or used by Provider in connection with providing the Services; (iv) to assign or transfer to Williams, the Eligible Recipients or their designee(s) any Developed Materials, (v) to assign or transfer to Williams or its designee Provider Owned Software, Third Party Software, Third Party Contracts, Equipment Leases or other rights following the Term to the extent provided in this Agreement; and (vi) all other consents required from third parties in connection with Provider's provision of the Services.

      (71) "RESOURCE BASELINES" shall mean the estimated number of Resource Units to be required and/or consumed by Williams and the Eligible Recipients during a defined period of time and included in the Monthly Base Charges. The Resource Baselines as of the Effective Date are set forth in SCHEDULE J. The Resource Baselines will be revised from time to time by agreement of the Parties based on the usage, demand and business requirements of Williams and the Eligible Recipients and the Monthly Base Charges will be adjusted accordingly.

      (72) "RESOURCE UNIT" ("RU") shall mean a particular unit of resource, as described in SCHEDULE J, which is measured to determine Williams's and the Eligible Recipients actual utilization of such resource compared to the applicable Resource Baseline for purposes of calculating Additional Resource Charges and Reduced Resource Credits as described in SCHEDULE J.

      (73) "RETAINED SYSTEMS AND BUSINESS PROCESSES" means those systems and business processes of Williams or an Eligible Recipient for which Provider has not assumed responsibility under this Agreement (including those provided, managed, operated, supported and/or used on their behalf by Williams Third Party Contractors). Retained Systems and Business Processes include equipment and software associated with such systems and business processes.

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      (74)  "ROOT CAUSE ANALYSIS" shall mean the formal process, specified in the Policy and Procedures Manual, to be used by Provider to diagnose the underlying cause of problems at the lowest reasonable level so that corrective action can be taken that will eliminate repeat failures. Provider shall implement a Root Cause Analysis as specified in SECTION 7.3 or as requested by Williams.

      (75) "SERVICE LEVEL CREDITS" shall have the meaning given in SECTION 7.2 and SCHEDULE G.

      (76) "SERVICE LEVELS" shall mean, individually and collectively, the performance standards for the Services set forth in SCHEDULE G.

      (77) "SERVICE TAXES" shall mean all sales, use, VAT, GST, excise and other similar taxes that are assessed against either Party on the provision of the Services as a whole, or on any particular Service received by Williams or an Eligible Recipient from Provider, excluding Income Taxes.

      (78) "SERVICES" shall mean, collectively: (i) the services, functions and responsibilities described in ARTICLE 4 and elsewhere in this Agreement as they may be supplemented, enhanced, modified or replaced during the Term in accordance with this Agreement; and (ii) any New Services, upon Williams's acceptance of Provider's proposal for such New Services in accordance with SECTION 11.5 and the other provisions of this Agreement.

      (79) "SOFTWARE" shall mean all software programs and programming for which a Party is financially or operationally responsible under SCHEDULE E or U (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto), including antivirus software, Applications, asset management software, compilers, database software, development tools, management tools, monitoring software, local area and wide area network software, office images, Operating System Software, problem management software, remote management software, Systems Software, Third Party Software, and utilities, unless a more specific reference is required by the context.

      (80)  "SPECIALIZED SERVICES" shall have the meaning given in SECTION 9.8.

      (81) "SPECIFICATIONS" shall mean, with respect to Software, Equipment, Systems, Developed Materials or other contract deliverables to be designed, developed, delivered, integrated, installed and/or tested by Provider, the technical, design and/or functional specifications set forth in SCHEDULE E or H, in third party

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            vendor documentation, in a New Services or Project description requested and/or approved by Williams, or otherwise agreed upon in writing by the Parties.

      (82) "SUBCONTRACTORS" shall mean subcontractors (of any tier) of Provider, including Shared Subcontractors (as defined in SECTION 9.11(b)). The initial list of Subcontractors is set forth on SCHEDULE D, each of which has been approved by Williams to the extent such approval is required and described thereon. SCHEDULE D may be amended during the Term in accordance with SECTION 9.11.

      (83) "SYSTEM" shall mean an interconnected grouping of Equipment, Software and associated attachments, features, accessories, peripherals and cabling, and all additions, modifications, substitutions, Upgrades or enhancements to such System, to the extent a Party has financial or operational responsibility for such System or System components under SCHEDULE E. System shall include all Systems in use as of the Effective Date, all additions, modifications, substitutions, upgrades or enhancements to such Systems and all Systems installed or developed by or for Williams, the Eligible Recipients or Provider following the Effective Date.

      (84) "SYSTEM CHANGE" shall mean any change to the, Software, Equipment, System or operating environment including without limitation changes to programs, manual procedures, job control language statements, distribution parameters, or schedules.

      (85) "SYSTEMS SOFTWARE" shall mean all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that perform tasks basic to the functioning of the Equipment and are required to operate the Applications Software or otherwise support the provision of Services by Provider. For purposes of this Agreement, Systems Software shall include antivirus software, asset management software, local area and wide area network software, monitoring software, Operating System Software, problem management software, remote management software, system utilities, and System testing tools, to the extent a Party has financial or operational responsibility for such programs or programming under SCHEDULE E or
            U. Systems Software shall include all such programs or programming in use as of the Effective Date, including those set forth in SCHEDULE A, those as to which the license, maintenance or support costs are included in the Williams Base Case, and those as to which Provider received reasonable notice prior to the Effective Date. Systems Software also shall include all such programs or programming developed and/or introduced by or for Williams, the Eligible Recipients or

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            Provider after the Effective Date to the extent a Party has financial or operational responsibility for such programs or programming under SCHEDULE E or U.

      (86) "TAX AUTHORITY" shall mean any federal, state, provincial, regional, territorial, local or other fiscal, revenue, customs or excise authority, body or official competent to impose, collect or asses tax.

      (87) "TECHNOLOGY AND BUSINESS PROCESS EVOLUTION" means any improvement, upgrade, addition, modification, replacement, or enhancement to the standards, policies, practices, processes, procedures, methods, controls, scripts, product information, technologies, architectures, standards, Applications, Equipment, Software, Systems, tools, products, transport systems, interfaces and personnel skills associated with the performance of finance and accounting business processes and related functions in line with the best practices of leading providers of such services. Provider's obligations with respect to Technology and Business Process Evolution apply not only to the Services performed by Provider, but also to its support of the finance and accounting business processes and related functions performed by or for Williams and the Eligible Recipients at or from Williams Facilities. Technology and Business Process Evolution includes: (i) higher capacity, further scaling and commercializing of business processes, more efficient and scalable business processes, new versions and types of applications and systems/network software, new business or IT processes, and new types of hardware and communications equipment that will enable Provider to perform the Services more efficiently and effectively as well as support Williams and the Eligible Recipients in their efforts to meet and support their business requirements and strategies and (ii) any change to the Equipment, Software or methodologies used to provide the Services that is necessary to bring that function, Equipment or Software or those methodologies into line with the Williams Standards and/or current industry standards. For the avoidance of doubt, Technology and Business Process Evolution shall not constitute New Services or Projects.

      (88) "TECHNOLOGY AND BUSINESS PROCESS PLAN" shall have the meaning given in SECTION 9.5(e).

      (89)  "TERM" shall have the meaning given in ARTICLE 3.

      (90) "TERMINATION ASSISTANCE SERVICES" shall mean the termination/expiration assistance requested by Williams to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services

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            to Williams or its designee, as such assistance is further described in SECTION 4.4 and SCHEDULE I.

      (91) "TERMINATION CHARGE" shall mean the termination charges payable by Williams upon termination pursuant to SECTION 20.2 as set forth in SCHEDULE N.

      (92) "THIRD PARTY CONTRACTS" shall mean all agreements between third parties and Williams or Provider that have been or will be used to provide the Services to the extent a Party has financial or operational responsibility for such contracts under SCHEDULE E or U. Third Party Contracts shall include all such agreements in effect as of the Effective Date, including those contracts identified in SCHEDULE F.3, those as to which the costs are included in the Williams Base Case, and those as to which Provider received reasonable notice prior to the Effective Date. Third Party Contracts also shall include those third party agreements entered into by Provider following the Effective Date

      (93) "THIRD PARTY SOFTWARE" shall mean all Software products (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are provided under license or lease to Provider or Williams that have been or will be used to provide the Services to the extent a Party has financial or operational responsibility for such Software products under SCHEDULE E or U. Third Party Software shall include all such programs or programming in use as of the Effective Date, including those set forth in SCHEDULE A, those as to which the license, maintenance or support costs are included in the Williams Base Case, and those as to which Provider received reasonable notice prior to the Effective Date. Third Party Software also shall include all such programs or programming licensed and/or leased after the Effective Date.

      (94) "TOWER" means as applicable, the IT Tower, the F&A Tower and/or the HR Tower.

      (95) "TRANSFORMATION MILESTONE" shall have the meaning given in SECTION 4.3(c).

      (96) "TRANSFORMATION PLAN" means the plan set forth in SCHEDULE H.2 and further developed pursuant to SECTION 4.3 hereof, which identifies the principal changes in technology and deliverables to be undertaken by Provider in connection with the transformation activities to be completed during and after the Transition Period, and the dates by which each will be completed by Provider.

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      (97)  "TRANSFORMATION SERVICES" shall mean the services, functions and responsibilities described in SECTION 4.3 and the Transformation Plan to be performed by Provider.

      (98) "TRANSITIONED EMPLOYEES" shall mean the employees of Williams or its Affiliates who accept Provider's offer of employment and become employed by Provider pursuant to ARTICLE 8. Upon being employed by Provider, such Transitioned Employees shall be deemed to be Provider Personnel as defined herein.

      (99) "TRANSITION MILESTONE" shall mean each date identified in the Transition Plan and SCHEDULE H.1 as a milestone by which Provider shall have completed a key task or set of tasks in accordance with the Transition Plan in a manner acceptable to Williams.

      (100) "TRANSITION PERIOD" shall mean the period that commences on the Effective Date and expires 11:59:59 p.m., Central Time, on the date specified for the completion of the Transition Services as specified in the Transition Plan, unless expressly extended in writing by Williams.

      (101) "TRANSITION PLAN" shall mean the plan set forth in SCHEDULE H and developed pursuant to SECTION 4.2 hereof, which identifies all material transition tasks, Projects and deliverables to be completed by Provider in connection with the transition of all Services to Provider, and the dates by which each is to be completed by Provider.

      (102) "TRANSITION SERVICES" shall mean the services, functions and responsibilities described in SECTION 4.2 and the Transition Plan to be performed by Provider during the Transition Period.

      (103) "UNANTICIPATED CHANGE" shall have the meaning set forth in SECTION 11.7(i).

      (104) "UPGRADE" and its derivatives shall mean the updates, renovations, enhancements, additions and/or new versions or releases of Software or Equipment by Provider. Unless otherwise agreed, financial responsibility for the costs, fees and expenses associated with an Upgrade of Software or Equipment shall be allocated between the Parties in accordance with SECTIONS 6.4 and SCHEDULE J.

      (105) "WILLIAMS BASE CASE" shall mean the summary financial base case attached hereto as SCHEDULE K, as well as the detailed financial and budget information

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            underlying such summary base case, including records of actual and planned expenditures.

      (106) "WILLIAMS DATA" shall mean any data or information of Williams or any Eligible Recipient that is provided to or obtained by Provider in connection with the negotiation and execution of this Agreement or the performance of its obligations under this Agreement, including data and information with respect to the businesses, customer, operations, facilities, products, rates, regulatory compliance, competitors, consumer markets, assets, expenditures, mergers, acquisitions, divestitures, billings, collections, revenues and finances of Williams or any Eligible Recipient. Williams Data also shall mean any data or information pertaining to Williams or an Eligible Recipient that is created, generated, collected or processed by Provider in the performance of its obligations under this Agreement, including data processing input and output, service level measurements, asset information, Reports, third party service and product agreements, and retained and Pass-Through Expenses. Williams Data shall also include contract charges, but notwithstanding anything to the contrary (i) contract charges shall be proprietary property of both Williams and Provider, and (ii) are subject to disclosure to third parties in accordance with ARTICLE 13 and service level measurements are subject to the restrictions on use set forth in SECTION 13.1.

      (107) "WILLIAMS FACILITIES" shall mean the facilities listed in SCHEDULE
            O.1 provided by Williams or the Eligible Recipient for the use of Provider to the extent necessary to provide the Services.

      (108) "WILLIAMS LAWS" shall have the meaning given in SCHEDULE S.

      (109) "WILLIAMS OWNED SOFTWARE" shall mean Software owned by Williams, a Williams Affiliate or an Eligible Recipient and used, operated, maintained or supported by or on behalf of Provider under or in connection with this Agreement.

      (110) "WILLIAMS OWNED MATERIALS" shall have the meaning given in SECTION 14.1(a).

      (111) "WILLIAMS PERSONAL DATA" shall mean that portion of Williams Data that is subject to any Privacy Laws.

      (112) "WILLIAMS PERSONNEL" shall mean the employees, agents, contractors or representatives of Williams or its Affiliates or Eligible Recipients who performed any of the services to be provided by Provider during the twelve (12) months preceding the Commencement Date.

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      (113) "WILLIAMS PROJECT EXECUTIVE" shall have the meaning given in SECTION
            10.1.

      (114) "WILLIAMS RULES" shall have the meaning given in SECTION 6.3(a).

      (115) "WILLIAMS SITES" or "SITES" shall mean the offices or other facilities listed on SCHEDULE W at or to which Provider is to provide the Services.

      (116) "WILLIAMS STANDARDS" shall have the meaning given in SECTION 9.5(A).

      (117) "WILLIAMS THIRD PARTY CONTRACTORS" shall have the meaning given in
            SECTION 4.5.

      (118) "WIND DOWN CHARGES" shall have the meaning given in SCHEDULE N.

2.2   OTHER TERMS

      The terms defined in this Article include the plural as well as the singular and the derivatives of such terms. Unless otherwise expressly stated, the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision. Article, Section, Subsection and Attachment references refer to articles, sections and subsections of, and attachments to, this Agreement. The words "include" and "including" shall not be construed as terms of limitation. The words "day," "month," and "year" mean, respectively, calendar day, calendar month and calendar year. As stated in SECTION 21.3, the word "notice" and "notification" and their derivatives shall mean notice or notification in writing. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

2.3   ASSOCIATED CONTRACT DOCUMENTS.

      This Agreement includes each of the following schedules and their attached exhibits, all of which are attached to this Agreement and incorporated into this Agreement by this reference:

      A     Software

      B     Approved Benchmarkers

      C     Key Provider Personnel and Critical Support Personnel

      D     Subcontractors

      E     Statement of Work

      E.1   Information Technology Statement of Work

      E.2   Finance & Accounting Statement of Work

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      E.3   Human Resources Statement of Work

      F.1   Acquired Assets

      F.2   Equipment Leases

      F.3   Third Party Contracts

      F.4   Third Party Software

      G     Service Levels and Service Level Credits

      G.1   Critical Service Levels

      G.2   Key Performance Measurements

      G.3   General Service Levels

      H     Transition Plan

      H.1   Transition Milestones, Acceptance Criteria and Credits

      H.2   Transformation Plan

      I     Termination Assistance Services

      J     Provider Charges

      J-1   Annual Services Charges

      J-2   Resource Baselines, Deadband Percentages and Definitions

      J-3   ARC/RRC Rates

      J-4   FTE Rates for Projects

      J-5   ERP Project Statement of Understanding (SOU)

      J-6   Incremental Projects

      J-7   Travel Expense Responsibility Matrix

      J-8   Assumed Efficiencies

      J-9   Reserved

      J-10  Refresh Commitments

      J-11  ECA Provisions

      J-12  Provider Value Adds

      K     Williams Base Case

      L     In-Flight and Planned Projects

      M     Affected Employees

      M.1   Employee Benefit Plans

      N     Termination Charges

      O.1   Williams Facilities

      O.2   Provider Facilities

      O.3   Williams Provided Equipment

      P     Direct Williams Competitors

      Q     Satisfaction Survey

      R     Reports

      S     Additional Matters

      T     Governance Model

      U     Responsibility Matrix

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      V     Williams Rules

      W     Williams Sites

      X     Managed Third Parties

      Exhibit 1: Form of Non-Disclosure Agreement

      Exhibit 2: Form of Invoice

      Exhibit 3: Form of Bill of Sale

3.    TERM

3.1   INITIAL TERM.

      The initial Term of this Agreement shall commence as of 12:00:01 a.m., Central Time on the Effective Date and continue until 11:59:59 p.m., Central Time, on December 31, 2011, unless this Agreement is terminated as provided herein or extended as provided in SECTION 3.2 or 4.4(a)(2), in which case the Term shall end at 11:59:59 p.m., Central Time, on the effective date of such termination or the date to which this Agreement is extended. The Parties shall mutually agree in writing the date as of which Provider has successfully completed the Transition Services.

3.2   EXTENSION.

      By giving notice to Provider no less than ninety (90) days prior to the expiration date of the initial Term or any extension, Williams shall have the right to extend the Term for up to three (3) extension periods of up to one (1) year, each on the same rates, charges and terms and conditions set forth in this Agreement. No Termination Charges shall be applicable to any termination on or after the expiration of the initial Term.

4.    SERVICES

4.1   OVERVIEW.

      (a) SERVICES. Commencing on the Commencement Date or such other date as expressly provided herein, Provider shall provide the Services to Williams, and, upon Williams's request, to Eligible Recipients and End Users designated by Williams. The Services shall consist of the following, as they may evolve during the Term of this Agreement or be supplemented, enhanced, modified or replaced:

            (i) The services, functions and responsibilities described in this Agreement and its Schedules and attachments, which include the following:

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                  (1)   the Transition Services, as described in SECTION 4.2 and
                        SCHEDULE H; and

                  (2)   the Termination Assistance Services, as described in
                        SECTION 4.4 and SCHEDULE I.

            (ii) The finance and accounting, human resources and information technology related services, functions and responsibilities
                  (A) performed during the twelve (12) months preceding the Commencement Date or (B) of a recurring nature performed in the normal course of Williams's business but not during the twelve (12) months preceding the Commencement Date, in either case by Williams Personnel who were displaced or whose functions were displaced as a result of this Agreement, even if the service, function, or responsibility is not specifically described in this Agreement; provided, however, such services, functions or responsibilities shall not include services, functions or responsibilities for which both the financial and labor resources were eliminated by Williams prior to the Commencement Date such as through reorganizations; and provided further that, in the event of a direct conflict between SCHEDULE E and the scope of services as described in this SECTION 4.1(a)(ii), this SECTION 4.1(a)(ii) shall not be construed as altering and/or superseding SCHEDULE E); and

            (iii) The finance and accounting, human resources and information technology services, functions and responsibilities reflected in those categories of the Williams Base Case which Provider is assuming pursuant to this Agreement (provided, however, in the event of a direct conflict between SCHEDULE E and the scope of services as described in this SECTION 4.1(a)(iii), this SECTION 4.1(a)(iii) shall not be construed as altering and/or superseding SCHEDULE E).

      (b) INCLUDED SERVICES. If any services, functions or responsibilities not specifically described in this Agreement are an inherent, necessary or customary part of the Services or are required for proper performance or provision of the Services in accordance with this Agreement, they shall be deemed to be included within the scope of the Services to be delivered for the Charges, as if such services, functions or responsibilities were specifically described in this Agreement, except that for the first 12 months after the Commencement Date, services, functions or responsibilities that would be a customary part of the Services but which were not performed by Williams during the 12 months before the Effective Date are not

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            within the Scope of Services delivered for the Charges for the first
            12 months after the Commencement Date.

      (c) REQUIRED RESOURCES. Except as otherwise expressly provided in this Agreement, Provider shall be responsible for providing the facilities, personnel, Equipment, Software, Materials technical knowledge, expertise and other resources necessary to provide the Services.

      (d) PROVIDER RESPONSIBILITY. Provider shall be responsible for the provision of the Services in accordance with this Agreement even if, by agreement of the Parties, such Services are actually performed by non-Provider Personnel acting under the project-management direction of Provider (as opposed to acting as the employer), including Williams employees.

4.2   TRANSITION SERVICES.

      (a) TRANSITION. During the Transition Period, Provider shall perform the Transition Services and provide the deliverables described in the Transition Plan, which is attached to this Agreement as SCHEDULE H. If any services, functions or responsibilities not specifically described in the Transition Plan are an inherent, necessary or customary part of the Transition Services or are required for the proper performance of the Transition Services in accordance with this Agreement, they shall be deemed to be included within the scope of the Transition Services to be delivered for the transition charges, as if such services, functions or responsibilities were specifically described in the Transition Plan. During the Transition Period, Williams will perform those tasks which are designated to be Williams's responsibility in the Transition Plan, provided that, Williams shall not be obligated to perform any tasks during the Transition Period that are not set forth in such Transition Plan. Unless otherwise agreed, Williams shall not incur any charges, fees or expenses payable to Provider or third parties in connection with the Transition Services, other than those charges, fees and expenses specified in SCHEDULE J and those incurred by Williams in connection with its performance of tasks designated in the Transition Plan as Williams's responsibility.

      (b) TRANSITION PLAN. The initial Transition Plan, is attached to this Agreement as SCHEDULE H. During the thirty (30) days immediately following the Effective Date, Provider shall prepare and deliver to Williams a detailed Transition Plan for Williams's review, comment and approval. The proposed detailed Transition Plan shall describe in greater detail the specific transition activities to be performed by Provider, but, unless otherwise agreed by Williams, shall be consistent in all

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            respects with the initial Transition Plan, including the activities, deliverables, Transition Milestones and Deliverable Credits described therein. Provider shall address and resolve any questions or concerns Williams may have as to any aspect of the proposed detailed Transition Plan and incorporate any modifications, additions or deletions to such Transition Plan requested by Williams. If approved by Williams, the detailed Transition Plan shall be appended to and incorporated in this Agreement as SCHEDULE
            H and shall supersede and replace the initial Transition Plan.

      (c) CONTENT OF TRANSITION PLAN. The Transition Plan shall identify, among other things, (i) the transition activities to be performed by Provider and the significant components and subcomponents of each such activity, (ii) the portions of such transition activities, if any, to be performed by Provider's Subcontractors and the identity of such Subcontractors; (iii) the deliverables to be completed by Provider, (iv) the date(s) by which each such activity or deliverable is to be completed (the "TRANSITION MILESTONES"), (v) a process and set of standards acceptable to Williams to which Provider will adhere in the performance of the Transition Services and that will enable Williams to determine whether Provider has successfully completed the transition and the activities and deliverables associated with each Transition Milestone, including measurable success criteria by Functional Service Area that Provider must meet before transitioning the work any further, (vi) a process for Williams to delay Provider from proceeding with any part of the transition, either current or future plans, or altering the timing for implementation of parts of the Services if Williams determines that any part of the transition poses a risk or hazard to Williams's or an Eligible Recipient's business interests, (vii) the contingency or risk mitigation strategies to be employed by Provider in the event of disruption or delay, (viii) any transition responsibilities to be performed or transition resources to be provided by Williams or the Eligible Recipients and (ix) a detailed work plan identifying the specific transition activities to be performed by individual Provider Personnel on a daily basis during the Transition Period.

      (d) PERFORMANCE. Provider shall perform the Transition Services described in the Transition Plan in accordance with the Transition Milestones set forth in the Transition Plan. Provider shall provide all cooperation and assistance reasonably required or requested by Williams in connection with Williams's evaluation or testing of the deliverables set forth in the Transition Plan. Provider shall perform the Transition Services so as to avoid or minimize to the extent possible (i) any material disruption to or material adverse impact on the business or operations of Williams or the Eligible Recipients, (ii) any degradation of the Services then

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            being received by Williams or the Eligible Recipients, or (iii) any
            disruption or interference with the ability of Williams or the Eligible Recipients to obtain the full benefit of the Services, except as may be otherwise provided in the Transition Plan. Prior to undertaking any transition activity, Provider shall discuss with Williams all known Williams-specific material risks and shall not proceed with such activity until Williams is reasonably satisfied with the plans with regard to such risks (provided that, neither Provider's disclosure of any such risks to Williams, nor Williams's acquiescence in Provider's plans, shall operate or be construed as limiting Provider' responsibilities under this Agreement). Provider shall identify and resolve, with Williams's reasonable assistance, any problems that may impede or delay the timely completion of each task in the Transition Plan that is Provider's responsibility and shall use all commercially reasonable efforts to assist Williams with the resolution of any problems that may impede or delay the timely completion of each task in the Transition Plan that is Williams's responsibility.

      (e) REPORTS. Provider shall meet at least weekly with Williams to report on its progress in performing its responsibilities and meeting the timetable set forth in the Transition Plan. Provider also shall provide written reports to Williams at least weekly regarding such matters, and shall provide oral reports more frequently if reasonably requested by Williams. Promptly upon receiving any information indicating that Provider may not perform its responsibilities or meet the timetable set forth in the Transition Plan, Provider shall notify Williams in writing of material delays and shall identify for Williams's consideration and approval specific measures to address such delay and mitigate the risks associated therewith.

      (f) FAILURE TO MEET TRANSITION MILESTONES. The Parties acknowledge and agree that the Transition Plan specifies various Transition Milestones by which transition activities and/or deliverables are to be completed. Provider recognizes that its failure to meet the Transition Milestones may have a material adverse impact on the business and operations of Williams and the Eligible Recipients and that the damages resulting from Provider's failure to meet such Transition Milestones are not capable of precise determination. Accordingly, if Provider fails to meet a Transition Milestone, then, in addition to any other remedies available to Williams under this Agreement, at law, or in equity, Provider shall be subject to the imposition of the Deliverable Credits specified in SCHEDULE H.1 for such Transition Milestone, as compensation to Williams and the Eligible Recipients for their damages and not as a penalty. If Williams recovers other monetary damages from Provider as a result of Provider's failure to meet one or more Transition

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            Milestones, Provider shall be entitled to set-off against such damages any Deliverable Credits paid for the failure(s) giving rise to such recovery. Neither the transition nor the activities and deliverables associated with individual Transition Milestones shall be deemed complete until Williams has determined that Provider has successfully completed them in accordance with the process and standards identified in the Transition Plan.

      (g) TERMINATION FOR CAUSE. Notwithstanding the foregoing, Williams may terminate this Agreement for cause if (i) Provider fails to comply with its obligations with respect to the provision of Transition Services and such failure causes or will cause a material disruption to or otherwise has or will have a material adverse impact on the operations or businesses of Williams or the Eligible Recipients,
            (ii) Provider materially breaches its obligations with respect to the provision of Transition Services and fails to cure such breach within fifteen (15) days after its receipt of notice, (iii) Provider fails to meet a Transition Milestone and such failure constitutes a material breach of this Agreement and Provider fails to cure such breach within fifteen (15) days after its receipt of notice, or (iv) Provider fails to meet Service Levels applicable during the Transition Period. In addition, unless otherwise agreed, if Provider fails to meet the Transition Milestone for the completion of the transition of all Services to Provider by more than thirty (30) days, Williams may terminate this Agreement for cause by giving Provider notice of such fact, such termination immediately effective as of the termination date set forth in such notice. In all such events, subject to SECTION 18.3, Williams may recover the damages suffered by Williams or the Eligible Recipients in connection with such a termination, provided that, if such termination is based on Provider's failure to meet a Transition Milestone, Provider shall be entitled to set-off against such damages any liquidated damages Provider has paid for the failure to meet such Transition Milestone.

4.3   TRANSFORMATION SERVICES.

      (a) TRANSFORMATION ACTIVITIES. Without limiting any of Provider's other obligations hereunder with respect to technology and business process evolution, Provider shall perform the Transformation Services and implement the technology and other changes described in the Transformation Plan attached to this Agreement as SCHEDULE H.2. If any services, functions or responsibilities not specifically described in the Transformation Plan are an inherent, necessary or customary part of the Transformation Services or are required for proper performance or provision of the Transformation Services or the completion of the changes described in the Transformation Plan in

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            accordance with this Agreement, they shall be deemed to be included within the scope of the Transformation Services to be delivered without additional charge, as if such services, functions or responsibilities were specifically described in the Transformation Plan. Unless otherwise agreed in writing, Williams shall not incur any charges, fees or expenses payable to Provider in connection with the Transformation Services, other than those charges, fees and expenses specified in SCHEDULE J and those incurred by Williams. At Provider's request or as specified in the Transformation Plan. Williams shall provide reasonable cooperation to Provider in connection with its performance of the Transformation Services.

      (b) TRANSFORMATION PLAN. The initial Transformation Plan, is attached to this Agreement as SCHEDULE H.2. Within forty-five (45) days after the Effective Date, Provider shall prepare and deliver to Williams a detailed Transformation Plan for Williams's review, comment and approval. The proposed detailed Transformation Plan shall describe in greater detail the specific transformational activities to be performed by Provider, but, unless otherwise agreed by Williams, shall be consistent in all respects with the initial Transformation Plan, including the activities, deliverables, Transformation Milestones and Deliverable Credits described therein. Provider shall address and resolve any questions or concerns Williams may have as to any aspect of the proposed detailed Transformation Plan and incorporate any modifications, additions or deletions to such Transformation Plan requested by Williams. If approved by Williams, in its reasonable discretion, the detailed Transformation Plan shall be appended to and incorporated in this Agreement as SCHEDULE H.2 and shall supersede and replace the initial Transformation Plan.

      (c) CONTENTS OF TRANSFORMATION PLAN. The Transformation Plan shall identify, among other things, (i) the transformational activities to be performed by the Provider and the changes in technology and business processes to be implemented by Provider, (ii) the date(s) by which each such activity or implementation is to be completed ("TRANSFORMATION MILESTONES"), (iii) a process and set of standards acceptable to Williams to which Provider will adhere in the performance of the Transformation Services and that will enable Williams to determine whether Provider has successfully completed the Transformation Services and the activities and deliverables associated with each Transformation Milestone, including measurable success criteria by Functional Service Area that Provider must meet before transforming the work any further; (iv) providing a process for Williams to delay Provider from proceeding with any part of the Transformation Plan, either current or future

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            plans, or altering the timing for implementation of parts of the
            Transformation Plan, if Williams determines that any part of the Transformation Plan poses a material risk or hazard to Williams's or an Eligible Recipient's business interests; (v) the contingency or risk mitigation strategies to be employed by Provider in the event of disruption or delay, and (vi) any transformational activities to be performed by Williams or the Eligible Recipients (provided that, Williams and the Eligible Recipients shall not be obligated to perform any transformational activities that are not specifically contemplated by this Agreement and expressly set forth in the Transformation Plan). If Williams elects to delay any part of the Transformation Plan pursuant to clause (iv) above, and such delay results in increased Charges or increased costs for Provider, then Williams shall pay such increased Charges or increased costs to Provider; provided, however, that (a) Provider has used commercially reasonable efforts to mitigate such increased Charges or costs, (b) Provider has notified Williams in advance of such fact and the need for such increased Charges or costs, and (c) Williams has approved in writing of such increased Charges or costs. In addition, Williams shall not incur any increase in Provider's Charges or costs in such circumstances to the extent that Williams's determination is based on Provider's failure to perform its transformation obligations or other material obligations under this Agreement.

      (d) IMPLEMENTATION PLAN. At least thirty (30) days before the end of each calendar year, Provider shall deliver to Williams for Williams's review, comment and approval a detailed plan for the implementation of Transformation Services for the succeeding calendar year. Such implementation plan shall be based on and consistent with SCHEDULE H.2, and shall identify each Transformation Plan activity to be performed by Provider Personnel, and the acceptance testing and review process for the system changes being implemented. If approved by Williams, in its sole discretion, each such plan for each calendar year shall become a part of the Transformation Plan and be incorporated in SCHEDULE H.2. Notwithstanding the foregoing, following the completion by Provider of all Transformation Services contemplated by SCHEDULE H.2, Provider shall no longer be required to prepare and submit such a plan.

      (e) PERFORMANCE. Provider shall perform the Transformation Services and implement the Transformation Plan in accordance with the timetable and Transformation Milestones set forth in the Transformation Plan, and Williams shall reasonably cooperate with Provider to assist Provider in implementing the Transformation Plan. Provider shall provide all cooperation and assistance

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            reasonably required or requested by Williams in connection with
            Williams's evaluation or testing of the deliverables resulting from implementation of the Transformation Plan. Provider shall implement the Transformation Plan in a manner that will not (i) materially disrupt or have a material adverse impact on the business or operations of Williams or the Eligible Recipients, (ii) degrade the Services then being received by them, or (iii) interfere with their ability to obtain the full benefit of the Services, except as may be otherwise provided in the Transformation Plan. Prior to undertaking any transformation activity, Provider shall discuss with Williams all known Williams-specific material risks and shall not proceed with such activity until Williams is reasonably satisfied with the plans with regard to such risks (provided that, neither Provider's disclosure of any such risks to Williams nor Williams's acquiescence in Provider's plans shall operate or be construed as limiting Provider's responsibilities under this Agreement). Provider shall identify and resolve, with Williams's reasonable assistance, any problems that may impede or delay the timely completion of any phase of the Transformation Plan.

      (f)   FAILURE TO MEET TRANSFORMATION MILESTONES.

            (i) The Parties acknowledge and agree that the Transformation Plan specifies various Transformation Milestones by which transformational activities and/or deliverables are to be completed. Provider recognizes that its failure to meet the Transformation Milestones may have a material adverse impact on the business and operations of Williams and the Eligible Recipients and that the damages resulting from Provider's failure to meet such Transformation Milestones are not capable of precise determination. Accordingly, if Provider fails to meet a Transformation Milestone, then, in addition to any other remedies available to Williams under this Agreement, at law, or in equity, Provider shall be subject to the imposition of Deliverable Credits specified in SCHEDULE H.2 for such Transformation Milestone, as compensation for Williams's damages and not as a penalty. If Williams recovers other monetary damages from Provider as a result of Provider's failure to meet one or more Transformation Milestones, Provider shall be entitled to set-off against such damages any Deliverable Credits paid for the failures giving rise to such recovery.

            (ii) Neither the Transformation Services nor the activities and deliverables associated with individual Transformation Milestones shall be deemed complete until Williams has determined that Provider has successfully

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                  completed them in accordance with the processes and standards identified in the Transformation Plan.

4.4   TERMINATION ASSISTANCE SERVICES.

      (a) AVAILABILITY. As part of the Services, and for the Charges set forth in SECTION 4.4(b)(8) and 4.4(b)(10) and SCHEDULE J, Provider shall provide to Williams, the Eligible Recipients or their designee(s) the Termination Assistance Services described in SECTION 4.4(b) and
            SCHEDULE I.

            (1) PERIOD OF PROVISION. Provider shall provide such Termination Assistance Services to Williams and any Eligible Recipients, or their designee(s) (i) commencing upon notice from Williams up to six (6) months prior to the expiration of the Term or on such earlier date as Williams may request and continuing for up to twelve (12) months following the effective date of the expiration of the Term (as such Term may be extended pursuant to SECTION 3.2), (ii) commencing upon any notice of termination (including notice based upon breach or default by Williams, breach or default by Provider or termination for convenience by Williams) of the Term with respect to all or any part of the Services, and continuing for up to twelve (12) months following the effective date of such termination of all or part of the Services, or (iii) commencing upon notice of termination of all or part of the Services to an Eligible Recipient no longer Controlled by Williams and continuing for up to twelve (12) months following the effective date of such termination; provided however, that if the Agreement is terminated by Provider for Williams' failure to pay undisputed charges, or Williams' failure to escrow amounts in accordance with SECTION 12.4, Williams will be required to pay for Termination Assistance Services in advance.

            (2) EXTENSION OF SERVICES. Williams may elect, upon sixty (60) days prior notice, to extend the effective date of any expiration/termination of all or part of the Services, in its sole discretion, provided that the total of all such extensions will not exceed one hundred and eighty (180) days following the originally specified effective date without Provider's prior written consent. Williams also may elect, upon sixty (60) days prior notice, to extend the period following the effective date of any expiration/termination for the performance of Termination Assistance Services, provided that the period between the effective date and the completion of all Termination Assistance Services is not greater than

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                  eighteen (18) months. In each case, if Williams provides less than sixty (60) days prior notice of an extension, Provider shall nonetheless use commercially reasonable efforts to comply with Williams's request and provide the requested Services and/or Termination Assistance Services.

            (3) FIRM COMMITMENT. Provider shall provide Termination Assistance Services to Williams and any Eligible Recipients, or their designee(s), regardless of the reason for the expiration or termination of the Term; provided, if this Agreement is terminated by Provider under SECTION 20.1(b) for failure to pay undisputed amounts or for failure to escrow amounts in accordance with SECTION 12.4, Provider may require payment by Williams in advance for Termination Assistance Services to be provided or performed under this SECTION 4.4. At Williams's request, Provider shall provide Termination Assistance Services directly to an Eligible Recipient or an Entity acquiring Control of an Eligible Recipient; provided that, unless otherwise agreed by the Parties, all such Termination Assistance Services shall be performed subject to and in accordance with the terms and conditions of this Agreement.

            (4) PERFORMANCE. To the extent Williams requests Termination Assistance Services, such Termination Assistance Services shall be provided subject to and in accordance with the terms and conditions of this Agreement. Provider shall perform the Termination Assistance Services with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency as it provided and was required to provide the same or similar Services during the Term. The quality and level of performance of the Termination Assistance Services provided by Provider following the expiration or termination of the Term as to all or part of the Services or Provider's receipt of a notice of termination or non-renewal shall continue to meet or exceed the Service Levels and shall not be degraded or deficient in any respect. Accordingly, Service Level Credits may still be earned for failure to meet Service Levels during the period Termination Assistance Services are provided. Provider Personnel (including all Key Provider Personnel) reasonably considered by Williams to be critical to the performance of the Services and Termination Assistance Services shall be retained on the Williams account through the completion of all relevant Termination Assistance Services. Provider shall use commercially reasonable efforts perform the Termination Assistance Services using personnel dedicated to Williams's account, at no additional charge to Williams and without impacting the provision of or the cost to

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                  render the Services. To the extent that Provider is not able to perform Termination Assistance using personnel dedicated to the account without impacting the provision of or the cost to render the Services, Williams shall pay Provider for the additional Provider resources required to perform such Termination Assistance Services using rates that are comparable to the rates for the Services provided under this Agreement; provided, however, that (a) Provider has used commercially reasonable efforts to mitigate such increased costs, (b) Provider has notified Williams in advance of such fact and the need for such additional costs, and (c) Williams has approved in writing of such additional costs.

      (b) SCOPE OF TERMINATION ASSISTANCE SERVICE. As part of the Termination Assistance Services, Provider will timely transfer the control and responsibility for all Services previously performed by or for Provider to Williams, the Eligible Recipients and/or their designee(s) by the execution of any documents reasonably necessary to effect such transfers. Additionally, Provider shall provide any and all reasonable assistance requested by Williams to allow, among other things:

              - the Systems and processes associated with the Services to operate efficiently;

              - the Services to continue without interruption or adverse effect; and

              - the orderly transfer of the Services to Williams, the Eligible Recipients and/or their designee(s).

            The Termination Assistance Services shall include, as requested by Williams, the Services, functions and responsibilities set forth on
            SCHEDULE I. In addition, in connection with such termination or expiration, Provider will provide the following assistance and Services at Williams's direction:

            (1) GENERAL SUPPORT. Provider shall (i) assist Williams, an Eligible Recipient, or their designee(s) in developing a written transition plan for the transition of the Services to Williams, an Eligible Recipient, or their designee(s), which plan shall include (as requested by Williams) capacity planning, facilities planning, systems planning, human resources planning, telecommunications planning and other planning necessary to effect the transition, (ii) perform programming and consulting services as requested to assist in implementing the transition plan, (iii) train personnel designated by Williams, an Eligible Recipient, or their designee(s) in the

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                  use of any business processes or associated Equipment,
                  Software, Systems, Materials or tools used in connection with the provision of the Services, (iv) catalog all business processes, Software, Williams Data, Equipment, Materials, Third Party Contracts and tools used to provide the Services,
                  (v) provide machine readable and printed listings and associated documentation for source code for Software owned by Williams and source code to which Williams is entitled under this Agreement and assist in its re-configuration, (vi) analyze and report on the space required for the Williams Data and the Software needed to provide the Services, (vii) assist in the execution of a parallel operation, data migration and testing process until the successful completion of the transition to Williams, an Eligible Recipient, or their designee(s), (viii) create and provide copies of the Williams Data in the format and on the media reasonably requested by Williams, (ix) provide a complete and up-to-date, electronic copy of the Policy and Procedures Manual in the format and on the media reasonably requested by Williams, and (x) provide other technical assistance as requested by Williams, an Eligible Recipient or their designee(s).

            (2)   HIRING.

                  (i) Williams, the Eligible Recipients and/or their designee(s) shall be permitted to undertake, without interference from Provider, Provider Subcontractors (subject to SECTION 4.4(b)(2)(ii) below) or Provider Affiliates (including counter-offers), to hire, effective after the later of the expiration or termination of the Term or completion of any Termination Assistance Services requested under SECTION 4.4(b)(8), any Provider Personnel primarily assigned to the performance of Services within the 12-month period prior to the expiration or termination date. Provider shall waive, and shall cause its Subcontractors (as contemplated in SECTION 4.4(b)(2)(ii) below) and Affiliates to waive, their rights, if any, under contracts with such personnel restricting the ability of such personnel to be recruited or hired by Williams, the Eligible Recipients and/or their designee(s). Williams, the Eligible Recipients and/or their designee(s) shall have reasonable access to such Provider Personnel for interviews, evaluations and recruitment. Williams shall endeavor to conduct the above-described hiring activity in a manner that is not unnecessarily disruptive of the performance by Provider of its obligations under this Agreement.

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                  (ii)  With respect to Subcontractors, Provider shall use all commercially reasonable efforts to (A) obtain for Williams, the Eligible Recipients and their designee(s) the rights specified in this SECTION 4.4(b)(2)(ii), and
                        (B) ensure that the such rights are not subject to subsequent Subcontractor approval or the payment by Williams, an Eligible Recipient or their designee(s) of any fees. If Provider is unable to obtain any such rights with respect to a Subcontractor, it shall notify Williams in advance and shall not use such Subcontractor without Williams's approval (and absent such approval, Provider's use of any such Subcontractor shall obligate Provider to obtain or arrange, at no additional cost to Williams, the rights specified in this SECTION 4.4(b)(2)(i), for Williams, the Eligible Recipients and their designee(s) upon expiration or termination).

            (3) SOFTWARE. As provided in SECTION 14.6, and subject to SECTION 6.4(c), Provider shall provide, and hereby grants to Williams (with a right to sublicense to the Eligible Recipients and/or Williams's designee), license, sublicense and/or other rights to certain Software and other Materials used by Provider, Provider Affiliates or Subcontractors in performing the Services to the extent Williams is entitled to such license, sublicense and/or other rights under SECTION 14.6, including, where expressly provided, a copy of all source code, object code and documentation related to such Software or other Materials in Provider's possession or control in a form reasonably requested by Williams.

            (4) EQUIPMENT. Subject to SECTION 6.4(c), Williams, the Eligible Recipients and/or their designee(s) shall have the right (but not the obligation) to purchase, or assume the lease for, any Equipment (including the Acquired Assets) owned or leased by Provider that is primarily used by Provider, Provider Subcontractors or Provider Affiliates to perform the Services. Such Equipment shall be transferred in good working condition, reasonable wear and tear excepted, as of the expiration or termination date or the completion of any Services requiring such Equipment requested by Williams under SECTION 4.4(b)(8), whichever is later. Provider shall maintain such Equipment through the date of transfer so as to be eligible for the applicable manufacturer's maintenance program at no additional charge to Williams. In the case of Provider-owned equipment, Provider shall grant to Williams, the Eligible Recipients and/or their designee(s) a warranty of title and a warranty that such Equipment is free and clear of

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                  all liens and encumbrances. Such conveyance by Provider to
                  Williams, the Eligible Recipients and/or their designee(s) shall be at fair market value. At Williams's request, the Parties shall negotiate in good faith and agree upon the form and structure of the purchase. In the case of leased Equipment, Provider shall (i) represent and warrant that the lease is not in default, (ii) represent and warrant that all payments thereunder have been made through the date of transfer, and (iii) notify Williams of any lessor defaults of which it is aware at the time.

            (5) WILLIAMS FACILITIES, EQUIPMENT AND SOFTWARE. Provider shall vacate the Williams Facilities and return to Williams, if not previously returned, any Williams owned or leased Equipment, Williams Owned Software and Williams licensed Software, in condition at least as good as the condition when made available to Provider, ordinary wear and tear excepted. Such Williams Facilities, Equipment and Software shall be vacated and returned at the expiration or termination date or the completion of any Services requiring such Williams Facilities, Equipment and Software requested by Williams under SECTION 4.4(b)(8), whichever is later.

            (6) PROVIDER SUBCONTRACTS AND THIRD PARTY CONTRACTS. Provider shall inform Williams of all subcontracts (except Shared Subcontractors) or Third Party Contracts primarily used by Provider or Provider Subcontractors to perform the Services. Subject to SECTIONS 6.4(c), Provider shall, at Williams's request, cause any such Subcontractors or third party contractors to either (as mutually agreed by the Parties) (i) permit Williams, the Eligible Recipients and/or their designee(s) to assume prospectively any or all such contracts or (ii) use commercially reasonable efforts to cause such third party contractors to enter into new contracts with Williams or its designees on substantially the same terms and conditions, including price. In the event of assignment to Williams or its designee, Provider shall so assign the designated subcontracts and Third Party Contracts to Williams, the Eligible Recipients and/or their designee(s) as of the expiration or termination date or the completion of any Termination Assistance Services requiring such subcontracts or Third Party Contracts requested by Williams under SECTION 4.4(b)(8), whichever is later. There shall be no charge or fee imposed on Williams, the Eligible Recipients and/or their designee(s) by Provider or its Subcontractors or third party contractors for such assignment. Provider shall (i) represent and warrant that it is not in default under such subcontracts and Third Party Contracts, (ii) represent and warrant that all payments thereunder

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                  through the date of assignment are current, and (iii) notify
                  Williams of any Subcontractor's or third party contractor's default with respect to such subcontracts and Third Party Contracts of which it is aware at the time. Provider shall retain the right to utilize any such Subcontractor or third party services in connection with the performance of services for other Provider customers.

            (7) OTHER SUBCONTRACTS AND THIRD PARTY CONTRACTS. In addition to its obligations under SECTION 4.4(b)(6), Provider shall use commercially reasonable efforts to make available to Williams, the Eligible Recipients and/or their designee(s), pursuant to reasonable terms and conditions, any Subcontractor or third party services then being utilized by Provider in the performance of the Services. Provider shall retain the right to utilize any such Subcontractor or third party services in connection with the performance of services for any other Provider customer. Williams and the Eligible Recipients shall retain the right to contract directly with any Subcontractor or third party previously utilized by Provider to perform any Services or to assume Provider's contract with such Subcontractor or third party to the extent provided in SECTION 4.4(b)(6).

            (8) EXTENSION OF SERVICES. As part of the Termination Assistance Services, for a period of twelve (12) months following the expiration or termination date, Provider shall provide to the Eligible Recipient(s), under the terms and conditions of this Agreement, at Williams's request, any or all of the Services being performed by Provider prior to the expiration or termination date, including those Services described in
                  SECTION 4.1 and SCHEDULE E; provided that Williams may extend the period for the provision of such Services for up to six
                  (6) additional months in accordance with SECTION 4.4(a)(2). To the extent Williams requests such Services, Williams will pay Provider the Charges specified in SCHEDULE J that Williams would have been obligated to pay Provider for such Services if this Agreement had not yet expired or been terminated. To the extent Williams requests a portion (but not all) of the Services included in a particular Charge, the amount to be paid by Williams will be equitably adjusted in proportion to the portion of the Services included in the applicable Charge that Provider will not be providing or performing.

            (9)   RATES AND CHARGES. Except as provided in SECTION 4.4(b)(8) and
                  (10), if Williams requests that Provider provide or perform Termination Assistance Services in accordance with this Agreement, Williams shall

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                  pay Provider the rates and charges specified in SCHEDULE J for the additional Provider Personnel or resources required to perform such Termination Assistance Services. To the extent rates and charges for such Provider Personnel or resources are not specified in SCHEDULE J, Williams shall pay Provider a negotiated fee which shall be no less favorable to Williams than the rates provided in SCHEDULE J or Provider's then commercially available rates. To the extent the Termination Assistance Services requested by Williams can be provided by Provider using personnel and resources already assigned to Williams, there will be no additional charge to Williams for such Termination Assistance Services. If the Termination Assistance Services requested by Williams cannot be provided by Provider using personnel and resources then assigned to Williams, Williams, in its sole discretion, may forego or delay any work activities or temporarily or permanently adjust the work to be performed by Provider, the schedules associated therewith or the Service Levels to permit the performance of such Termination Assistance Services using such personnel or resources.

            (10) PROPRIETARY COMMUNICATIONS NETWORK. If Provider uses a proprietary communications network to provide Services to Williams or the Eligible Recipients, then for a period of no more than eighteen (18) months following the expiration or termination date, Williams may request that Provider continue to provide such proprietary communications network and other Network Services at the rates, and subject to the terms and conditions, set forth in this Agreement.

      (c) RESOURCES. Provider shall ensure that, at all times during the Term, on thirty (30) days notice, it is able to deploy all necessary resources to perform Termination Assistance in accordance with this
            SECTION 4.4.

      (d) SURVIVAL OF TERMS. This SECTION 4.4 shall survive termination/expiration of the Term.

      (e) FAILURE TO PROVIDE TERMINATION ASSISTANCE SERVICES. This provision shall be as set forth in SECTION 4.4(e) of SCHEDULE S.

4.5   USE OF THIRD PARTIES.

      (a) RIGHT OF USE. Nothing in this Agreement shall prevent Williams or any Eligible Recipient from obtaining from third parties (each, a "WILLIAMS THIRD PARTY

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            CONTRACTOR"), or providing to itself, any or all of the Services or any other services. Nor shall anything in this Agreement be construed or interpreted as limiting Williams's right or ability during the Term to add or delete Eligible Recipients or to increase or decrease its demand for Services. To the extent Williams or an Eligible Recipient obtains from Williams Third Party Contractors, or provides to itself, any of the Services, the amount to be paid to Provider by Williams will be equitably adjusted downward in accordance with SCHEDULE J and, subject to the minimum revenue commitments set forth in SCHEDULE J, in proportion to the portion of the Services that Provider will not be providing or performing. Similarly, to the extent Williams adds or deletes Eligible Recipients or increases or decreases its demand for Services, the amount to be paid to Provider by Williams will be adjusted in accordance with SCHEDULE J and the rates specified therein. Nothing in this SECTION 4.5(A) shall be construed to limit or change any minimum revenue commitment set forth in SCHEDULE J.

      (b)   PROVIDER COOPERATION.

            (i) Provider shall fully cooperate with and work in good faith with Williams or Williams Third Party Contractors as described in SCHEDULE E or requested by Williams and at no additional charge to Williams. Such cooperation may include: (A) timely providing access to any facilities being used to provide the Services, as necessary for Williams personnel or Williams Third Party Contractors to perform the work assigned to them (including, installation, maintenance or management of third party software and equipment to provide the services to Williams or the Eligible Recipients); (B) timely providing reasonable electronic and physical access to the business processes and associated Equipment, Materials and/or Systems to the extent necessary and appropriate for Williams personnel or Williams Third Party Contractors to perform the work assigned to them; (C) timely providing written requirements, standards, policies or other documentation for the business processes and associated Equipment, Software, Materials or Systems procured, operated, supported or used by Provider in connection with the Services; (D) ensuring that there is no degradation in the provision of the Services caused by the adjustments made by Provider in transferring Services to a third party, Williams or an Eligible Recipient; or (E) any other cooperation or assistance reasonably necessary for Williams personnel or Williams Third Party Contractors to perform the work in question. Williams personnel and Williams Third Party Contractors shall comply with Provider's reasonable security and confidentiality requirements, and shall, to the

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                  extent performing work on Software, Equipment or Systems for which Provider has operational responsibility, comply with Provider's reasonable standards, methodologies, and procedures.

      (c) NOTICE BY PROVIDER. Provider shall immediately notify Williams when it becomes aware that an act or omission of a Williams Third Party Contractor will cause, or has caused, a problem or delay in providing the Services, and shall use commercially reasonable efforts to work with Williams, the Eligible Recipients and the Williams Third Party Contractor to prevent or circumvent such problem or delay. Provider shall cooperate with Williams, the Eligible Recipients and Williams Third Party Contractors to resolve differences and conflicts arising between the Services and other activities undertaken by Williams, the Eligible Recipients or Williams Third Party Contractors. Any notification provided by Provider in accordance with this SECTION 4.5(C) shall not excuse Provider from the performance of any of its obligations under this Agreement.

4.6 ACQUISITION AND DIVESTITURE SERVICES. Provider shall provide the following Services (which, if applicable, may in part include New Services if the required services satisfy such definition) related to Entities acquired or divested by Williams.

      (a) ACQUISITION SUPPORT. With respect to a potential acquisition by Williams, upon Williams's request, Provider will provide acquisition support (including assessments of the current technology environments to be acquired, potential integration approaches, and the potential net economic impact of the acquisition in connection with the Services) as reasonably necessary to assist Williams's assessment of the portion of the acquisition to which the Services will relate. Such support will be provided within the timeframe reasonably requested by Williams or as required by the timing of the transaction.

      (b) MIGRATION OF SYSTEMS AND BUSINESS PROCESSES. As requested by Williams and as they relate to the Services, Provider will migrate the business processes, systems, applications and data of the acquired Entity to the Williams environment.

      (c) ON-SITE SUPPORT. As requested by Williams, Provider will provide personnel to staff vacancies and to provide management for the information technology functions needed to support an acquisition, including on-site support at the location of the acquired Entity.

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      (d)   DIVESTITURES. From time to time, Williams may divest business units.
            In such cases, Provider will provide transition support services to Williams, the divested business unit or the acquiring Entity. Provider shall provide the services described in SECTION 11.1(E) with respect to such divestitures. Any revenues, resources or other similar usage measures in connection with services that are the same as, or similar to, the Services and that are obtained by any divested Williams business unit under a separate agreement between such business unit and Provider, shall count toward the satisfaction of any revenue, resource or other similar usage requirements under this Agreement.

5.    REQUIRED CONSENTS

5.1   PROVIDER RESPONSIBILITY.

      At no additional cost to Williams, Provider shall undertake all administrative activities necessary to obtain all Required Consents. At Provider's request, Williams will cooperate with Provider in obtaining the Required Consents by executing appropriate Williams approved written communications and other documents prepared or provided by Provider. With Williams's approval, Provider shall exercise for the benefit of Williams and the Eligible Recipients any rights Provider has to utilize or transfer license rights or other applicable rights under Provider's existing third party licenses, leases or contracts, and the Parties shall cooperate in minimizing or eliminating any costs associated therewith.

5.2   FINANCIAL RESPONSIBILITY.

      Provider shall pay all transfer, re-licensing or termination fees or expenses associated with obtaining any of the Required Consents described in clauses (iii), (iv) and (v) (collectively, the "PROVIDER REQUIRED CONSENTS") of the definition of Required Consents set forth in SECTION
      2.1. For all other Required Consents that are not Provider Required Consents, Provider shall pay up to two hundred fifty thousand dollars ($250,000) of such transfer, re-licensing or termination fees or expenses associated with such Required Consents. For any amounts payable in excess of such $250,000 for Required Consents that are not Provider Required Consents, the Parties shall equally share the financial responsibility for any transfer, re-licensing or termination fees or expenses associated with obtaining any such Required Consents or terminating any licenses or agreements as to which Provider is unable to obtain such Required Consents; provided, however, notwithstanding the foregoing, Williams shall be responsible for any fees or expenses for Required Consents for Williams Facilities.

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5.3   CONTINGENT ARRANGEMENTS.

      If, despite using all commercially reasonable efforts, Provider is unable to obtain a Required Consent, then, unless and until such Required Consent is obtained, Provider shall use commercially reasonable efforts to determine and adopt, subject to Williams's prior approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consent. If such alternative approaches are required for a period longer than ninety (90) days following the Commencement Date, the Parties will equitably adjust the terms and reduce the prices specified in this Agreement to reflect any additional costs being incurred by Williams and any Services not being received by Williams and the Eligible Recipients. In addition, if Provider fails to obtain Required Consent within ninety (90) days of the Commencement Date and such failure has a material adverse impact on the use or enjoyment of the Services by Williams or the Eligible Recipients, Williams may terminate this Agreement or any affected portions thereof without any Termination Charges. Wind Down Charges shall be payable if and only if and only to the extent indicated as payable in SCHEDULE N. Except as otherwise expressly provided herein, the failure to obtain any Required Consent shall not relieve Provider of its obligations under this Agreement and Provider shall not be entitled to any additional compensation or reimbursement amounts in connection with obtaining or failing to obtain any Required Consent or implementing any alternative approach.

6. FACILITIES, SOFTWARE, EQUIPMENT, CONTRACTS AND ASSETS ASSOCIATED WITH THE PROVISION OF SERVICES

6.1   SERVICE FACILITIES.

      (a) SERVICE FACILITIES. The Services shall be provided at or from (i) the Williams Facilities described on SCHEDULE O.1, (ii) the Provider Facilities described on SCHEDULE O.2, or (iii) any other service location approved by Provider and Williams, in each case, for the particular Services to be performed at the particular facilities, as described in SCHEDULES O.1 and O.2. Provider shall obtain Williams's prior approval for any proposed relocation by Provider, its Affiliates or Subcontractors of the provision of a Service to a new or different Provider Facility. Williams acknowledges and has approved the Provider Facilities set forth on SCHEDULE O.2 as of the Effective Date for the provision of the Services and scope thereof described therein. Provider shall be financially responsible for all additional costs, taxes or expenses related to or resulting from any Provider-initiated relocation to a new or different Provider Facility, including any costs or expenses incurred or experienced by Williams or any Eligible Recipient as a result of such relocation. If (y) events or circumstances affecting a Provider-

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            provided location may have a negative impact on Provider's ability to provide the Services, or Williams's ability to provide the Services for itself or through any Williams Third Party Contractor (including Williams's ability to exercise all of its rights in connection with Termination Assistance Services or termination of this Agreement, or any portion thereof), or (z) with respect to a Provider-provided location, Williams has a substantial business or economic justification for requiring that Services be moved from that Provider-provided location, then, in each case, upon written request by Williams, Provider shall transition provision of the Services from the affected location to another Provider-provided location, as approved by Williams. If Williams requires Provider to relocate from a Provider-provided location, Provider shall do so; provided, that Williams shall pay Provider for its reasonable costs and expenses in relocation and Provider's Charges for the affected Services may be equitably adjusted (up or down) to reflect the fact that the Services are provided from a new service location, but only to the extent that there is a demonstrable and material affect on Provider's costs and expenses to provide the affected Services from the new location versus the prior location. In addition, Provider must us commercially reasonable efforts to minimize, and where possible avoid, any increased costs or expenses to Williams pursuant to this SECTION 6.1(A), including choosing an alternative location that does not result in increased costs and expenses.

      (b) WILLIAMS FACILITIES. Williams shall provide Provider with the use of and access to the Williams Facilities (or equivalent space) described in SCHEDULE O.1 (for the periods specified in a space plan to be developed and mutually agreed to by the Parties during the Transition Period) solely as necessary for Provider to perform its obligations under this Agreement at no cost to Provider. Except as set forth in a SCHEDULE O.1 or as otherwise agreed to by the Parties, all Williams owned or leased assets provided for the use of Provider under this Agreement shall remain in Williams Facilities. In addition, all improvements or modifications to Williams Facilities requested by Provider shall be (i) subject to review and approval in advance by Williams, (ii) in strict compliance with Williams's then-current policies, standards, rules and procedures, and (iii) performed by and through Williams at Provider's expense. Williams shall own all improvements or modifications to Williams Facilities. Provider acknowledges and agrees that the facilities to be provided by Williams are sufficient for performing the Services and for satisfying Provider's responsibilities under this Agreement. THE Williams FACILITIES ARE PROVIDED BY Williams TO Provider ON AN AS-IS, WHERE-IS BASIS. Williams EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE Williams FACILITIES, OR THEIR CONDITION OR SUITABILITY FOR USE BY

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            PROVIDER.

      (c) FURNITURE, FIXTURES AND EQUIPMENT. Williams shall provide office space and office furniture at the Williams Facilities specified in SCHEDULE O.1 for the number of Provider Personnel and for such periods specified in a space plan to be developed and mutually agreed to by the Parties during the Transition Period. The office space and office furniture provided by Williams for the use of Provider Personnel will be generally comparable in quality to the office space and office furniture provided to the then-standard office space and office furniture provided to similarly situated Williams employees. Provider shall be financially responsible for providing all other office space, office furniture and fixtures needed by Provider or Provider Personnel (including Transitioned Employees) to provide the Services, and for all upgrades, replacements and additions to such office furniture or fixtures; provided that such office furniture and fixtures must be approved in advance by Williams and meet Williams's then-current standards; and provided further that Provider shall use commercially reasonable efforts to purchase and use surplus Williams furniture and fixtures to the extent available. Provider Personnel using the office facilities provided by Williams will be accorded reasonable access to the communications wiring in such facilities (including fiber, copper and wall jacks, subject to SECTION 6.1(d)) and the use of certain shared office equipment and services, such as photocopiers, local and long distance telephone service for Williams-related calls, telephone handsets, mail service, office support service (e.g., janitorial), heat, light, and air conditioning; provided that such access and usage shall be solely for and in connection with the provision of Services by such Provider Personnel; and provided further that Provider shall reimburse Williams for the additional incremental costs incurred by Williams or the Eligible Recipients if and to the extent Provider's technology solution, service delivery model and/or inefficiency cause its usage or consumption of such resources to exceed historical levels. Provider shall be responsible for providing all other office related equipment and services needed by Provider or Provider Personnel at such Williams Facilities to provide the Services, and for upgrades, improvements, replacements and additions to such equipment or services.

      (d) PROVIDER'S RESPONSIBILITIES REGARDING WILLIAMS'S NETWORK. To the extent any Equipment provided or used by Provider or Provider Personnel is connected directly to the network(s) of Williams or any Eligible Recipient, such Equipment shall be (i) subject to review and approval in advance by Williams, (ii) in strict compliance with Williams's

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            then-current security policies, architectures, standards, rules and procedures, and (iii) in strict compliance with Williams's then-current hardware and software specifications, provided, in the cases of clauses (ii) and (iii) as such policies, standards, rules, procedures and specifications are communicated to Provider in writing (through the Williams Virtual Policy Center website or otherwise) and documented or referenced in the Policies and Procedures Manual. Provider shall not install or permit the installation of any other software on such Equipment without Williams's prior approval.

      (e)   PROVIDER'S RESPONSIBILITIES. Except as provided in SECTIONS 6.1(a),
            (b) and (c) and SECTION 6.4, Provider shall be responsible for providing all furniture, fixtures, Equipment, space and other facilities required to perform the Services and all upgrades, improvements, replacements and additions to such furniture, fixtures, Equipment, space and facilities. Without limiting the foregoing, Provider shall (i) provide all maintenance, site management, site administration and similar services for the Provider Facilities, and (ii) provide uninterrupted power supply services for the Provider Facilities.

      (f) PHYSICAL SECURITY AT WILLIAMS FACILITIES. Williams is responsible for the physical security of the Williams Facilities; provided, that Provider shall be responsible for the safety and physical access and control of the areas that Provider is using in performing the Services and Provider shall not permit any person to have access to, or control of, any such area unless such access or control is permitted in accordance with control procedures approved by Williams or any higher standard agreed to by Williams and Provider. Provider shall be solely responsible for compliance by Provider Personnel with such control procedures, including obtaining advance approval to the extent required.

      (g) STANDARDS, REQUIREMENTS AND PROCEDURES AT WILLIAMS FACILITIES. Except as provided in SECTION 6.1(f), Provider shall adhere to and enforce, and cause Provider Personnel to adhere to and enforce, the operational, safety and security standards, requirements and procedures described in the applicable lease and/or then in effect at the Williams Facilities, as such standards, requirements and procedures may be modified by Williams from time to time. Provider shall regularly advise Williams of other operational, safety and security practices, procedures and safeguards in effect at the facilities of other Provider customers, where those practices, procedures and safeguards are of a higher standard than those contemplated in this Agreement.

      (h) EMPLOYEE SERVICES. Subject to applicable security requirements, Williams will permit Provider Personnel to use certain employee facilities (e.g., designated

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            parking facilities, cafeteria, and common facilities) at the
            Williams Facilities that are generally made available to the employees and contractors of Williams or the Eligible Recipients. The employee facilities in question and the extent of Provider Personnel's permitted use shall be specified in writing by Williams and shall be subject to modification without advance notice in Williams's sole discretion. Provider Personnel will not be permitted to use employee facilities designated by Williams for the exclusive use of certain Williams or Eligible Recipient employees and will not be entitled to the provision or reimbursement of paid parking.

      (i)   USE OF WILLIAMS FACILITIES.

            (i) Unless Provider obtains Williams's prior written agreement, which Williams may withhold in its sole discretion, Provider shall use the Williams Facilities, and the Equipment and Software located therein, only to provide the Services to Williams and the Eligible Recipients.

            (ii) Williams reserves the right to relocate any Williams Facility from which the Services are then being provided by Provider to another geographic location; provided that, in such event, Williams will provide Provider with comparable office space in the new geographic location. In such event, Williams shall pay the applicable labor rate(s) for additional personnel, reasonably required by Provider and for the incremental Out-of-Pocket Expenses reasonably incurred by Provider in physically relocating to such new geographic location; provided that such relocation is not expressly contemplated in this Agreement, and that Provider notifies Williams of such additional required personnel and incremental Out-of-Pocket Expenses, obtains Williams's approval prior to using such personnel or incurring such expenses, and uses commercially reasonable efforts to minimize such personnel and expenses. In addition, if the space provided in the new geographic location is more than fifty (50) miles from the Williams Facility previously occupied, Williams shall reimburse Provider for (A) the relocation payments made to Key Provider Personnel selected and approved for relocation, and (B) the severance benefits provided to impacted Provider Personnel who are not relocated and cannot be redeployed within a reasonable period of time; provided that the Key Provider Personnel, if any, to be offered relocation are approved in advance by Williams, such relocation payments and severance benefits are made in accordance with Provider's then current relocation and severance policies, Provider notifies Williams in advance of such payment and

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                  benefits and obtains Williams's approval prior to incurring such expenses, and Provider uses commercially reasonable efforts to redeploy impacted Provider Personnel and otherwise minimize the expenses to be reimbursed by Williams.

            (iii) Williams also reserves the right to direct Provider to cease using all or part of the space in any Williams Facility from which the Services are then being provided by Provider and to thereafter use such space for its own purposes. In such event, Williams shall pay the incremental Out-of-Pocket Expenses reasonably incurred by Provider in leasing required substitute new space; provided that such relocation direction is not expressly contemplated in this Agreement and that Provider notifies Williams of such additional required incremental Out-of-Pocket Expenses, obtains Williams's approval prior to or incurring such expenses; and uses commercially reasonable efforts to minimize such expenses.

      (j) CONDITIONS FOR RETURN. When the Williams Facilities are no longer to be used by Provider as contemplated by SECTION 6.1 or are otherwise no longer required for performance of the Services, Provider shall notify Williams as soon as practicable and shall vacate and return such Williams Facilities (including any improvements to such facilities made by or at the request of Provider) to Williams in substantially the same condition as when such facilities were first provided to Provider, subject to reasonable wear and tear.

      (k) NO VIOLATION OF LAWS. Provider shall (i) treat and use the Williams Facilities in a reasonable manner, and (ii) ensure that neither Provider nor any of its Subcontractors commits, and use all commercially reasonable efforts to ensure that none of their business visitors or invitees commits, any act in violation of any Laws in such Provider occupied Williams Facility or any act in violation of Williams's insurance policies or in breach of Williams's obligations under the applicable real estate leases in such Provider occupied Williams Facilities (in each case, to the extent Provider has received notice of such insurance policies or real estate leases or should reasonably be expected to know of such obligations or limitations).

      (l) COST OF EMPLOYEE MOVES. Prior to the Commencement Date, Williams shall determine whether and to what extent to relocate Williams employees and prospective Provider Personnel within Williams Facilities or to different Williams locations to facilitate the co-location of Williams employees and Provider Personnel or achieve more effective and efficient usage of available space. Each

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            Party shall be responsible for and pay the cost of moves of personnel related to moves initiated by such Party. For the avoidance of doubt, Provider shall pay for the cost of all moves of Williams Personnel identified on SCHEDULE M who become employees of Provider and who are required to be moved to a different location in accordance with Provider's plans for Services delivery.

6.2   USE OF PROVIDER FACILITIES.

      During the Term, Provider will provide to Williams during periodic visits at no charge (i) reasonable access to and use of Provider facilities where the Services are being performed, and (ii) access to reasonable work/conference space at Provider facilities where the Services are being performed, for the conduct of Williams's business. At Williams's request, Provider shall provide reasonable access to and use of such Provider facilities by Williams or Williams Third Party Contractors to install and manage third party software and equipment to provide services to Williams or Eligible Recipients.

6.3   WILLIAMS RULES/EMPLOYEE SAFETY.

      (a) WILLIAMS RULES AND COMPLIANCE. In performing the Services and using the Williams Facilities, Provider shall observe and comply with all Williams policies, rules, and regulations applicable to Williams Facilities or the provision of the Services which have been communicated to Provider or Provider Personnel in advance by such means as are generally used by Williams to disseminate such information to its employees or contractors, including those set forth on SCHEDULE V and those applicable to specific Williams sites (collectively, "WILLIAMS RULES"). Provider acknowledges that it is fully informed as to the Williams Rules, both through due diligence and its hiring of the Transitioned Employees. Provider shall be responsible for the promulgation and distribution of Williams Rules to Provider Personnel as and to the extent necessary and appropriate. Additions or modifications to the Williams Rules will be communicated by Williams to Provider or Provider Personnel by such means generally used by Williams to disseminate such information to its employees or contractors. Provider and Provider Personnel shall observe and comply with such additional or modified Williams Rules.

      (b) SAFETY AND HEALTH COMPLIANCE. Provider and Provider Personnel shall familiarize themselves with the premises and operations at each Williams Site or Williams Facility at or from which Services are rendered and the Williams Rules applicable to each such Site or Facility. Provider shall, and shall cause Provider Personnel to, observe and comply with all Laws applicable to the use of each

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            Williams Facility or Site in its provision of the Services, including environmental Laws and Laws regarding occupational health and safety. Provider shall be responsible for the compliance of Equipment, Software, Systems and Services for which it is operationally responsible with such Laws; provided, however, that Provider shall not be responsible for non-compliance with such Laws existing as of the Effective Date during the first six (6) months following the Commencement Date (subject to Provider's obligations to correct, at Williams's expense, any such non-compliance(s)). Provider and Provider Personnel also shall observe and comply with all Williams Rules with respect to safety, health, security and the environment and shall take all commercially reasonable precautions to avoid injury, property damage, spills or emissions of hazardous substances, materials or waste, and other dangers to persons, property or the environment. To the extent required by Williams, Provider Personnel shall receive prescribed training prior to entering certain Williams Sites or Facilities.

6.4   SOFTWARE, EQUIPMENT AND THIRD PARTY CONTRACTS.

      (a) FINANCIAL RESPONSIBILITY. Provider shall be responsible for any third party fees or expenses on or after the Commencement Date associated with Software, Equipment, Equipment Leases and related Third Party Contracts for which Provider is financially responsible under SCHEDULE E or U and any other Third Party Contracts (excluding Third Party Contracts administered by Provider on a pass-through basis, which are addressed in SECTION 11.2) used by Provider to provide the Services. Provider shall not be responsible for such fees or expenses owed by Williams prior to the Commencement Date. Williams shall be responsible for third party fees or expenses incurred on or after the Commencement Date associated with Software, Equipment, Equipment Leases and Third Party Contracts for which Williams is financially responsible under SCHEDULE E or U. Unless otherwise expressly provided, each Party also shall be responsible for any third party fees or expenses on or after the Commencement Date associated with new, substitute or replacement Software, Equipment, Equipment Leases or Third Party Contracts (including Upgrades, enhancements, new versions or new releases of such Software or Equipment) for which such Party is financially responsible under SCHEDULE E or U.

      (b) OPERATIONAL RESPONSIBILITY. With respect to Software, Equipment, Equipment leases and related Third Party Contracts for which Provider is operationally responsible under SCHEDULE E or U and any other Third Party Contracts (excluding Third Party Contracts administered by Provider on a pass-through basis, which are addressed in SECTION 11.2) used by Provider to provide the

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            Services, Provider shall be responsible for (i) the evaluation, procurement, testing, installation, rollout, use, support, management, administration, operation and maintenance of such Software, Equipment, Equipment leases and Third Party Contracts;
            (ii) the evaluation, procurement, testing, installation, rollout, use, support, management, administration, operation and maintenance of new, substitute or replacement Software, Equipment, Equipment leases and Third Party Contracts (including Upgrades, enhancements, new versions or new releases of such Software); (iii) the performance, availability, reliability, compatibility and interoperability of such Software, Equipment and Third Party Contracts each in accordance with this Agreement, including the Service Levels and change management procedures; (iv) the compliance with and performance of all operational, administrative and contractual obligations specified in such licenses, leases and contracts; (v) the administration and exercise as appropriate of all rights available under such licenses, leases and contracts; and (vi) the payment of any fees, penalties, charges, interest or other expenses due and owing under or with respect to such Software Licenses, Equipment, Equipment leases and Third Party Contracts that are incurred, caused by or result from Provider's failure to comply with or perform its obligations under this SECTION 6.4(b) (except to the extent that such failure directly results from the acts or omissions of Williams, the Eligible Recipients or Williams's Third Party Contractors in contravention of its obligations under this Agreement).

      (c)   RIGHTS UPON EXPIRATION/TERMINATION.

            (i) SOFTWARE. With respect to all Provider licensed Third Party Software and related Third Party Contracts, Provider shall use all commercially reasonable efforts to (A) obtain for Williams, the Eligible Recipients and Williams's designees the license, sublicense, assignment and other rights specified in SECTIONS 4.4(b)(3), (B) ensure that the granting of such license, sublicense, assignment and other rights is not subject to subsequent third party approval or the payment by Williams, an Eligible Recipient or Williams's designee of license or transfer fees other than fees for periods after the date of transfer or pursuant to SECTION 14.6(c), the license fees relating to the period following expiration or termination, (C) ensure that the terms, conditions and prices applicable to Williams, the Eligible Recipients and/or Williams's designees following expiration or termination are no less favorable than those otherwise applicable to Provider (unless and to the extent more favorable pricing is based upon volume), and at least sufficient for the continuation of the activities comprising the Services, and (D) ensure that Williams and Williams's

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                  designee(s) shall have the right to review and disclose the terms and conditions of all such licenses and related Third Party Contracts to third party provider(s) in connection with the procurement of services. If Provider is unable to obtain any such rights and assurances, it shall notify Williams in advance and shall not use such Software or Third Party Contracts without Williams's approval (and absent such approval, Provider's use of any such Software or Third Party Contract shall obligate Provider to obtain or arrange, at no additional cost to Williams, for such license, sublicense, assignment or other right for Williams, the Eligible Recipients and Williams's designees upon expiration or termination). If Williams consents to Provider's use of specific Software or Third Party Contracts under the foregoing circumstances, such consent shall be deemed to be conditioned on Provider's commitment to use all commercially reasonable efforts to cause such third party to agree at expiration or termination of this Agreement or the completion of Termination Assistance Services to permit Williams or its designee to assume prospectively the license or contract in question or to enter into a new license or contract with Williams or its designee on substantially the same terms and conditions, including price. Williams may, in its sole discretion, withhold its consent to any such Software or Third Party Contract if, following expiration or termination (i) Williams, the Eligible Recipients and Williams's designees would not be entitled to the license, sublicense, assignment or other rights specified in SECTION 4.4(B), (ii) the granting of such license, sublicense, assignment and other rights would be subject to subsequent third party approval or the payment by Williams, an Eligible Recipient or Williams's designee of license or transfer fees, or (iii) Williams would be obligated to reimburse Provider for any termination or cancellation fees, non-cancelable charges or other amounts under SCHEDULE N.

            (ii) EQUIPMENT. With respect to all Provider-owned or leased Equipment, Equipment Leases and related Third Party Contracts to be used primarily to provide the Services, Provider shall use all commercially reasonable efforts to (A) obtain for Williams, the Eligible Recipients and Williams's designees the rights specified in SECTION 4.4(b)(4), (B) ensure that the granting of such rights is not subject to subsequent third party approval or the payment by Williams, an Eligible Recipient or Williams's designee of transfer or other fees,
                  (C) ensure that the terms, conditions and prices applicable to Williams, the Eligible Recipients and/or Williams's designees following expiration or termination are no less favorable than

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                  those otherwise applicable to Provider and at least sufficient for the continuation of the activities comprising the Services, (D) ensure that neither the expiration/termination of this Agreement nor the assignment of the lease or contract will trigger less favorable terms, conditions or pricing, and
                  (E) ensure that Williams, the Eligible Recipients and Williams's designee(s) shall have the right to review and disclose the terms and conditions of all such leases and related Third Party Contracts to third party provider(s) in connection with the procurement of services.

            (iii) THIRD PARTY CONTRACTS. With respect to all other Provider
                  Third Party Contracts to be used primarily to provide the Services, Provider shall use all commercially reasonable efforts to (A) obtain for Williams, the Eligible Recipients and Williams's designees the rights specified in SECTION 4.4(b)(6), (B) ensure that the granting of such rights is not subject to subsequent third party approval or the payment by Williams, an Eligible Recipient or Williams's designee of transfer or other fees, (C) ensure that the terms, conditions and prices applicable to Williams, the Eligible Recipients and/or Williams's designees following expiration or termination are no less favorable than those otherwise applicable to Provider, and at least sufficient for the continuation of the activities comprising the Services, (D) ensure that neither the expiration/termination of this Agreement nor the assignment of the contract will trigger less favorable terms, conditions or pricing, and (E) ensure that Williams, the Eligible Recipient and Williams's designee(s) shall have the right to review and disclose the terms and conditions of all such Third Party Contracts to third party provider(s) in connection with the procurement of services.

            (iv) ALTERNATIVE ARRANGEMENTS. If in any instance Provider is unable to obtain any of the rights and assurances described in
                  SECTION 6.4(c)(i), (ii) OR (iii), it shall notify Williams in advance and shall not use such Software, Equipment, Equipment Lease or Third Party Contract without Williams's approval, and absent such approval, Provider's use of any such Software, Equipment, Equipment Lease or Third Party Contract shall obligate Provider to obtain or arrange, at no additional cost to Williams, for such license, sublicense, Equipment, lease, sublease, assignment or other right for Williams, the Eligible Recipients and their designee(s) upon expiration or termination. If Williams so consents to Provider's use of any specific Software Equipment, Equipment Lease or Third Party Contracts under the foregoing circumstances, such consent shall be deemed to be

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                  conditioned on Provider's commitment to use all commercially reasonable efforts to cause such third party to agree at expiration or termination of this Agreement or the completion of Termination Assistance Services to permit Williams, the Eligible Recipients and/or their designee(s) to assume prospectively the license, lease or contract in question or to enter into a new license, lease or contract with Williams, the Eligible Recipients and/or their designee(s) on substantially the same terms and conditions, including price.

      (d) EVALUATION OF THIRD PARTY SOFTWARE, EQUIPMENT. In addition to its obligations under SECTION 6.4(a) and (b) and in order to facilitate Williams's control of architecture, standards and plans pursuant to
            SECTION 9.5, Provider shall use commercially reasonable efforts to evaluate any Third Party Software and Equipment selected by or for Williams or an Eligible Recipient to determine whether such Software and Equipment will adversely affect Williams's environment and/or Provider's ability to provide the Services. Provider shall diligently complete and report the results of such evaluation to Williams within a timeframe mutually agreed upon by the Parties ; provided, that Provider shall use all commercially reasonable efforts to respond more quickly in the case of a pressing business need or an emergency situation.

      (e) BENEFITS PASS-THROUGH. With respect to any products and services relating to the Services which Williams requests procured by Provider for Williams on a cost plus, cost reimbursement or Pass Through Expense basis during the Term, Provider shall use commercially reasonable efforts to pass through to Williams all benefits offered by the manufacturers and/or suppliers of such products and services (including all warranties, refunds, credits, rebates, discounts, training, technical support and other consideration offered by such manufacturers and suppliers) except to the extent otherwise agreed by Williams. If Provider is unable to pass through any such benefit to Williams, it shall notify Williams in advance and shall not purchase such product or service without Williams's prior written approval.

      (f) WILLIAMS PROVIDED EQUIPMENT. Williams shall provide Provider with the use of the Williams owned and leased Equipment identified on SCHEDULE O.3 (collectively, the "WILLIAMS PROVIDED EQUIPMENT") for the periods specified in such Schedule solely for and in connection with the provision of the Services. Notwithstanding the foregoing, except as provided in this SECTION 6.4(f) and SECTIONS 6.1(a), (b) AND (c), Provider shall be responsible for providing all Equipment required to perform the Services and all Upgrades, improvements,

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            replacements and additions thereto on and after the Commencement
            Date. Upon the expiration of the period specified in SCHEDULE O.3 for each item of Williams Provided Equipment (or when such Williams Provided Equipment is no longer required by Provider for the performance of the Services), Provider shall promptly return such Williams Provided Equipment to Williams in substantially the same condition (as it may have been modified or improved by Provider with Williams's approval) as when such Williams Provided Equipment was first provided to Provider, subject to reasonable wear and tear. THE WILLIAMS PROVIDED EQUIPMENT IS PROVIDED BY WILLIAMS TO PROVIDER ON AN AS-IS, WHERE-IS BASIS. WILLIAMS EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE WILLIAMS PROVIDED EQUIPMENT, OR ITS CONDITION OR SUITABILITY FOR USE BY PROVIDER TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

6.5   ASSIGNMENT OF LICENSES, LEASES AND RELATED AGREEMENTS.

      (a) ASSIGNMENT AND ASSUMPTION. On and as of the Commencement Date, Williams shall assign to Provider, and Provider shall assume and agree to perform all obligations related to, the Software licenses, Equipment Leases and Third Party Contracts for which Provider is financially responsible under SECTION 6.4 and SCHEDULES E and U, that are designated to be assigned on SCHEDULES F.2, F.3 and F.4. Williams and Provider shall execute and deliver a mutually satisfactory assignment and assumption agreement with respect to such leases, licenses and agreements, evidencing the assignment and assumption provided for herein.

      (b) ITEMS NOT ASSIGNABLE BY COMMENCEMENT DATE. With respect to any such Software licenses, Equipment Leases or Third Party Contracts that cannot, as of the Commencement Date, be assigned to Provider without breaching their terms or otherwise adversely affecting the rights or obligations of Williams or Provider thereunder, the performance obligations shall be deemed to be subcontracted or delegated to Provider until any requisite consent, notice or other prerequisite to assignment can be obtained, given or satisfied by Provider. It is understood that, from and after the Commencement Date, Provider, as a subcontractor or delegatee, shall be financially and operationally responsible for such Software license, Equipment Lease or Third Party Contract as Williams's agent pursuant to SECTION 9.11(b). Provider shall use all commercially reasonable efforts to satisfy the consent, notice or other prerequisites to assignment and, upon Provider doing

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            so, the Software license, Equipment Lease or Third Party Contract shall immediately be assigned and transferred to and assumed by Provider.

      (c) NON-ASSIGNABLE ITEMS. If, after Provider using commercially reasonable efforts for a reasonable period of time, a license, lease or agreement cannot be assigned without breaching its terms or otherwise adversely affecting the rights or obligations of Williams or Provider thereunder, the Parties shall take such actions and execute and deliver such documents as may be necessary to cause the Parties to realize the practical effects of the allocation of responsibilities intended to be effected by this Agreement.

      (d) MODIFICATION AND SUBSTITUTION. Provider may terminate, shorten, modify or extend the Software licenses, Equipment Leases and Third Party Contracts for which Provider is financially responsible under SCHEDULES E and U of this Agreement and may substitute or change suppliers relating to goods or services covered thereby; so long as, except as otherwise disclosed by Provider and agreed to by Williams, such change(s) (i) do not constitute a breach of any obligation of Williams or the Eligible Recipients under such Software licenses, Equipment Leases or Third Party Contracts, (ii) do not result in additional financial obligations, financial or operational risk or Losses to Williams or the Eligible Recipients; (iii) do not result in any increase to Williams or the Eligible Recipients in the cost of receiving the Services; and (iv) if assumable by Williams, do not provide for less favorable terms, conditions or prices for Williams, the Eligible Recipients and/or their designee(s) following the expiration or termination of the Term or any applicable Service than would otherwise be applicable to Provider (except for terms, conditions or prices available to Provider because of its volume purchases). Provider's rights under the immediately preceding sentence are conditioned upon Provider paying all applicable termination or cancellation charges, Losses and other amounts due to the applicable supplier associated with such action. Notwithstanding anything to the contrary herein, Provider shall not terminate, shorten or modify without Williams's prior written consent any license for Third Party Software either created exclusively for Williams or the Eligible Recipients or otherwise not commercially available. Provider shall reimburse Williams and the Eligible Recipient(s) for any termination charges, cancellation charges, or other amounts paid by them at Provider's direction in connection with obtaining any such modification.

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6.6   LICENSE TO WILLIAMS THIRD PARTY SOFTWARE AND MATERIALS.

      Subject to Provider having obtained any Required Consents, Williams hereby grants to Provider, for the sole purpose of performing the Services and solely to the extent of Williams's underlying rights, the same rights of access and use as Williams possesses under the applicable software licenses with respect to Williams licensed Third Party Software and Materials. Williams also shall grant such rights to Subcontractors designated by Provider if and to the extent necessary for Provider to provide the Services. Except as otherwise agreed by the applicable third party licensors, Provider and its Subcontractors shall comply with the duties, including use restrictions and those of nondisclosure, imposed on Williams by such licenses. In addition, each Subcontractor shall sign a written agreement to be bound by all of the terms contained herein applicable to such Third Party Software and Materials, including, to the extent applicable, the terms specified in this Section and those pertaining to the ownership of such Software and Materials and any Derivative Works developed by the Parties, the scope and terms of the license, the restrictions on the use of such Software and Materials, and the obligations of confidentiality, etc. Except as otherwise requested or approved by Williams (or the relevant licensor), Provider and its Subcontractors shall cease all use of such Third Party Software and Materials upon the end of the Term and the completion of any Termination Assistance Services requested by Williams pursuant to SECTION 4.4. THE WILLIAMS LICENSED THIRD PARTY SOFTWARE AND MATERIALS IS PROVIDED BY WILLIAMS TO PROVIDER AND ITS SUBCONTRACTORS ON AN AS-IS, WHERE-IS BASIS. WILLIAMS EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH WILLIAMS LICENSED THIRD PARTY SOFTWARE AND MATERIALS, OR THE CONDITION OR SUITABILITY OF SUCH SOFTWARE AND MATERIALS FOR USE BY PROVIDER OR ITS SUBCONTRACTORS TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.7   LICENSE TO PROVIDER LICENSED THIRD PARTY SOFTWARE.

      As of the Commencement Date and subject to Provider having obtained any Required Consents, Provider hereby grants to Williams and the Eligible Recipients, at no additional charge, for the sole purpose of receiving the Services during the Term and any Termination Assistance Services period, and solely to the extent of Provider's underlying rights, the same rights of access and use as Provider possesses under the applicable software licenses with respect to Provider licensed Third Party Software, a non-exclusive, royalty-free right and license to access and/or use the Third Party Software and Materials as to which Provider holds the license or for which Provider is financially responsible

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      under this Agreement (including related documentation, methodology and tools) to the extent reasonably necessary to receive the full benefit of the Services during the Term and any Termination Assistance Services period. In addition, at no additional Charge, and subject to Provider obtaining any Required Consents, Provider hereby grants to Williams Third Party Contractor(s) a non-exclusive, royalty-free right and license to access and/or use such Materials and Software (including related documentation, methodology and tools) during the Term and any Termination Assistance Services period, for the benefit of Williams and the Eligible Recipients, as and to the extent reasonably necessary for such Williams Third Party Contractor(s) to monitor, access, interface with or use the Materials and Software then being used by Provider in order for Williams and the Eligible Recipients to receive the benefit of the Services and the services of such Third Party Contractor(s). Williams, the Eligible Recipients, and Williams Third Party Contractors shall comply with the duties, including use restrictions and those of nondisclosure, imposed on Provider by such licenses; provided that Provider gives written advance notice to Williams, the Eligible Recipients, and Williams Third Party Contractors of such duties. Post-termination rights are set forth in
      ARTICLE 14.

6.8   ACQUIRED ASSETS.

      (a) CONVEYANCE. Williams agrees to convey (or shall cause the applicable Eligible Recipient to convey) to Provider, and Provider agrees (or shall cause an Affiliate to agree) to accept, as of the Commencement Date, all of Williams's (or the applicable Eligible Recipient's) right, title and interest in and to the Acquired Assets. In consideration for such conveyance, Provider agrees to pay Williams or the applicable Eligible Recipient on the Commencement Date the Acquired Assets Credit specified in this Agreement. The Acquired Asset Credit shall be paid in the local currency of the country in which the asset is located or, at Williams's option, in the United States dollars, using the exchange rates specified in SCHEDULE J. In addition, Provider shall be responsible for, and shall pay, or provide evidence of exemption from, all sales, use, goods and services and other similar taxes arising out of the conveyance of the Acquired Assets. Williams represents and warrants to Provider that Provider (or its Affiliates) shall take good title to the Acquired Assets as of the Commencement Date, free and clear of all liens. The conveyance of the Acquired Assets shall be effected by the delivery of each Acquired Asset to the Provider where possible or, where this is not possible, by the delivery of a general assignment and bill of sale in substantially the form set forth in
            EXHIBIT 3. Except as otherwise expressly provided in this SECTION 6.8, WILLIAMS OR THE APPLICABLE ELIGIBLE RECIPIENT CONVEYS THE ACQUIRED ASSETS TO PROVIDER ON AN "AS IS," "WHERE IS" AND "WITH ALL FAULTS" BASIS. WILLIAMS HEREBY DISCLAIMS ALL

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      WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ASSETS, OR
      THE CONDITION OR SUITABILITY OF SUCH ACQUIRED ASSETS FOR USE BY VENDOR TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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6.9   MANAGED THIRD PARTIES.

      Provider shall manage the Managed Third Parties to perform in accordance with their agreements with Williams to the extent Williams makes those agreements available to Provider. Unless otherwise agreed in writing by the Parties, Provider shall be responsible for performing Services, complying with Service Levels and providing reports and other deliverables, even where doing so relies upon Managed Third Parties. Unless otherwise specified in SCHEDULE X or agreed in writing by the Parties, Provider shall be responsible for all costs and charges associated with such Managed Third Parties and for any failure by any Managed Third Party or its personnel to perform in accordance with this Agreement or to comply with any duties or obligations imposed on Provider under this Agreement to the same extent as if such failure to perform or comply was committed by Provider or Provider Personnel. Provider shall not be liable for the failure of a Managed Third Party to meet the specific contractual obligation of such Managed Third Party under the Managed Third Party's agreement with Williams or the Eligible Recipient (e.g., Provider will not have to pay for any service level credits payable by a Managed Third Party under its agreement with Williams); provided, however, that Provider shall notify Williams of deficiencies or other failures to perform by such Managed Third Party, and shall assist Williams in their appropriate resolution. If (i) a Service Level Failure of Provider is directly attributable to the failure of a Managed Third Party to meet its service level obligations under the Managed Third Party Agreement, as determined by a Root Cause Analysis, (ii) Provider promptly notifies Williams that such Managed Third Party is failing to meet its service level obligation and such failure will impair Provider's ability to meet its corresponding Service Level obligation, and (iii) Provider uses reasonably diligent efforts to meet such Service Level notwithstanding such failure by the applicable Managed Third Party, then, after establishing that clauses (i), (ii) and (iii) are satisfied, Provider shall be given relief from such Service Level obligation in respect of such Managed Third Party's failure to perform. In addition, the Parties shall continually meet and reasonably discuss continuing performance and material non-compliance issues with respect to any Managed Third Party. Provider shall be Williams's and the Eligible Recipients' sole point of contact regarding the services provided by such Managed Third Parties.

6.10  NOTICE OF DEFAULTS.

      Williams and Provider shall promptly inform the other Party in writing of any material breach of, or misuse or fraud in connection with, any Third Party Contract, Equipment lease or Third Party Software license used in connection with the Services of which it becomes aware and shall cooperate with the other Party to prevent or stay any such breach, misuse or fraud.

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7.    SERVICE LEVELS

7.1 GENERAL. From and after the Commencement Date, Provider shall perform the Services at the levels of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency that are equal to or higher or better than the highest or best of (a) the applicable Service Levels set forth in SCHEDULE G, (b) the accepted industry norms applicable to the performance of such Services by top tier service providers, if such industry norms are documented and verifiable, or (c) the documented or otherwise verifiable levels of accuracy, quality, completeness, timeliness, responsiveness and productivity received by Williams or the Eligible Recipients in the twelve (12) months prior to the Commencement Date. To the extent the Parties have established a Service Level in SCHEDULE G for a specific Service, the obligations described in clause (b) shall not alter, expand or supersede such Service Level. Provider shall be responsible for meeting or exceeding the applicable Service Levels even where doing so is dependent on the provision of Services by Subcontractors or other non-Provider Personnel acting under the project-management direction of Provider (as opposed to acting as the employer), including Williams employees.

7.2   SERVICE LEVEL CREDITS.

      Provider recognizes that Williams is paying Provider to deliver the Services at specified Service Levels. If Provider fails to meet such Service Levels, then Provider shall pay or credit to Williams the performance credits specified in SCHEDULE G ("SERVICE LEVEL CREDITS") in recognition of the diminished value of the Services resulting from Provider's failure to meet the agreed upon level of performance, and not as a penalty. Under no circumstances shall the imposition of Service Level Credits be construed as Williams's sole or exclusive remedy for any failure to meet the Service Levels. However, if Williams recovers monetary damages from Provider as a result of Provider's failure to meet a Service Level, Provider shall be entitled to set-off against such damages any Service Level Credits paid for the failure giving rise to such recovery.

7.3   PROBLEM ANALYSIS.

      If Provider fails to provide Services in accordance with the Service Levels and this Agreement, Provider shall (after restoring service or otherwise resolving any immediate problem) (i) promptly investigate and report on the causes of the problem; (ii) provide a Root Cause Analysis of such failure as soon as practicable after such failure or at Williams's request (iii) implement remedial action and begin meeting the Service Levels as soon as practicable; (iv) advise Williams of the status of remedial efforts being undertaken with respect to such problem; (v) provide Williams reasonable evidence that

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      the causes of such problem have been or will be corrected on a permanent basis; and (vi) take all commercially reasonable action to prevent any recurrence of such problem. Provider shall use all commercially reasonable efforts to complete the Root Cause Analysis within fifteen (15) days; provided that, if it is not capable of being completed within fifteen (15) days using reasonable diligence, Provider shall complete such Root Cause Analysis as quickly as possible and shall notify Williams prior to the end of the initial fifteen (15) day period as to the status of the Root Cause Analysis and the estimated completion date.

7.4   CONTINUOUS IMPROVEMENT REVIEWS.

      (a) IMPROVEMENT OF SERVICES QUALITY. Provider acknowledges that the quality of the Services provided in certain Service areas can and will be improved during the Term and agrees that the Service Levels in such Service areas will be enhanced periodically in recognition of the anticipated improvement in service quality. Provider will improve the quality of the Services provided in such areas to meet or exceed the enhanced Service Levels and will do so at no additional charge to Williams.

      (b) INCREASE OF SERVICE LEVELS. In addition to the foregoing, Williams and Provider shall periodically (but at least annually) review the Service Levels and the performance data collected and reported by Provider in accordance with SCHEDULE G. As part of this review process, the Parties shall, at no additional cost to Williams, increase the Service Levels to reflect the higher performance levels actually attained or attainable by Provider in accordance with SCHEDULE G. In addition, subject to SECTION 11.5 and SCHEDULE G, the Parties shall agree, to the extent reasonable and appropriate, to
            (i) increase the Service Levels to reflect improved performance capabilities associated with advances in the proven processes, technologies and methods available to perform the Services; (ii) add new Service Levels to permit further measurement or monitoring of the accuracy, quality, completeness, timeliness, responsiveness, cost-effectiveness, or productivity of the Services; (iii) modify or increase the Service Levels to reflect changes in the processes, architecture, standards, strategies, needs or objectives defined by Williams; and (iv) modify or increase the Service Levels to reflect agreed upon changes in the manner in which the Services are performed by Provider.

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7.5   MEASUREMENT AND MONITORING.

      Provider shall, on or before the Commencement Date, implement measurement and monitoring tools and metrics as well as standard reporting procedures, all acceptable to Williams, to measure and report Provider's performance of the Services at a level of detail sufficient, as determined by Williams, to verify Provider's compliance with the applicable Service Levels. Williams or its designee shall have the right to audit all such measurement and reporting tools, performance metrics and reporting procedures. Provider shall provide Williams with on-line access to up-to-date problem management data and other data regarding the status of service problems, service requests and user inquiries. Provider also shall provide Williams with access to the data used by Provider to calculate its performance against the Service Levels and the measurement and monitoring tools and procedures utilized by Provider to generate such data for purposes of audit and verification. Williams shall not be required to pay any amount in addition to the Charges for such measurement and monitoring tools or the resource utilization associated with their use.

7.6   SATISFACTION SURVEYS.

      (a) GENERAL. Within sixty (60) days after the Commencement Date and at agreed upon intervals thereafter, Provider and/or independent third parties engaged by Provider shall conduct the satisfaction surveys of Williams's management and End Users described in SCHEDULE Q in accordance with the survey protocols and procedures specified therein. To the extent Provider engages an independent third party to perform all or any part of any satisfaction survey, such third party shall be approved in advance by Williams.

      (b) WILLIAMS CONDUCTED SURVEYS. In addition to the satisfaction surveys to be conducted by Provider or an independent third party pursuant to SECTION 7.6(A), Williams may survey End User satisfaction with Provider's performance in connection with and as part of broader End User satisfaction surveys periodically conducted by Williams. At Williams's request, Provider shall cooperate and assist Williams with the formulation of the survey questions, protocols and procedures and the execution and review of such surveys.

      (c) SURVEY FOLLOW-UP. If the results of any satisfaction survey conducted pursuant to SECTION 7.6(a) or (b) indicate that the level of satisfaction with Provider's performance is less than the target level specified in SCHEDULE G and/or SCHEDULE Q, Provider shall promptly: (i) conduct a Root Cause Analysis as to the cause of the management or End User dissatisfaction; (ii) develop an action plan to address

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            and improve the level of satisfaction; (iii) present such plan to
            Williams for its review, comment and approval; and (iv) take action in accordance with the approved plan and as necessary to improve the level of satisfaction. Williams and Provider shall establish a schedule for completion of a Root Cause Analysis and the preparation and approval of the action plan which shall be reasonable and consistent with the severity and materiality of the problem; provided, that the time for completion of such tasks shall not exceed thirty (30) days from the date such user survey results are finalized and reported. Provider's action plan developed hereunder shall specify the specific measures to be taken by Provider and the dates by which each such action shall be completed. Following implementation of such action plan, Provider shall conduct follow-up surveys with the affected Williams users and management to confirm that the cause of any dissatisfaction has been addressed and that the level of satisfaction has improved. The Parties recognize that Provider's failure to attain the prescribed levels of satisfaction or to take the actions set forth in such action plan by the agreed upon dates may have an adverse impact on the business and operations of Williams and the Eligible Recipients and that certain damages resulting from Provider's failure to do so may not be capable of precise determination. Accordingly, if Provider fails to take the actions set forth in the action plan by the agreed upon dates, then, in addition to any other remedies available to Williams under this Agreement at law or in equity, Provider shall pay to Williams the applicable Service Level Credits specified in SCHEDULE G.

7.7   NOTICE OF ADVERSE IMPACT.

      If Provider Personnel becomes aware of any failure by Provider to comply with its obligations under this Agreement that, or any other situation that such Provider Personnel know (i) has impacted or reasonably could impact the maintenance of Williams's or any Eligible Recipient's financial integrity or internal controls, the accuracy of Williams's or any Eligible Recipient's financial, accounting, or human resources records and reports or compliance with Williams Rules, Williams Standards or applicable Laws, or (ii) has had or reasonably could have any other material adverse impact on the Services in question or the impacted business operations of Williams or the Eligible Recipients, then, Provider shall promptly inform Williams in writing of such situation and the impact or expected impact and Provider and Williams shall meet to formulate an action plan to minimize or eliminate the impact of such situation. The obligation to report situations unrelated to Provider's obligations under this Agreement shall not operate or be construed as imposing on Provider any affirmative obligation of inquiry not otherwise imposed by this Agreement.

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8.    PROJECT PERSONNEL

8.1   TRANSITIONED PERSONNEL.

      (a)   OFFERS AND EMPLOYMENT.

            (i) PROVIDER OFFERS OF EMPLOYMENT. Provider shall extend offers of employment to those Williams Personnel identified on SCHEDULE M and shall waive certain preconditions to such offers, including drug testing and/or medical examinations. Such offers shall be for employment with Provider as either regular employees, long-term supplemental employees or short-term supplemental employees and in positions comparable to those held by such employees at Williams, with initial base wages or salaries, severance (subject to SECTION 8.2(f)) and other terms of employment at least equal to that paid or provided to such Williams Personnel as of the date of such offers and variable compensation and employee benefits no less favorable than those regularly available to similarly situated Provider employees. Offers of employment as regular employees of Provider shall be for an indeterminate period of time. Unless otherwise specified below, in SCHEDULE M or agreed by the Parties, Williams Personnel accepting such offers shall be hired by Provider effective as of the Commencement Date. With respect to the following Williams Personnel, such Williams Personnel accepting such offers shall be hired by Provider effective as of the dates listed below (each such Williams Personnel, a "SECONDED EMPLOYEE" and each such date, a "SECONDARY HIRING DATE"): (i) for Williams Personnel for which a pension or retiree medical milestone date is specified in SCHEDULE M, the first day of the first full month after such milestone date; and (ii) for Williams Personnel who are specified in SCHEDULE M as being subject to visa, immigration, naturalization or other similar authorizations and requirements and for which Provider, using commercially reasonable efforts, is unable to complete the pre-employment hiring process prior to the Commencement Date, such date as mutually agreed to by the Parties. Williams shall make available to Provider for the period starting on the Commencement Date and ending on the applicable Secondary Hiring Date (each a "SECONDMENT PERIOD") the Seconded Employees for performance of the Services and the Seconded Employees shall work under Provider's direction and supervision during the Secondment Periods. Provider shall be responsible for any failure by the Seconded Employees to perform in accordance with Provider's obligations under this Agreement. Provider

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                  shall reimburse Williams for the cost to Williams of employing the Seconded Employees during the Secondment Periods that would have been borne by Provider for salaries, incentive compensation and benefits of such Seconded Employees during the Secondment Period had they been hired by Provider as of the Effective Date, instead of the Secondary Hiring Date, and providing their services to Provider during the applicable Secondment Period. The base salary, fringe rate and an estimated Secondment Period for each Seconded Employee is set forth in SCHEDULE M.

            (ii) ON-LEAVE EMPLOYEES. With respect to any Williams Personnel identified on SCHEDULE M who on the Commencement Date is on leave status, including without limitation medical, disability, industrial or sick leave, such employee shall remain an employee of Williams until such employee returns to work, with physician's release or other appropriate documentation stating that such employee may resume his or her prior work schedule. If such Williams Personnel returns to work within six (6) months after the Commencement Date, Provider shall promptly extend an offer of employment to such employee and the compensation and other terms and conditions of such offer shall be as set forth in this ARTICLE 8. If such Williams Personnel does not return within such six (6) month period, Provider shall be under no obligation to offer employment to such employee or to treat such employee as a Transitioned Employee hereunder.

            (iii) EMPLOYMENT EFFECTIVE DATE. All Williams Personnel who accept
                  Provider's offer of employment and begin work with Provider pursuant to the foregoing paragraphs are herein referred to as "TRANSITIONED EMPLOYEES." Each such Transitioned Employee's "EMPLOYMENT EFFECTIVE DATE" shall be the effective date on which Provider actually employs such employee.

      (b) RELOCATION OF TRANSITIONED EMPLOYEES. Provider shall not relocate a Transitioned Employee or his or her assigned work location during the six (6) months immediately following such Transitioned Employee's Employment Effective Date, unless such relocation or reassignment is expressly disclosed in the Transitioned Employee's offer letter and agreed to by him or her at the time of hiring.

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      (c)   ADDITIONAL TRANSITIONED EMPLOYEES. During the six (6) months following the Commencement Date, the Parties may agree upon, additional Williams Personnel to whom offers of employment are to be extended by Provider. The compensation and other terms and conditions of such offers of employment shall be as set forth in this ARTICLE 8, and Williams Personnel accepting such offers shall be treated as Transitioned Employees for all purposes.

      (d) REEMPLOYMENT OF TRANSITIONED EMPLOYEES. During the twenty-four (24) months following the Commencement Date, Williams may designate, subject to Provider's agreement (not to be unreasonably withheld), one or more Transitioned Employees to whom Williams may extend offers of reemployment. Provider shall actively support this process and not interfere with Williams's efforts to reemploy any such Transitioned Employee. Any Transitioned Employees so re-employed by Williams shall not be included in the calculation of the turnover rates specified in SECTION 8.4(b) and 8.8(c) below.

      (e) TRAINING/CAREER OPPORTUNITIES. Provider shall offer training, skills development and career growth opportunities to Transitioned Employees that are at least as favorable as those offered generally to its similarly situated employees.

8.2   EMPLOYEE BENEFIT PLANS.

      (a) GENERAL. Except as otherwise provided in this ARTICLE 8, Provider shall enroll each Transitioned Employee and his or her dependents, effective as of his or her Employment Effective Date, in the employee plans of Provider that are made available to similarly situated employees of Provider. Provider has listed all of such employee plans (and the eligibility of regular employees, long-term supplemental employees, and short-term supplemental employees therefor) on SCHEDULE M.1 and provided Williams with true and complete copies of the most recent summary plan descriptions and summary of material modifications for such employee plans or has provided a written summary where no current summary plan description exists. During the Term of this Agreement and any extensions thereof, compensation and benefits provided by Provider to Transitioned Employees shall be, in the aggregate, no less favorable than the compensation and benefits generally available to similarly situated Provider employees.

      (b) YEARS OF SERVICE CREDIT. The service prior to his or her Employment Effective Date of a Transitioned Employee who is a regular employee of Provider shall be recognized by Provider under Provider's employee plans for purposes of vacation time, short term disability, long term disability, severance, and rule of 65

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            unsubsidized access for retiree medical. In addition, the service prior to his or her Employment Effective Date of a Transitioned Employee who is a long-term supplemental employee or a short-term supplemental employee of Provider, shall be recognized by Provider for purposes of SECTION 8.2(f) below.

      (c) EMPLOYEE WELFARE BENEFIT PLANS. Subject to SECTION 8.2(a), each Transitioned Employee shall be eligible as of his or her Employment Effective Date to participate immediately in Provider's employee welfare benefit plans ("WELFARE PLANS"), which shall include medical care, hospitalization, life, accidental death and dismemberment, prescription drug, dental insurance benefits, short term disability and long term disability. Subject to SECTION 8.2(a), eligibility for, the benefits of, and the amount, if any, of employee contributions toward welfare plan coverage will be determined by Provider; provided, however, that each of Provider's welfare plans shall (i) waive all pre-existing condition exceptions, exclusionary provisions and/or waiting periods for each such Transitioned Employee and any eligible spouse or covered dependents, and (2) grant credit for years of service in accordance with SECTION 8.2(b). In addition, any out of pocket deductible amounts paid by any Transitioned Employee in the calendar year of his or her Employment Effective Date shall be applied toward any deductible required by Provider's group insurance program for the calendar year of his or her Employment.

      (d) PAID-TIME-OFF (VACATION/SICK LEAVE). Beginning on his or her Employment Effective Date, Provider shall make available to all Transitioned Employees paid-time-off benefits for vacation and sick leave under its applicable plans, with years of service of such Transitioned Employees determined in accordance with SECTION 8.2(b). The paid-time-off benefits provided by Provider shall be no less favorable than the vacation and sick leave benefits generally available to similarly situated Provider employees. Provider shall make every effort to recognize vacations plans made by the Transitioned Employees and approved by Williams prior to his or her Employment Effective Date and shall permit such Transitioned Employees to incur negative leave balances for this purpose.

      (e) BONUS PROGRAMS. Provider shall provide to the Transitioned Employees bonus programs no less favorable than the bonus programs available to similarly situated Provider employees.

      (f) SEVERANCE PAY PLANS. The Parties responsibilities with respect to separation packages for Transitioned Employees are as set forth in SCHEDULE J.

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8.3   OTHER EMPLOYEE MATTERS.

      As of the Employment Effective Date, the Transitioned Employees shall be employees of Provider for all purposes. Provider shall be responsible for funding and distributing benefits under the benefit plans in which Transitioned Employees participate on or after the Transitioned Employee's Employment Effective Date and for paying any compensation and remitting any income, disability, withholding and other employment taxes for such Transitioned Employees beginning on the Employment Effective Date. Unless otherwise agreed, Williams shall be responsible for funding and distributing benefits under the Williams benefit plans in which Transitioned Employees participated prior to the Employment Effective Date and for paying any compensation and remitting any income, disability, withholding and other employment taxes for such Transitioned Employees for the period prior to the Employment Effective Date of such Transitioned Employee. Williams shall provide Provider with such information in Williams's possession reasonably requested by Provider in order to fulfill its obligations under this ARTICLE 8. Transitioned Employees who are short-term supplemental employees of Provider may elect to continue to receive the Williams medical and dental benefits such employee received from Williams immediately prior to the Employment Effective Date (as and to the extent permitted under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended) during the term of such Transitioned Employee's employment with Provider as a short-term supplemental employee and Williams shall continue to pay the employer's contribution for such benefits. Provider shall promptly reimburse Williams for the amount of all such contributions. No later than seven days prior to the Commencement Date, Provider shall notify Williams of the expected term of each short-term supplemental employee so that the reimbursement of such employer contribution may be administered. If Provider extends the term of employment of any short-term supplemental employees beyond the original term, Provider shall provide Williams reasonable notice of such extension so that such reimbursement may be extended. If Provider extends the term of any short-term supplemental employee greater than 12 months, Provider will convert such short-term supplemental employee either to a long-term supplemental or to a regular employee of Provider.

8.4   KEY PROVIDER PERSONNEL AND CRITICAL SUPPORT PERSONNEL.

      (a)   APPROVAL OF KEY PROVIDER PERSONNEL.

            (i) Before assigning an individual to act as one of the Key Provider Personnel whether as an initial assignment or a subsequent assignment, Provider shall notify Williams of the proposed assignment, shall introduce the individual to appropriate Williams representatives, shall provide

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                  reasonable opportunity for Williams representatives to
                  interview the individual, and shall provide Williams with a resume and such other information about the individual as may be reasonably requested by Williams. If Williams in good faith objects to the proposed assignment, the Parties shall attempt to resolve Williams's concerns on a mutually agreeable basis. If the Parties have not been able to resolve Williams's concerns within five (5) business days of Williams communicating its concerns, Provider shall not assign the individual to that position and shall propose to Williams the assignment of another individual of suitable ability and qualifications.

            (ii) Provider shall identify and obtain Williams's approval of all Key Provider Personnel prior to the Commencement Date, but unless otherwise agreed, the number of Key Provider Personnel at any given point in time shall not exceed five percent (5%) of the total number of Provider Personnel dedicated to supporting Williams's account, but no less than 10 people at any time (even if 10 people exceeds 5%). The Key Provider Personnel that have been selected and approved as of the Effective Date are listed in SCHEDULE C.

            (iii) Williams may from time to time determine the positions designated as Key Provider Personnel under this Agreement with Provider's approval which shall not be unreasonably withheld.

      (b) CONTINUITY OF KEY PROVIDER PERSONNEL. Provider shall cause each of the Key Provider Personnel to devote substantially full time and effort to the provision of Services under this Agreement for, unless otherwise specified in SCHEDULE C, a minimum of two (2) years from the date he or she assumes the position in question (provided that, in the case of Key Provider Personnel assigned prior to the Commencement Date, the minimum period shall be two (2) years from the Commencement Date). Provider shall not transfer, reassign or remove any of the Key Provider Personnel (except as a result of voluntary resignation, involuntary termination for cause, illness, disability, or death) or announce its intention to do so during such two (2) year period without Williams's prior approval, which Williams may withhold in its sole discretion. In the event of the voluntary resignation, involuntary termination for cause, illness, disability or death of one of its Key Provider Personnel during or after the specified period, Provider shall (i) give Williams as much notice as reasonably possible of such development, and (ii) expeditiously identify and obtain Williams's approval of a suitable replacement. In addition, even after the specified two (2) year period, Provider

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            shall transfer, reassign or remove one of its Key Provider Personnel
            (except as a result of voluntary resignation, involuntary termination for cause, illness, disability, or death) only after (i) giving Williams at least forty-five (45) days prior notice of such action, (ii) identifying and obtaining Williams's approval of a suitable replacement at least thirty (30) days prior to such transfer, reassignment or removal and (iii) demonstrating to Williams's reasonable satisfaction that such action will not have an adverse impact on Provider's performance of its obligations under this Agreement. After such two year period, unless otherwise agreed, Provider shall not transfer, reassign or remove more than 50% Key Provider Personnel in any twelve (12) month period.

      (c) CONTINUITY OF CRITICAL SUPPORT PERSONNEL. Provider shall cause each of the Critical Support Personnel to devote substantially full time and effort to the provision of Services under this Agreement for the lesser of (i) the two (2) year period immediately following his or her Employment Effective Date or (ii) the period from his or her Employment Effective Date until the completion to Williams's reasonable satisfaction of any necessary knowledge transfer from such Critical Support Personnel to other Provider Personnel, such shorter period to be agreed to by the Parties. Provider shall not transfer, reassign or remove any of the Critical Support Personnel (except as a result of voluntary resignation, involuntary termination for cause, illness, disability, or death) during the specified period without Williams's prior approval, which Williams may withhold in its sole discretion. In the event of the voluntary resignation, involuntary termination for cause, illness, disability or death of one of its Critical Support Personnel during the specified period, Provider shall (i) give Williams as much notice as reasonably possible of such development, and (ii) expeditiously identify and obtain Williams's approval of a suitable replacement.

      (d) RETENTION AND SUCCESSION. Provider shall implement and maintain a retention strategy designed to retain Key Provider Personnel and Critical Support Personnel on the Williams account for the prescribed period. Provider shall also maintain active succession plans for each of the Key Provider Personnel positions. Provider shall implement various retention strategies to retain Key Provider Personnel and Critical Support Personnel, including but not limited to, granting stock options, awards, salary increases, recognition events and other retention and incentive programs on terms at least equal to those offered to similarly situated Provider employees. Upon termination or resignation of any Key Provider Personnel, Provider shall provide notice to Williams of such termination and identify potential suitable replacements.

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8.5   PROVIDER PROJECT EXECUTIVE.

      Provider shall designate a "PROVIDER PROJECT EXECUTIVE" for this Williams engagement who, unless otherwise agreed by Williams, shall maintain his or her office in Tulsa, Oklahoma. The Provider Project Executive shall (i) be one of the Key Provider Personnel; (ii) be a full time employee of Provider; (iii) devote his or her full time and effort to managing the Services; (iv) remain in this position for a minimum period of two (2) years from the initial assignment (except as a result of voluntary resignation, involuntary termination for cause, illness, disability, or death); (v) serve as the single point of accountability for the Services,
      (vi) be the single point of contact to whom all Williams communications concerning this Agreement may be addressed; (vii) have authority to act on behalf of Provider in all day-to-day matters pertaining to this Agreement; and (viii) have day-to-day authority for ensuring customer satisfaction and attainment of all Service Levels.

8.6 EVALUATION AND COMPENSATION OF PROVIDER PROJECT EXECUTIVE AND KEY PROVIDER PERSONNEL.

      Williams shall have a meaningful opportunity to provide information to Provider with respect to Williams's evaluation of the performance of the Provider Project Executive and the other Key Provider Personnel and such evaluation shall be considered and accorded substantial weight by Provider in establishing the incentive and annual total compensation of such individuals, in accordance with Provider's personnel policies for similarly situated employees (or a separate mutually agreed upon process, if such personnel policies are changed in a manner that eliminates such opportunity for Williams input). Such input may be based upon: (i) the level of customer satisfaction reflected in the periodic customer satisfaction surveys; (ii) the extent to which Provider has met or exceeded the Service Levels, Service Levels and Provider's other responsibilities and obligations under this Agreement; (iii) Provider's achievement of the objectives relating to Williams and its businesses set forth in SECTION 1.2, as reasonably determined by Williams and (iv) Williams's determination as to whether Provider has met the technical objectives set by the Williams executive officer sponsors (e.g., the Chief Financial Officer and the Chief Administrative Officer) or his or her designee.

8.7   PROVIDER PERSONNEL ARE NOT WILLIAMS EMPLOYEES.

      Except as otherwise expressly set forth in this Agreement, the Parties intend to create an independent contractor relationship and nothing in this Agreement shall operate or be construed as making Williams (or the Eligible Recipients) and Provider partners, joint venturers, principals, joint employers, agents or employees of or with the other. No

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      officer, director, employee, agent, Affiliate, contractor or subcontractor retained by Provider to perform work on Williams's behalf hereunder shall be deemed to be an officer, director, employee, agent, Affiliate, contractor or subcontractor of Williams or the Eligible Recipients for any purpose. Provider, not Williams or the Eligible Recipients, has the right, power, authority and duty to supervise and direct the activities of the Provider Personnel and to compensate such Provider Personnel for any work performed by them on the behalf of Williams or the Eligible Recipients pursuant to this Agreement. Each Party shall be responsible and therefore solely liable for all acts and omissions of its personnel to the extent required by applicable Law or specified in this Agreement.

8.8   REPLACEMENT, QUALIFICATIONS, AND RETENTION OF PROVIDER PERSONNEL.

      (a) SUFFICIENCY AND SUITABILITY OF PERSONNEL. Provider shall assign (or cause to be assigned) sufficient Provider Personnel to provide the Services in accordance with this Agreement and such Provider Personnel shall possess suitable competence, ability and qualifications and shall be properly educated and trained for the Services they are to perform.

      (b) REQUESTED REPLACEMENT. In the event that Williams determines lawfully and in good faith that the continued assignment to Williams of any individual Provider Personnel (including Key Provider Personnel) is not in the best interests of Williams or the Eligible Recipients, then Williams shall give Provider notice to that effect requesting that such Provider Personnel be replaced. Provider shall have ten (10) business days following Williams's request for removal of such Provider Personnel in which to investigate the matters forming the basis of such request, correct any deficient performance and provide Williams with assurances that such deficient performance shall not recur (provided that, if requested to do so by Williams for actual or suspected violations of Williams Rules, Provider shall immediately remove (or cause to be removed) the individual in question from all Williams sites pending completion of Provider's investigation and discussions with Williams). If, following such ten
            (10) business day period, Williams is not reasonably satisfied with the results of Provider's efforts to correct the deficient performance and/or to ensure its non-recurrence, Provider shall, as soon as possible, remove and replace such Provider Personnel with an individual of suitable ability and qualifications, without cost to Williams. Nothing in this provision shall operate or be construed to limit Provider's responsibility for the acts or omission of the Provider Personnel or be construed as joint employment.

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      (c)   TURNOVER RATE AND DATA. Provider shall use commercially reasonable efforts to keep the turnover rate of Provider Personnel to a level comparable to or better than the industry average for large, well-managed service companies performing services similar to the Services. Provider shall provide to Williams reports on a quarterly basis of the turnover rate of Provider Personnel. If Williams determines that the turnover rate of Provider Personnel is unacceptable and so notifies Provider, Provider shall within ten
            (10) business days (i) provide Williams with data concerning Provider's turnover rate of Provider Personnel, (ii) meet with Williams to discuss the reasons for the turnover rate of Provider Personnel, and (iii) submit a proposal for reducing the turnover rate of Provider Personnel for Williams's review and approval. Notwithstanding any transfer or turnover of Provider Personnel, Provider shall remain obligated to perform the Services without degradation and in accordance with the Service Levels. In addition, Provider shall notify Williams of any turnover of Provider Personnel with roles or functions that include the categories specified in the Policy and Procedures Manual. Such notice shall be provided to Williams within the timeframes specified in the Policy and Procedures Manual. Until such time as the Policy and Procedures Manual has been approved by Williams in accordance with this Agreement, Provider shall provide Williams with same day notice of any turnover of Provider Personnel.

      (d) RESTRICTIONS ON PERFORMING SERVICES TO COMPETITORS. Neither Provider nor any Subcontractor shall cause or permit any Key Provider Personnel to perform services directly or indirectly for a Direct Williams Competitor either while engaged in the provision of Services or during the six (6) months immediately following the termination of his or her involvement in the provision of such Services without Williams's prior written consent. If the Parties agree to expand the scope of Services provided under this Agreement, then the Parties shall meet and discuss in good faith whether a restriction more stringent than that set forth in this SECTION 8.8(d) is required to address Williams's concerns related to such expanded scope.

8.9   CONDUCT OF PROVIDER PERSONNEL.

      (a) CONDUCT AND COMPLIANCE. While at Williams Facilities and Williams Sites, Provider Personnel shall (i) comply with the Williams Rules and other rules and regulations regarding personal and professional conduct generally applicable to personnel at such Williams Facilities and Williams Sites (and communicated to Provider in writing or by any other means generally used by Williams to disseminate such information to its employees or contractors), (ii) comply with

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            reasonable requests of Williams or the Eligible Recipients personnel pertaining to personal and professional conduct, (iii) attend workplace training offered by Williams and/or the Eligible
            Recipients at Williams's request, and (iv) otherwise conduct themselves in a businesslike manner.

      (b) IDENTIFICATION OF PROVIDER PERSONNEL. All Provider Personnel shall clearly identify themselves to Williams, the other Eligible Recipients and third parties as Provider Personnel and not as employees of Williams and/or the Eligible Recipients. This shall include any and all communications, whether oral, written or electronic. Each Provider Personnel shall wear a badge indicating that he or she is employed by Provider or its Subcontractors when at a Williams Facility or Williams Site.

      (c) RESTRICTION ON MARKETING ACTIVITY. Except for marketing representatives designated in writing by Provider to Williams, none of the Provider Personnel shall conduct any marketing activities to Williams or Eligible Recipient employees at Williams Facilities or Williams Sites (including marketing of any New Services), other than, subject to SECTION 13.3, reporting potential marketing opportunities to Provider's designated marketing representatives.

8.10  SUBSTANCE ABUSE.

      Provider represents and warrants that it has and will maintain substance abuse policies, in each case in conformance with applicable Laws, and Provider Personnel will be subject to such policies. Provider represents and warrants that it shall require its Subcontractors and Affiliates providing Services to have and maintain such policy in conformance with applicable Law and to adhere to this provision.

8.11  UNION AGREEMENTS AND WARN ACT.

      (a) NOTICE BY PROVIDER. Provider shall provide Williams not less than ninety (90) days notice of the expiration of any collective agreement with unionized Provider Personnel if the expiration of such agreement or any resulting labor dispute could potentially interfere with or disrupt the business or operations of Williams or an Eligible Recipient or impact Provider's ability to timely perform its duties and obligations under this Agreement.

      (b) WARN ACT COMMITMENT. Provider shall not, for a period of sixty (60) days after the Employment Effective Date, cause any of the Transitioned Employees to suffer "employment loss" as that term is construed under the Worker Adjustment and Retraining Notification Act ("WARN ACT"), if such employment loss could

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            create any liability for Williams, the Eligible Recipients, or its or their Affiliates, unless Provider delivers notices under the WARN Act in a manner and at a time such that Williams, the Eligible Recipients, or its or their Affiliates bear no liability with respect thereto.

      (c) RESPONSIBILITY. Provider shall be responsible for any liability, cost, claim, expense, obligation or sanction attributable to any breach by Provider of SECTION 8.11(b) that results in Williams or the Eligible Recipients being in violation of the WARN Act or the regulations promulgated thereunder.

9.    PROVIDER RESPONSIBILITIES

9.1   POLICY AND PROCEDURES MANUAL.

      (a) DELIVERY AND CONTENTS. As part of the Services, and at no additional cost to Williams, Provider shall deliver to Williams for its review, comment and approval (i) a reasonably complete draft of the Policy and Procedures Manual within forty-five (45) days after the Commencement Date, and (ii) a final draft of the Policy and Procedures Manual within thirty (30) days of Provider's receipt of Williams's comments and suggestions (the "POLICY AND PROCEDURES MANUAL"). At a minimum, the Policy and Procedures Manual shall include the following:

            (i) a detailed description of the Services and the manner in which each will be performed by Provider, including (A) the Equipment, Software, and Systems to be procured, operated, supported or used; (B) documentation (including operations manuals, user guides, specifications, policies/procedures and disaster recovery plans) providing further details regarding such Services; and (C) the specific activities to be undertaken by Provider in connection with each Service, including, where appropriate, the direction, supervision, monitoring, staffing, reporting, planning and oversight activities to be performed by Provider under this Agreement; and (D) the processes, methodologies and controls to be implemented and used by Provider to meet its obligations in this Agreement (including, its obligations under SECTION 15.10) regarding compliance with applicable Laws, and generally accepted accounting principles;

            (ii) the procedures for Williams/Provider interaction and communication, including (A) call lists; (B) procedures for and limits on direct communication by Provider with Williams personnel; (C) problem management and escalation procedures;
                  (D) priority and project

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                  procedures; (E) Acceptance testing and procedures; (F) Quality
                  Assurance procedures and checkpoint reviews; and (G) annual and quarterly financial objectives, budgets, and performance goals;

            (iii) processes that conform and integrate with Williams's change control procedures and the regulatory compliance requirements (as further described in SECTION 15.10 and 15.14); and

            (iv) practices and procedures addressing such other issues and matters as Williams shall require.

                  Provider shall incorporate Williams's then current policies and procedures in the Policy and Procedures Manual to the extent it is directed to do so by Williams.

      (b) REVISION AND MAINTENANCE. Provider shall incorporate any comments or suggestions of Williams into the Policy and Procedures Manual and shall deliver a final revised version to Williams within thirty (30) days of its receipt of such comments and suggestions for Williams's approval. The Policy and Procedures Manual will be delivered and maintained by Provider in hard copy and electronic formats and will be accessible electronically via a secure web site to Williams management and End Users in a manner consistent with Williams's security policies.

      (c) COMPLIANCE. Provider shall perform those Services which are generally subject to generally accepted accounting principles in accordance with generally accepted accounting principles (except as otherwise instructed by Williams) and Williams's then current policies and procedures until the Policy and Procedures Manual is finalized and agreed upon by the Parties. Thereafter, Provider shall perform the Services in accordance with the Policy and Procedures Manual. In the event of a conflict between the provisions of this Agreement and the Policy and Procedures Manual, the provisions of this Agreement shall control unless the Parties expressly agree otherwise and such agreement is set forth in the relevant portion of the Policy and Procedures Manual.

      (d) MODIFICATION AND UPDATING. Provider shall promptly modify and update the Policy and Procedures Manual monthly to reflect changes in the operations or procedures described therein and to comply with Williams Standards, the Technology and Business Process Plan and Strategic Plans as described in SECTION 9.5. Provider shall provide the proposed changes in the manual to Williams for review, comment and approval. To the extent such change could (i)

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            increase Williams's total costs of receiving the Services; (ii)
            require material changes to the facilities, systems, software or equipment of Williams and/or the Eligible Recipients; (iii) have a material adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality or resource efficiency of the Services, or (iv) violate or be inconsistent with the Williams Standards, Provider shall not implement such change without first obtaining Williams's approval, which Williams may withhold in its sole discretion.

9.2   REPORTS.

      (a) REPORTS. Provider shall provide Williams with reports pertaining to the performance of the Services and Provider's other obligations under this Agreement sufficient to permit Williams to monitor and manage Provider's performance ("REPORTS"). The Reports to be provided by Provider shall include those described in SCHEDULE R in the format and at the frequencies provided therein, as well as those provided by Williams prior to the Commencement Date. In addition, from time to time, Williams may identify additional Reports to be generated by Provider and delivered to Williams on an ad hoc or periodic basis. All Reports shall be provided to Williams as part of the Services and at no additional charge to Williams. The Reports described in SCHEDULE R and, to the extent reasonably possible, all other Reports shall be provided to Williams (i) by secure on-line connection in an electronic format capable of being accessed by Microsoft Office components and downloadable by Williams, with the information contained therein capable of being displayed graphically and accessible from a web browser, or, (ii) at Williams' request, in traditional printed form.

      (b) BACK-UP DOCUMENTATION. As part of the Services, Provider shall provide Williams with such documentation and other information available to Provider as may be reasonably requested by Williams from time to time in order to verify the accuracy of the Reports provided by Provider. In addition, Provider shall provide Williams with all documentation and other information reasonably requested by Williams from time to time to verify that Provider's performance of the Services is in compliance with the Service Levels and this Agreement.

      (c) CORRECTION OF ERRORS. As part of the Services and at no additional charge to Williams, Provider shall promptly correct any errors or inaccuracies in or with respect to the Reports, the information or data contained in such Reports, or other contract deliverables caused by Provider or its agents, Subcontractors, Managed

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            Third Parties or third party product or service providers used by
            Provider to provide the Services.

9.3   GOVERNANCE MODEL; MEETINGS.

      (a) GOVERNANCE MODEL. The Parties will manage their relationship under this Agreement using the governance model in SCHEDULE T. The Parties shall use all commercially reasonable efforts to complete and agree upon SCHEDULE T on or before the Commencement Date.

      (b) MEETINGS. During the Term, representatives of the Parties shall meet periodically or as requested by Williams to discuss matters arising under this Agreement, including any such meetings provided for under the Transition Plan, the Transformation Plan and the Implementation Plan. Each Party shall bear its own costs in connection with the attendance and participation of such Party's representatives in such meetings. Such meetings shall include, at a minimum, the following (except to the extent the Parties agree on a different meeting schedule as set forth in SCHEDULE T from time to time):

            (i) a periodic meeting at least monthly to review performance and monthly reports, planned or anticipated activities and changes that might impact performance, and such other matters as appropriate;

            (ii) a quarterly management meeting to review the monthly reports for the quarter, review Provider's overall performance under the Agreement, review progress on the resolution of issues, provide a strategic outlook for Williams's and the Eligible Recipients' information systems requirements, and discuss such other matters as appropriate;

            (iii) a meeting associated with the transition and ongoing provision of the Services, quarterly during the first year of the Term and semi-annually thereafter;

            (iv) an annual meeting of senior management of both Parties to review relevant contract and performance issues;

            (v) a periodic meeting of management of both Parties in which Provider will (A) explain how the Systems that Provider operates in connection with the provision of the Services work and are operated, (B) explain how the Services are provided (in such detail as Williams may request), (C) provide such training and documentation as Williams may require for

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                  Williams to understand and operate such Systems and provide the Services after the termination or expiration of the Agreement; and

            (vi) such other meetings of Williams and Provider Personnel, including senior management of Provider, as Williams may reasonably request.

      (c) AGENDA AND MINUTES. For each such meeting, upon Williams request, Provider shall prepare and distribute an agenda, which will incorporate the topics designated by Williams. Provider shall distribute such agenda in advance of each meeting so that the meeting participants may prepare for the meeting. In addition, upon Williams request, Provider shall record and promptly distribute minutes for every meeting for review and approval by Williams.

      (d) END USER AND ELIGIBLE RECIPIENT MEETINGS. Provider shall notify the Williams Project Executive in advance of scheduled meetings with End Users or Eligible Recipients (other than meetings pertaining to the provision of specific Services on a day-to-day basis) and shall invite the Williams Project Executive to attend such meetings or to designate a representative to do so.

9.4   QUALITY ASSURANCE AND INTERNAL CONTROLS.

      Provider shall develop and implement Quality Assurance and internal control processes and procedures, including implementing tools and methodologies, to verify that the Services are performed (i) in an accurate and timely manner, (ii) in accordance with the Service Levels and other requirements of this Agreement, (iii) to the extent applicable to the particular Services, in a manner consistent with generally accepted accounting principles (unless otherwise instructed by Williams), (iv) the best practices of the finance and accounting and human resources business process services outsourcing industry, (v) the best practices of the information technology industry, (vi) subject to SECTION 15.10, the Laws applicable to Williams and the Eligible Recipients (including the Sarbanes-Oxley Act of 2002 and implementing Regulations promulgated by the United States Securities and Exchange Commission and Public Accounting Oversight Board) as interpreted by Williams and communicated to Provider and (vii) industry standards (e.g., QS 9000, ISO 9001/2000, ISO 14000, COSO, CobIT) applicable to Williams and the Eligible Recipients and the performance of the Services. Such procedures and controls shall include verification, checkpoint reviews, testing, acceptance, and other procedures for Williams to assure the quality and timeliness of Provider's performance. Without limiting the generality of the foregoing, Provider will:

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      (a)   Maintain a strong control environment in day-to-day operations, such that the following fundamental control objectives regarding the Services are met: (1) financial and operational information is valid, complete and accurate; (2) operations are performed efficiently and achieve effective results, consistent with the requirements of this Agreement; (3) assets are safeguarded; and (4) actions and decisions are in compliance with Laws to the extent set forth in SECTION 15.10;

      (b) Build the following basic control activities into Provider work processes related to the Services: (1) accountability clearly defined and understood; (2) access properly controlled; (3) adequate supervision; (4) transactions properly authorized; (5) transactions accurately recorded; (6) transactions recorded in the proper accounting period; (7) policies, procedures, and responsibilities documented; (8) adequate training and education; (9) adequate separation of duties; and (10) recorded assets compared with existing assets;

      (c) Develop and execute a process such that annual internal control self-assessments are performed with respect to all Services;

      (d) Maintain an internal audit function to sufficiently monitor the processes and Systems used to provide the Services (i.e., perform audits, track control measures, communicate status to management, drive corrective action, etc.). As part of such internal audit function, Provider will:

            (i) Develop and execute an annual risk assessment process to evaluate risk in the Services. This assessment shall become the basis to create an annual risk-based audit plan of the Services. The plan shall be provided to Williams for its review and approval thirty (30) days before the end of each calendar year;

            (ii) Promptly provide audit reports resulting from each subsequent audit contemplated by SECTION 9.4(d)(i) to Williams, and make information reasonably necessary to address any problems, issues or concerns of Williams relating to the results of such audit reports available to Williams upon request;

            (iii) Adopt a qualitative methodology (e.g., high, medium, low effectiveness) of reporting the level of controls and internal audit results;

            (iv) As part of the annual risk assessment, provide a summary of audit activity performed, associated significant findings, and status of follow-up

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                  activity, and a summary of control incidents (i.e., frauds, conflict of interest situations, etc.) and related corrective action, every six (6) months; and

            (v) Provide, on a quarterly basis, a written report that identifies, in sufficient detail but no less than that provided by Williams's ICQ process, any and all (i) changes to the internal control processes and procedures and (ii) deficiencies in compliance with the internal control processes and procedures.

      (e) Conduct, with the assistance of Williams, investigations of suspected fraudulent activities within the Provider's organization that impact or could impact Williams or the Eligible Recipients and notify Williams.

      (f) Provider shall submit such processes, procedures and internal controls to Williams for its review, comment and approval within thirty (30) days after the Commencement Date. Upon Williams's approval, such processes and procedures shall be included in the Policy and Procedures Manual. Prior to the approval of such processes and procedures by Williams, Provider shall adhere strictly to Williams's then current policies and procedures. No failure or inability of the quality assurance procedures to disclose any errors or problems with the Services shall excuse Provider's failure to comply with the Service Levels and other terms of this Agreement.

      (g) Work with Williams, and with Williams's prior approval, implementing compliance measures to satisfy Williams requirements relating to its compliance with the Sarbanes-Oxley Act and associated regulations, including, without limitation, Williams' certification as to internal controls.

9.5   PROCESSES, PROCEDURES, ARCHITECTURE, STANDARDS AND PLANNING.

      (a) PROVIDER SUPPORT. As requested by Williams, Provider shall assist Williams in defining (A) finance and accounting and human resources standards, policies, practices processes, procedures and controls to be adhered to and enforced by Provider in performance of the Services; and (B) IT technologies, architectures, standards, products and systems to be applied or used by Provider in providing the Services (collectively, the "WILLIAMS STANDARDS") and in annually preparing long-term strategic Plans and short-term implementation plans based thereon. The assistance to be provided by Provider shall include: (i) active participation with Williams representatives on permanent and ad-hoc committees and working

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            groups addressing such issues; (ii) assessments of the then-current
            Williams Standards at a level of detail reasonably specified by Williams; (iii) analyses of the appropriate direction for such Williams Standards in light of business priorities, business strategies, competitive market forces, and changes in technology;
            (iv) the provision of information to Williams regarding Provider's technology, business processes and telecommunications strategies for its own business; and (v) recommendations regarding standards, processes, procedures and controls and associated information technology architectures, standards, product and systems. With respect to each recommendation, Provider shall provide the following at a level of detail reasonably specified by Williams: (i) the projected cost to Williams and the Eligible Recipients and cost/benefit analyses; (ii) the changes, if any, in the personnel and other resources Provider, Williams and/or the Eligible Recipients will require to operate and support the changed environment; (iii) the resulting impact on the total costs of Williams and the Eligible Recipients; (iv) the expected performance, quality, responsiveness, efficiency, reliability, security risks and other service levels; and (v) general plans and projected time schedules for development and implementation. Any assistance provided by Provider under SECTION 9.5 shall be at no additional Charge beyond the Charges specified in SCHEDULE J for the Services, unless an additional Charge has been approved by Williams.

      (b) PROVIDER FAMILIARITY WITH WILLIAMS STANDARDS. Provider is fully informed as to the Williams Standards provided by Williams as of the Commencement Date, both through due diligence and its hiring of the Transitioned Employees. Provider shall be responsible for integrating the Williams Standards into the Policy and Procedures Manual in accordance with SECTION 9.1. Additions, deletions or modifications to the Williams Standards shall be communicated in writing by Williams to Provider and will be made available to Provider through Williams's Virtual Policy Center or other means.

      (c) WILLIAMS AUTHORITY AND PROVIDER COMPLIANCE. Williams shall have final authority to promulgate Williams Standards and to modify or grant waivers from such Williams Standards. Provider shall (i) comply with and implement the Williams Standards in providing the Services, (ii) work with Williams to enforce the Williams Standards,
            (iii) modify the Services as and to the extent necessary to conform to such Williams Standards, and (iv) obtain Williams's prior written approval for any deviations from such Williams Standards. Provider's compliance with new Williams Standards and its modification of the Services in accordance therewith may or may not constitute a New Service.

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      (d)   FINANCIAL, FORECASTING AND BUDGETING SUPPORT. On a monthly basis,
            Provider shall provide a twelve (12) month (or longer upon reasonable request of Williams) rolling forecast to Williams for Williams's forecasting and budgeting purposes, including: (i) actual and forecasted utilization of Resource Units; and (ii) actual and forecasted changes in the total price or resource utilization of Williams and the Eligible Recipients associated with changes to the environment. In addition, on an annual basis, Provider shall provide information to Williams regarding opportunities to modify or improve the Services, and reduce the Charges and/or total price to Williams of receiving the Services.

      (e) TECHNOLOGY AND BUSINESS PROCESS PLAN. Provider shall develop and implement a technology and business process plan ("TECHNOLOGY AND BUSINESS PROCESS PLAN") that contains the information described in
            SECTION 9.5(e)(ii) below and is consistent with the Williams Standards and Strategic Plan that describes Williams's strategic objectives and its planned means to achieve them. The Technology and Business Process Plan will also describe how Provider will provide the Services to support Williams in Williams's efforts (i) to achieve the Strategic Plan objectives and (ii) to implement and support its business, finance, accounting and information technology objectives and strategies. The development of the Technology and Business Process Plan will be an iterative process that Provider shall carry out in consultation with Williams. The timetable for finalization of the Technology and Business Process Plan shall be set each year having regard to the timetable for the Strategic Plan.

            (i) PROCESS. The process for developing and approving the Technology and Business Process Plan shall be as follows. Provider shall provide a draft Technology and Business Process Plan each year that includes multi-year implementation plans to achieve multi-year objectives. Williams shall review the draft Technology and Business Process Plan and provide requested amendments. Provider shall incorporate any such amendments, unless it reasonably believes that any requested amendment would not assist Williams to achieve its objectives and strategies. Williams and Provider shall escalate any disagreements about requested amendments to the draft Technology and Business Process Plan in accordance with the dispute resolution procedure in ARTICLE 19. Following approval by Williams, the draft Technology and Business Process Plan will replace the previous plan. Approval of the Technology and Business Process Plan by Williams shall not relieve Provider of any obligation under this Agreement in relation to its provision of the Services.

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            (ii)  CONTENTS. In the Technology and Business Process Plan,
                  Provider shall, among other things, include plans for: (A) refreshing Equipment and Software (consistent with the refresh cycles defined in SECTION 11.7(e), (f) and (g); (B) adopting new technologies and business processes as part of the Technology and Business Process Evolution of the Services, as defined in this Agreement; and (C) maintaining flexibility as described in SECTION 11.7. In the Technology and Business Process Plan, Provider shall also present implementation plans for promoting the achievement of the Strategic Plan and the Williams Standards in areas relating to the Services.

            (iii) COMPLIANCE AND REPORTING. Provider shall comply with the
                  Technology and Business Process Plan at all times, unless Williams agrees to depart from the Technology and Business Process Plan. Any such agreement to depart from the Technology and Business Process Plan from the date on which it is signed by Williams will not relieve Provider of its responsibilities under the previous plan prior to the date of such agreement.

9.6   CHANGE CONTROL.

      (a) COMPLIANCE WITH CHANGE CONTROL PROCEDURES. In requesting or making any System Change and/or Business Process Change in the finance and accounting standards, business processes, procedures and controls or associated IT technologies, architectures, standards, products, Software, Equipment, Systems, Services or Materials provided, operated, managed, supported or used in connection with the Services, both Parties shall comply with the Change Control Procedures specified in the Policy and Procedures Manual. Prior to making any System Change or using any new (e.g., not tested in or for the Williams environment) Software or Equipment to provide the Services, Provider shall have verified by appropriate testing that the change or item has been properly installed, is operating in accordance with its specifications, is performing its intended functions in a reliable manner and is compatible with and capable of operating as part of the Williams environment. This obligation shall be in addition to any unit testing done by Provider as part of routine deployment or installation of Software or Equipment.

      (b) SYSTEM CHANGE/BUSINESS PROCESS CHANGE COSTS. Unless otherwise set forth in this Agreement, including specified in SCHEDULE E, or approved in accordance with SECTION 9.6(c) or otherwise, Provider shall bear all charges, fees and costs

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            associated with any System Change and/or Business Process Change desired by Provider, including all charges, fees and costs associated with (i) the design, installation, implementation, testing and rollout of such System Change and/or Business Process Change, (ii) any modification or enhancement to, or substitution for, any impacted business processes or associated Software, Equipment or System, (iii) any increase in the cost to Williams or the Eligible Recipients of operating, maintaining or supporting any impacted business process or associated Software, Equipment or System, and (iv) subject to SECTION 9.6(h), any increase in resource usage to the extent it results from a System Change and/or Business Process Change.

      (c) WILLIAMS APPROVAL - COST, ADVERSE IMPACT. Provider shall make no System Change and/or Business Process Change which may (i) increase Williams's total cost of receiving the Services; (ii) require material changes to Williams's or an Eligible Recipient's business operations, environments, facilities, systems, software, utilities, tools or equipment (including those provided, managed, operated, supported and/or used on their behalf by Williams Third Party Contractors); (iii) require Williams, the Eligible Recipients or Provider to install a new version, release, upgrade of, or replacement for, any Software or Equipment or to modify any Software or Equipment, (iv) have a material adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality or resource efficiency of the Services; (v) have an adverse impact on any Applications run by Williams or the Eligible Recipients, (vi) have an adverse impact on the cost, either actual or planned, to Williams of terminating all or any part of the Services or exercising its right to in-source or use third parties;
            (vii) have an adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality, cost or resource efficiency of William's Retained Systems and Business processes or require change to Williams's Retained Systems and Business Processes; or (viii) violate or be inconsistent with Williams Standards or Strategic Plans as specified in SECTION 9.5, without first obtaining Williams's approval, which approval Williams may withhold in its sole discretion. If Provider desires to make such a System Change and/or Business Process Change, it shall provide to Williams a written proposal describing in detail the extent to which the desired System Change and/or Business Process Change may affect the functionality, performance, price or resource efficiency of the Services and any benefits, savings or risks to Williams or the Eligible Recipients associated with such System Change and/or Business Process Change.

      (d) WILLIAMS APPROVAL - REQUIRED SOFTWARE OR EQUIPMENT CHANGE. Provider shall make no System Change and/or Business Process Change that may require

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            Williams to install a new version, release or upgrade of, or replacement for, any Software or Equipment or to modify any Software or Equipment without first obtaining Williams's approval, which approval Williams may withhold in its sole discretion.

      (e) TEMPORARY EMERGENCY CHANGES. Notwithstanding the foregoing, Provider may make temporary System Changes required by an emergency if it has been unable to contact the Williams Project Executive or his or her designee to obtain approval after making reasonable efforts. Provider shall document and report such emergency changes to Williams not later than the next business day after the change is made. Such System Changes shall not be implemented on a permanent basis unless and until approved by Williams.

      (f) IMPLEMENTATION OF SYSTEM CHANGES. Provider will schedule and implement all System Change and/or Business Process Change so as not to (i) disrupt or adversely impact the business or operations of Williams or the Eligible Recipients, (ii) degrade the Services then being received by them, or (iii) interfere with their ability to obtain the full benefit of the Services.

      (g) PLANNING AND TRACKING. On a monthly basis, Provider will prepare a rolling quarterly "look ahead" schedule for ongoing and planned System Change and/or Business Process Change for the next three (3) months. The status of System Change and/or Business Process Change will be monitored and tracked by Provider against the applicable schedule.

      (h) COMPARISONS. For any System Change and/or Business Process Change, Provider shall, upon Williams's request, perform a comparison at a reasonable and mutually agreed level of detail, between the amount of resources required by the affected Business Process, Software or Equipment to perform a representative sample of the processing being performed for Williams and the Eligible Recipients immediately prior to the System Change and/or Business Process Change and immediately after the System Change and/or Business Process Change. Williams shall not be required to pay for increased resource usage due to a System Change and/or Business Process Change except to the extent that such System Change and/or Business Process Change is requested or approved by Williams after notice from Provider of such increased resource usage.

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9.7   SOFTWARE CURRENCY.

      (a) CURRENCY OF SOFTWARE. Subject to and in accordance with SECTIONS 6.4, 9.5, 9.6, 9.7(c) and SCHEDULE J, Provider agrees to maintain reasonable currency for Software for which it is financially responsible under this Agreement and to provide maintenance and support for new releases and versions of Software for which it is operationally responsible. For purposes of this Section, "reasonable currency" shall mean that, unless otherwise directed by Williams,
            (i) Provider shall maintain Software within one Major Release of the then current Major Release, unless otherwise specified in SCHEDULE J, ATTACHMENT J-10, and (ii) Provider shall install Minor Releases promptly or, if earlier, as requested by Williams. Provider will maintain reasonable numbers of multiple Major Releases for which commercial support is available, as directed by Williams, without any increase in the Monthly Base Charges.

      (b) EVALUATION AND TESTING. Prior to installing a new Major Release or Minor Release, Provider shall evaluate and test such Release to verify that it will perform in accordance with this Agreement and the Williams Standards and that it will not (i) increase Williams's total cost of receiving the Services; (ii) require material changes to Williams's or the Eligible Recipient's business, facilities, systems, software or equipment; or (iii) adversely impact the functionality, interoperability, performance or resource efficiency of the Services. The evaluation and testing performed by Provider shall be at least consistent with the reasonable and accepted industry norms applicable to the performance of such Services and shall be at least as rigorous and comprehensive as the evaluation and testing usually performed by highly qualified service providers under such circumstances.

      (c) APPROVAL BY WILLIAMS. Notwithstanding SECTION 9.7(a) and (b), Provider shall confer with Williams prior to installing any Major Release or Minor Release, shall provide Williams with the results of its testing and evaluation of such Release and a detailed implementation plan and shall not install such Release if directed not to do so by Williams. Where specified by Williams, Provider shall not install new Software releases or make other Software changes until Williams has completed and provided formal signoff on successful user acceptance testing. Notwithstanding the foregoing, Provider shall not install new Software releases or make other Software changes if doing so would require Williams or the Eligible Recipients to install new releases of, replace, or make other changes to Applications Software or other Software for which Williams is financially responsible unless Williams consents to such change. Provider shall install,

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            operate and support reasonable numbers of multiple versions of the same Software as and to the extent directed to do so by Williams.

      (d) UPDATES BY WILLIAMS. Williams and the Eligible Recipients shall have the right, but not the obligation, to install new releases of, replace, or make other changes to Applications Software or other Software for which Williams is financially responsible under this Agreement.

9.8   ACCESS TO SPECIALIZED PROVIDER SKILLS AND RESOURCES.

      Upon Williams's request, Provider shall provide Williams and the Eligible Recipients with prompt access to Provider's specialized services, personnel and resources pertaining to finance and accounting and human resources standards, processes and procedures and associated software, equipment and systems on an expedited basis taking into account the relevant circumstances (the "SPECIALIZED SERVICES"). The Parties acknowledge that the provision of such Specialized Services may, in some cases, constitute New Services for which Provider is entitled to additional compensation, but in no event shall Provider be entitled to any additional compensation for New Services under this subsection unless the Williams Project Executive and Provider Project Executive, or their authorized designee, expressly agree upon such additional compensation or Provider's entitlement to additional compensation is established through the dispute resolution process. If Williams authorizes Provider to proceed but the Parties disagree as to whether the authorized work constitutes New Services and Williams reasonably believes that such work is material and is required on an urgent basis, Provider shall (reserving its rights) proceed with such work, Williams shall pay for such work at the rates set forth in SCHEDULE J (reserving its rights that resolution of the dispute may result in a lower rate) and the disagreement shall be submitted to dispute resolution pursuant to ARTICLE 19. For avoidance of doubt, access to Provider's personnel with appropriate skills and training in Oracle products shall not constitute a Specialized Services for which Provider shall be entitled to additional compensation.

9.9   AUDIT RIGHTS.

      (a) PROVIDER RECORDS. Provider shall, and shall cause its Subcontractors and suppliers to, maintain complete and accurate records of and supporting documentation for all Charges, all Williams Data and all transactions, authorizations, System Changes, implementations, soft document accesses, reports, analyses, procedures, controls, records, data or information created, generated, collected, processed or stored by Provider in the performance of its obligations under this Agreement ("CONTRACT RECORDS"). Provider shall maintain

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            such Contract Records in accordance with applicable Laws and generally accepted accounting principles (unless otherwise directed by Williams) for the applicable jurisdiction applied on a consistent basis. Provider shall retain Contract Records in accordance with Williams's record retention policy as modified from time to time and provided to Provider in writing.

      (b)   OPERATIONAL AUDITS. During the Term and for a period of thirty-six
            (36) months after the end of any Termination Assistance Services period (the "AUDIT PERIOD"), Provider shall, and shall cause its Subcontractors to, provide to Williams (and internal and external auditors, inspectors, regulators and other representatives that Williams may designate from time to time) access at reasonable hours to Provider Personnel, to the facilities at or from which Services are then being provided and to Provider records and other pertinent information, all to the extent relevant to the Services and Provider's obligations under this Agreement. Such access shall be provided for the purpose of performing audits and inspections of Williams and its businesses, to (i) verify the integrity of Williams Data, (ii) examine the systems that process, store, support and transmit that data, (iii) examine the internal controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls) and the security (including physical and logical information technology security), disaster recovery and back-up practices and procedures; (iv) examine Provider's performance of the Services; (v) verify Provider's reported performance against the applicable Service Levels; (vi) examine Provider's measurement, monitoring and management tools; and (vii) enable Williams and the Eligible Recipients to meet applicable legal, regulatory and contractual requirements (including the Sarbanes-Oxley Act of 2002 and the implementing regulations promulgated by the United States Securities and Exchange Commission and Public Accounting Oversight Board), in each case to the extent applicable to the Services. Provider shall during the Audit Period (A) provide any assistance reasonably requested by Williams or its designee in conducting any such audit, including installing and operating audit software, (B) make requested personnel (to the extent still employed by Provider), records and information available to Williams or its designee, and
            (C) in all cases, provide such assistance, personnel, records and information in an expeditious manner to facilitate the timely completion of such audit. Provider shall reimburse Williams for the actual cost of any follow on audit conducted by Williams to confirm that an issue identified in a previous audit has been appropriately corrected or resolved. In addition, if Williams suspects a non-trivial breach of this Agreement, and Provider does not present sufficient evidence to Williams that such non-trivial breach does not exist or has been appropriately corrected or resolved, and if

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            Williams subsequently conducts an audit and confirms the existence of such non-trivial breach, then Provider shall promptly reimburse Williams for the actual cost of such audit.

      (c) FINANCIAL AUDITS. During the Audit Period, Provider shall, and shall cause its Subcontractors to, provide to Williams (and internal and external auditors, inspectors, regulators and other representatives that Williams may designate from time to time, provided such personnel are escorted by Provider) access at reasonable hours to Provider Personnel and to Contract Records and other pertinent information, all to the extent relevant to the performance of Provider's obligations under this Agreement. Such access shall be provided for the purpose of performing audits and inspections to (i) verify the accuracy and completeness of Contract Records, (ii) verify the accuracy and completeness of Charges and any Pass-Through Expenses and Out-of-Pocket Expenses, (iii) examine the financial controls, processes and procedures utilized by Provider, (iv) examine Provider's performance of its other financial obligations, and (v) enable Williams and the Eligible Recipients to meet applicable legal, regulatory and contractual requirements, in each case to the extent applicable to the Services and/or the Charges for such Services. Provider shall (A) provide any assistance reasonably requested by Williams or its designee in conducting any such audit,
            (B) make requested personnel, records and information available to Williams or its designee during the Term and thereafter, during the period specified in Williams's records retention policy, as it may be modified from time to time, and (C) in all cases, provide such assistance, personnel, records and information in an expeditious manner to facilitate the timely completion of such audit. If any such audit reveals an overcharge by Provider, and Provider does not successfully dispute the amount questioned by such audit in accordance with ARTICLE 19, Provider shall promptly pay to Williams the amount of such overcharge, together with interest from the date of Provider's receipt of such overcharge at the maximum amount permitted under applicable law or the rate of one and one-half percent (1.5%) per month, whichever is less. In addition, if any such audit reveals an overcharge of more than five percent (5%) of the aggregated audited Charges for the applicable audit, Provider shall promptly reimburse Williams for the actual cost of the entire audit, provided that the audit was not performed on a contingent fee basis.

      (d) AUDIT ASSISTANCE. Williams and certain Eligible Recipients may be subject to regulation and audit by governmental bodies, other regulatory authorities, customers or other parties to contracts with Williams or an Eligible Recipient under applicable Laws, rules, regulations, standards and contract provisions. If a governmental body, other regulatory authority or customer or other party to a

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            contract with Williams or an Eligible Recipient exercises its right to examine or audit Williams's or an Eligible Recipient's books, records, documents or practices and procedures pursuant to such Laws, rules, regulations, standards or contract provisions, Provider shall provide all assistance requested by Williams or the Eligible Recipient in responding to such audits or requests for information provided that assistance required in excess of those Provider Personnel primarily assigned to provide or support the Services may result in additional charges to Williams to the extent that (a) Provider has used all reasonable efforts to mitigate such increased costs, (b) Provider has notified Williams in advance of such fact and the need for such additional costs, and (c) Williams has approved in writing of such additional costs.

      (e)   GENERAL PROCEDURES.

            (i) Provider shall obtain audit rights equivalent to those specified in this SECTION 9.9 from all Subcontractors and will cause such rights to extend to Williams.

            (ii) Notwithstanding the intended breadth of Williams's audit rights, Williams and its designated representatives shall not be given access to (A) the proprietary information of other Provider customers, (B) Provider locations that are not related to Williams, the Eligible Recipients or the Services, or (C) Provider's internal costs, except to the extent such costs are the basis upon which Williams is charged.

            (iii) In performing audits, Williams shall endeavor to avoid unnecessary disruption of Provider's operations and unnecessary interference with Provider's ability to perform the Services in accordance with the Service Levels.

            (iv) Following any audit, Williams shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Provider to obtain factual concurrence with issues identified in the review.

            (v) Williams shall be given adequate private workspace in which to perform an audit, plus reasonable access to photocopiers, telephones, facsimile machines, computer hook-ups, and any other facilities or equipment needed for the performance of the audit.

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            (vi)  To the extent practicable, Williams shall provide Provider with reasonable notice prior to any operational or financial audit initiated by Williams; provided that no such notice shall be required with respect to audits conducted by government auditors, inspectors, regulators or representatives.

            (vii) In the event that Williams uses external auditors to perform auditing activities for Williams, Williams shall require such external auditors to execute non-disclosure agreements substantially in the form of EXHIBIT 1, (Form of Non-Disclosure Agreement).

      (f) PROVIDER INTERNAL AUDIT. If Provider determines as a result of its own internal audit that it has overcharged Williams, then Provider shall promptly pay to Williams the amount of such overcharge, together with interest from the date of Provider's receipt of such overcharge at the rate of one and one-half percent (1.5%) per month.

      (g) PROVIDER RESPONSE. Provider and Williams shall meet to review each audit report promptly after the issuance thereof. Provider will respond to each audit report in writing within thirty (30) days from receipt of such report, unless a shorter response time is specified in such report. Provider and Williams shall develop and agree upon an action plan to promptly address and resolve any deficiencies, concerns and/or recommendations in such audit report and Provider, at its own expense, shall undertake remedial action in accordance with such action plan and the dates specified therein to the extent necessary to comply with Provider's obligations under this Agreement.

      (h) PROVIDER RESPONSE TO NON-WILLIAMS AUDITS. If an audit by a governmental body or regulatory authority having jurisdiction over Williams, an Eligible Recipient or Provider results in a finding that Provider is not in compliance with any applicable generally accepted accounting principle or other audit requirement or, subject to SECTION 15.10 any Law relating to the performance of its obligations under this Agreement, Provider shall, at its own expense and within the time period specified by such auditor, address and resolve the deficiency(ies) identified by such governmental body or regulatory authority.

      (i) SAS70 AUDIT. In addition to its other obligations under this SECTION 9.9, Provider shall cause a Type 2 Statement of Auditing Standards ("SAS") 70 audit (or equivalent audit) to be conducted with respect to certain Provider facilities at or from which the Services are provided. Provider shall promptly provide a copy of

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            the resulting audit report to Williams as it pertains to the
            Services being performed for Williams.

      (j) AUDIT COSTS. Provider and its Subcontractors and suppliers shall provide the Services described in this SECTION 9.9 at no additional charge to Williams, subject to the Parties' discussions in governance regarding staffing and re-prioritization of Projects and related efforts, if required due to extraordinary or atypical levels of audit activity for Williams.

9.10  AGENCY AND DISBURSEMENTS.

      (a) DISBURSEMENTS. Beginning on the Commencement Date, Provider shall make payments to certain lessors, licensors and suppliers as paying agent of Williams or the Eligible Recipients, or shall reimburse Williams for payments made by Williams or the Eligible Recipients to such lessors, licensors and suppliers, if and to the extent such payments relate or to Third Party Contracts, Equipment Leases or Third Party Software licenses as to which Provider is financially responsible as set forth in SCHEDULE U, but which have not been formally transferred to Provider.

      (b) LIMITED AGENCY. Williams hereby appoints Provider as its limited agent during the Term solely for the purposes of the administration of and payment of Pass-Through Expenses, amounts under Managed Third Party Agreements and Managed Transport Agreements, and amounts under Third Party Contracts, Equipment Leases and Third Party Software licenses for which Provider is financially responsible under SCHEDULES E or U. Williams shall provide, on a timely basis, such affirmation of Provider's authority to such lessors, licensors, suppliers, and other third parties as Provider may reasonably request.

      (c) REIMBURSEMENT FOR SUBSTITUTE PAYMENT. If either Party in error pays to a third party an amount for which the other Party is responsible under this Agreement, the Party that is responsible for such payment shall promptly reimburse the paying Party for such amount.

      (d) NOTICE OF DECOMMISSIONING. Provider agrees to notify Williams promptly if and to the extent any Williams or Eligible Recipient owned Equipment or Williams or Eligible Recipient leased Equipment will no longer be used to provide the Services. The notification will include the identification of the Equipment, and the date it will no longer be needed by Provider, along with the reason for decommissioning. Upon receipt of any such notice, Williams may (or may cause the applicable Eligible Recipient to), in its sole discretion, terminate the

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            Equipment lease for such leased Equipment as of the date specified in such notice and sell or otherwise dispose of or redeploy such Williams or Eligible Recipient owned Equipment that is the subject of such a notice as of the date specified in such notice. Upon Provider ceasing to use any Williams or Eligible Recipient owned Equipment (or, in the case of or Williams or Eligible Recipient leased Equipment, upon the last day Williams or Eligible Recipient is obligated to make such leased Equipment available to Provider, if earlier), Provider shall return the same to Williams, the Eligible Recipients and/or their designee(s) in condition at least as good as the condition thereof on the Commencement Date, ordinary wear and tear excepted. If such Equipment is not already located at a Williams location, Provider shall, at Williams's expense, deliver such Equipment to the location designated by Williams, the Eligible Recipients and/or their designee(s).

9.11  SUBCONTRACTORS.

      (a) USE OF SUBCONTRACTORS. Provider shall not subcontract any of its responsibilities without Williams's prior written approval, which may be withheld in Williams's sole discretion. Prior to entering into a subcontract with a third party for the Services, Provider shall (i) give Williams reasonable prior notice specifying the components of the Services affected, the scope of the proposed subcontract, the identity and qualifications of the proposed Subcontractor, and the reasons for subcontracting the work in question; and (ii) obtain Williams's prior written approval of such Subcontractor. Williams also shall have the right during the Term to revoke its prior approval of a Subcontractor and direct Provider to replace such Subcontractor as soon as possible. Such replacement shall be at no additional cost to Williams if Williams's reason for revoking its prior approval of Subcontractor was for cause. With respect to a Subcontractor where William's reason for revoking its prior approval of such Subcontractors was other than for cause, Williams may incur additional charges in the event charges for a replacement Subcontractor are higher than the charges for the original Subcontractor; (a) provided Provider has used commercially reasonable efforts to mitigate such increased costs, (b) Provider has notified Williams in advance of such fact and the need for such additional costs, and (c) Williams has approved in writing of such additional costs. In addition, Williams may incur additional charges if it requires termination of a Subcontractor where the subcontract was a Third Party Contract assigned to Provider by Williams if such Third Party Contract does not permit termination without additional charges. With respect to any Provider Affiliates who are Subcontractors, Williams may only require replacement of such Provider Affiliate for cause, and such replacement shall be at no additional cost to Williams.

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      (b)   SHARED SUBCONTRACTORS. Provider may, in the ordinary course of business, subcontract (i) for third party services or products that are not a material portion of the Services, that are not exclusively dedicated to Williams and that do not include regular direct contact with Williams or Eligible Recipient personnel or the performance of services at Williams sites, or (ii) with temporary personnel firms for the provision of temporary contract labor (collectively, "SHARED SUBCONTRACTORS"); provided, that such Shared Subcontractors possess the training and experience, competence and skill to perform the work in a skilled and professional manner. Williams shall have no approval right with respect to such Shared Subcontractors. If, however, Williams expresses dissatisfaction with the services of a Shared Subcontractor, Provider shall work in good faith to resolve Williams's concerns on a mutually acceptable basis and, at Williams' request, replace such Shared Subcontractor. Such replacement shall be at no additional cost to Williams if Williams's reason for requesting replacement of such Subcontractor was for cause. With respect to a Subcontractor where William's reason for requesting replacement of such Subcontractors was other than for cause, Williams may incur additional charges in the event charges for a replacement Shared Subcontractor are higher than the charges for the original Shared Subcontractor (a) provided Provider has used commercially reasonable efforts to mitigate such increased costs,
            (b) Provider has notified Williams in advance of such fact and the need for such additional costs, and (c) Williams has approved in writing of such additional costs.

      (c) PROVIDER RESPONSIBILITY. Provider shall be responsible for any failure by any Subcontractor or Subcontractor personnel to perform in accordance with this Agreement or to comply with any duties or obligations imposed on Provider under this Agreement to the same extent as if such failure to perform or comply was committed by Provider or Provider employees. Provider shall be responsible for the performance of all such Subcontractors and Subcontractor personnel providing any of the Services hereunder. Provider shall be Williams's sole point of contact regarding the Services, including with respect to payment.

9.12  GOVERNMENT CONTRACT FLOW-DOWN CLAUSES.

      (a) GENERAL. The Parties acknowledge and agree that, as a matter of federal procurement law, Provider may be deemed a "SUBCONTRACTOR" to Williams and/or an Eligible Recipient under one or more of their contracts with the federal government, that the Services provided or to be provided by Provider in such circumstances constitute "COMMERCIAL ITEMS" as that term is defined in the Federal Acquisition Regulation, 48 C.F.R. Section 52.202, and that

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            "SUBCONTRACTORS" providing "COMMERCIAL ITEMS" under government contracts are subject to certain mandatory "FLOW-DOWN" clauses (currently, (i) Equal Opportunity, (ii) Affirmative Action for Special Disabled and Vietnam Era Veterans, and (iii) Affirmative Action for Handicapped Workers) under the Federal Acquisition Regulation, 48 C.F.R. Section 52.244-6. The Parties agree that, insofar as certain clauses are be required to be flowed down to Provider, Provider shall comply with such clauses at no additional cost to Williams.

      (b) SPECIAL REQUIREMENTS. The Parties do not believe that the Services provided by Provider under this Agreement will be subject to government flow-down requirements other than those associated with any subcontracts for commercial items. Should compliance by Provider with additional flow-down provisions nevertheless be required by the federal government in certain circumstances, Provider shall comply with such additional flow-down provisions and the Parties shall negotiate in good faith regarding the additional consideration, if any, to be paid to Provider in such circumstances. If the Parties are unable to reach agreement as to consideration within thirty (30) days, Williams, in its sole discretion, may elect to (i) terminate the specific Services triggering the additional flow-down requirements, (ii) terminate the Agreement in its entirety, or (iii) pay Provider the additional incremental costs, if any, reasonably incurred by Provider in complying with the additional flow-down requirements. If Williams elects to terminate the Services or Agreement, Williams shall not be obligated to pay any Termination Charges set forth in SCHEDULE N. Wind Down Charges shall be payable if and only if and only to the extent indicated as payable in SCHEDULE N. If the Parties are unable to agree on the additional incremental costs to be incurred by Provider, the Parties may agree jointly to select a third-party accounting expert to make that determination.

      (c) SPECIAL PURCHASES SUPPORT. Williams's intent is to purchase products and services from Small Disadvantaged Businesses and Small Woman Owned Businesses (collectively "SDBS") in order to satisfy its goals and comply with government procurement laws and regulations. To help Williams achieve its goals, Williams shall notify Provider of such goals and Provider agrees to establish as a goal the purchase, when commercially feasible, of products and services from SDBs, on behalf of Williams and/or the Eligible Recipients, in the performance of Provider's obligations under this Agreement. Provider, as part of the Service, shall track invoice payments made to SDBs, and shall submit a quarterly summary to Williams with respect to such activity.

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9.13  RETAINED SYSTEMS AND BUSINESS PROCESSES.

      (a) INTERFACE. Provider shall ensure that the Systems and business processes used by Provider will interface and integrate with the Retained Systems and Business Processes.

      (b) KEEP INFORMED. Provider shall inform itself and maintain up to date general knowledge about the existing and future Retained Systems and Business Processes.

      (c) ASSISTANCE. As part of the Services, Provider shall provide Williams (upon Williams's request) with assistance in relation to Retained Systems and Business Processes, including: (i) liaising with Williams or third parties regarding the impact of any alterations to the Retained Systems and Business Processes and vice versa; and (ii) assistance with identifying favorable vendors in relation to the acquisition, support and development of Retained Systems and Business Processes.

9.14  ANNUAL REVIEWS.

      Annually, or more frequently if Williams requires, the Parties shall conduct a detailed review of the Services then being performed by the Provider. As part of this review, the Parties shall review the Resource Baselines against actual service volumes for the previous year, and forecast the service volumes for the next year. In addition, the Parties shall examine: (i) whether the Charges are consistent with Williams's forecasts, industry norms and the Provider's representations; (ii) the quality of the performance and delivery of the Services; (iii) whether the Provider has delivered cost saving or efficiency enhancing proposals; (iv) the level and currency of the technologies and business processes employed; (v) the finance and accounting business processes, business and technology strategy and direction; and (vi) such other things as Williams may reasonably require.

10.   WILLIAMS RESPONSIBILITIES

10.1  RESPONSIBILITIES.

      In addition to Williams's responsibilities as expressly set forth elsewhere in this Agreement, Williams shall be responsible for the following:

      (a) WILLIAMS PROJECT EXECUTIVE. Williams shall designate one (1) individual to whom all Provider communications concerning this Agreement may be addressed

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            (the "WILLIAMS PROJECT EXECUTIVE"), who shall have the authority to act on behalf of Williams and the Eligible Recipients in all day-to-day matters pertaining to this Agreement. Williams may change the designated Williams Project Executive from time to time by providing notice to Provider. Additionally, Williams will have the option, but will not be obligated, to designate additional representatives who will be authorized to make certain decisions (e.g., regarding emergency maintenance) if the Williams Project Executive is not available.

      (b) COOPERATION. Williams shall cooperate with Provider by, among other things, making available, as reasonably requested by Provider, management decisions, information, approvals and acceptances so that Provider may accomplish its obligations and responsibilities hereunder.

      (c) REQUIREMENT OF WRITING. To the extent Provider is required under this Agreement to obtain Williams's approval, consent or agreement, such approval, consent or agreement must be in writing and must be signed by or directly transmitted by electronic mail from the Williams Project Executive or an authorized Williams representative. Notwithstanding the preceding sentence, the Williams Project Executive may agree in advance in writing that as to certain specific matters oral approval, consent or agreement will be sufficient.

10.2  SAVINGS CLAUSE.

      Provider's failure to perform its responsibilities under this Agreement or to meet the Service Levels shall be excused if and to the extent such Provider non-performance is caused by Williams's, an Eligible Recipient's or Williams Third Party Contractor's wrongful or tortious action or failure to perform any of its obligations or responsibilities under this Agreement, but only if (i) Provider expeditiously notifies Williams of such wrongful or tortious action or failure to perform and its inability to perform under such circumstances, (ii) Provider provides Williams with every reasonable opportunity to correct such wrongful or tortious action or failure to perform and thereby avoid such Provider non-performance,
      (iii) Provider identifies and pursues commercially reasonable means to avoid or mitigate the impact of such wrongful or tortious action or failure to perform, (iv) Provider uses commercially reasonable efforts to perform notwithstanding Williams's, an Eligible Recipient's or Williams Third Party Contractor's (including Managed Third Parties) wrongful or tortious action or failure to perform, and (v) Provider conducts a Root Cause Analysis and thereby demonstrates that such wrongful or tortious action or failure to perform is the cause of Provider's non-performance. Williams shall reimburse Provider for the additional incremental labor charges and Out-of-Pocket Expenses reasonably incurred by Provider to perform notwithstanding Williams wrongful

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      or tortious actions or failure to perform; provided that (A) to the extent practicable, Provider notifies Williams of such additional incremental charges and expenses and obtains Williams' approval prior to incurring such costs; and (B) Provider uses commercially reasonable efforts to minimize such costs (if and to the extent Williams declines to approve certain reasonable additional costs, Provider shall not be obligated to proceed with the efforts associated therewith). Notwithstanding the foregoing, Williams shall not be obligated to pay any additional labor charges or expenses to the extent Provider is able to use personnel and resources already assigned to Williams. Williams, in its sole discretion, may forego or delay any work activities or temporarily adjust the work to be performed by Provider, the schedules associated therewith or the Service Levels to permit the performance of such activities using such personnel or resources already assigned to perform the Services and Provider shall be temporarily relieved of its obligation to meet impacted Service Levels as and to the extent provided for in Williams's decision.

11.   CHARGES

11.1  GENERAL.

      (a) PAYMENT OF CHARGES. In consideration of Provider's performance of the Services, Williams agrees to pay Provider the applicable Charges.

      (b) NO ADDITIONAL CHARGES. The charges for Transition Services are set forth in SCHEDULE J and there are no separate or additional charges for such Transition Services. Williams shall not pay any Charges for the Services in addition to those set forth in this Agreement. Any costs incurred by Provider prior to the Effective Date are included in the Charges as set forth in SCHEDULE J and are not to be separately paid or reimbursed by Williams.

      (c) NO CHARGE FOR REPERFORMANCE. At no additional expense to Williams, Provider shall reperform (including any required backup or restoration of data from scheduled backups or, if not available on such backups, restoration by other means with Williams's reasonable cooperation) any Services that result in incorrect outputs due to an error or breach by Provider, and the resources required for such performance shall not be counted in calculating the Charges payable or resources utilized by Williams hereunder.

      (d) CHARGES FOR CONTRACT CHANGES. Unless otherwise agreed, System Changes, changes in the Services (including changes in the Williams Standards) and changes in the rights or obligations of the Parties under this Agreement

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            (collectively, "CONTRACT CHANGES") shall result in changes in the applicable Charges only if and to the extent (i) the Agreement expressly provides for a change in the Provider Charges in such circumstances; (ii) the agreed upon Charges or pricing methodology expressly provides for a price change in such circumstances (for example, SCHEDULE J specifies the number of FTEs or hours of coverage to be provided for the quoted price, or defines a Resource Baseline for the Resource Unit in question with ARCs and RRCs for increased or decreased usage); or (iii) the Contract Change meets the definition of New Services for purposes of SECTION 11.5 and additional Charges are applicable in accordance therewith.

      (e)   ELIGIBLE RECIPIENT SERVICES.

            (i) ELIGIBLE RECIPIENTS. Provider shall provide the Services to Eligible Recipients designated by Williams. To the extent a designated Eligible Recipient will receive less than all of the Services, Williams shall identify the categories of Services to be provided by Provider to such Eligible Recipient. Williams agrees that the Eligible Recipients will direct all communications regarding this Agreement through and to Williams, and not through or to Provider. Williams is fully responsible for the performance of Williams's obligations under this Agreement with respect to the Services provided to such Eligible Recipients.

            (ii) NEW ELIGIBLE RECIPIENTS. From time to time Williams may request that Provider provide Services to Eligible Recipients not previously receiving such Services. Except as provided in
                  SECTION 11.5 or otherwise agreed by the Parties, such Services shall be performed in accordance with the terms, conditions and prices (excluding any non-recurring transition or start-up activities specific to such Eligible Recipients) then applicable to the provisions of the same Services to existing Eligible Recipients. If applicable, Provider's work effort associated with adding new Eligible Recipients shall be conducted in accordance with SECTION 4.6.

            (iii) ELECTION PROCEDURE. In the event of a transaction described in clause (c) or (d) within the definition of Eligible Recipient in SECTION 2.1, Williams may elect, on behalf of the Eligible Recipient in question, either (i) that such Eligible Recipient shall continue to obtain Services in some or all Functional Service Areas subject to and in accordance with the terms and conditions of this Agreement for the longer of two (2) years or the remainder of the Term, (ii) that the Entity shall obtain some or all of the

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                  Services under a separate agreement between Provider and such
                  Entity containing the same terms and conditions as this Agreement or (iii) that the Term shall be terminated as to such Eligible Recipient with respect to some or all the Services as of a specified date, subject to its receipt of Termination Assistance Services pursuant to SECTION 4.4. If the Services are provided under a separate agreement, Williams shall pay any fees in relation to the Services provided to such Entity in the event such Entity cannot or does not pay for the Services; provided, however, that (i) Williams's obligation to pay such fees shall be subject to any defenses, conditions and limitations that would be available to such Entity (other than the protection of bankruptcy and insolvency laws), and (ii) Provider shall exhaust its contract and legal remedies against such Entity prior to seeking payment from Williams. Notwithstanding the foregoing, Williams shall not be obligated to pay any fees for Services provided to an Entity under a separate agreement if at the time the Entity agrees in writing to be bound by the separate agreement, such Entity has the same or a better credit rating than Williams. Services provided to such Entity shall be included in the calculation of Service volumes, if any, under this Agreement, but shall be excluded when determining any Termination Charges payable as a result of termination for convenience.

11.2  PASS-THROUGH EXPENSES.

      (a) PROCEDURES AND PAYMENT. Williams shall pay all Pass-Through Expenses directly to the applicable suppliers following review, validation and approval of such Pass-Through Expenses by Provider. Before submitting an invoice to Williams for any Pass-Through Expense, Provider shall (i) review and validate the invoiced charges, (ii) identify any errors or omissions, and (iii) communicate with the applicable supplier to correct any errors or omissions, resolve any questions or issues and obtain any applicable credits for Williams. Provider shall deliver to Williams the original supplier invoice, together with any documentation supporting such invoice and a statement that Provider has reviewed and validated the invoiced charges, within ten (10) days after Provider's receipt thereof. To the extent that an invoice is received by Provider less than ten days prior to its due date, Provider shall use commercially reasonable efforts to deliver such invoice, documentation and statement at least two (2) days after the date Provider receives such invoice; and provided further that, if it is not possible to deliver such invoice, documentation and statement at least two (2) days after the date Provider receives such invoice, Provider shall promptly notify Williams and, at Williams' option, either request additional time for review and validation or submit the invoice for

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            payment subject to subsequent review and validation. In addition, if the supplier offers a discount for payment prior to a specified date, Provider shall deliver such invoice and associated documentation to Williams at least ten (10) days prior to such date if Provider has received such invoice at least fifteen (15) days prior to the specified date. To the extent Provider fails to comply with its obligations hereunder, it shall be financially responsible for any discounts lost or any late fees or interest charges incurred by Williams and/or the Eligible Recipients.

      (b) EFFORTS TO MINIMIZE. Provider will continually seek to identify methods of reducing and minimizing Williams's retained and Pass-Through Expenses and will notify Williams of such methods and the estimated potential savings associated with each such method.

11.3  INCIDENTAL EXPENSES.

      Provider acknowledges that, except as expressly provided otherwise in this Agreement, expenses that Provider incurs in performing the Services are included in Provider's charges and rates set forth in this Agreement. Accordingly, such Provider expenses are not separately reimbursable by Williams unless Williams has agreed in advance and in writing to reimburse Provider for the expense.

11.4  TAXES.

      The Parties' respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

      (a)   INCOME TAXES. Each Party shall be responsible for its own Income
            Taxes.

      (b) SALES, USE AND PROPERTY TAXES. Each Party shall be responsible for any sales, lease, use, personal property, stamp duty or other such taxes on Equipment, Software or property it owns or leases from a third party, including any lease assigned pursuant to this Agreement, and/or for which it is financially responsible under this Agreement.

      (c) TAXES ON GOODS OR SERVICES USED BY PROVIDER. Provider shall be responsible for all sales, service, value-added, lease, use, personal property, excise, consumption, and other taxes and duties, including VAT, payable by Provider on any goods or services used or consumed by Provider in providing the Services (including services obtained from Subcontractors) where the tax is imposed on Provider's acquisition or use of such goods or services and the amount of tax is

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            measured by Provider's costs in acquiring or procuring such goods or services and not by Williams's cost of acquiring such goods or services from Provider.

      (d) SERVICE TAXES. The Parties responsibilities for Service Taxes assessed against either Party on the provision of the Services as a whole, or on any particular Service received by Williams or the Eligible Recipients from Provider shall be as set forth in SCHEDULE J.

      (e) USER FEES. To the extent Williams is responsible under SCHEDULE J for telecommunication surcharges or user fees imposed by government authorities and associated with the Services and the allocation of such fees or surcharges is within Provider's or its Subcontractors' discretion, Provider and its Subcontractors shall act fairly and equitably in allocating such fees and surcharges to Williams, and Williams and the Eligible Recipients shall not receive more than a proportionate share of such fees and surcharges. In addition, in the event any such fee or surcharge for which Williams or an Eligible Recipient is responsible is subsequently reduced or vacated by the appropriate regulatory authority or court of competent jurisdiction, Provider shall seek on behalf of Williams a refund of any overpayment of such fee or surcharge by Williams or the Eligible Recipient.

      (f) NOTICE OF NEW TAXES AND CHARGES. Provider shall promptly notify Williams when it becomes aware of any new taxes or other charges (including changes to existing taxes or charges) to be passed through and/or collected by Williams under this Section. Such notification (which may be separate from the first invoice reflecting such taxes or other charges) shall contain a detailed explanation of such taxes or charges, including the effective date of each new tax or charge.

      (g) EFFORTS TO MINIMIZE TAXES. The Parties agree to cooperate fully with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Provider's invoices shall separately state the Charges that are subject to taxation and the amount of taxes included therein. Each Party will provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by either Party. At Williams's request, Provider shall provide Williams with (i) written documentation that Provider has filed all required tax forms and returns required in connection with any Service Taxes collected from Williams, and has collected and remitted all applicable Service

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            Taxes, and (ii) such other information pertaining to applicable
            Taxes as Williams may reasonably request.

      (h) TAX AUDITS OR PROCEEDINGS. Each Party shall promptly notify the other Party of, and coordinate with the other Party, the response to and settlement of, any claim for Tax Authorities by applicable taxing authorities for which the other Party is financially responsible hereunder. With respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party will have the right to elect to control the response to and settlement of the claim, but the other Party will have all rights to participate in the responses and settlements commensurate with its potential responsibilities or liabilities. Each Party also shall have the right to challenge the imposition of any tax liability for which it is financially responsible under this Agreement or, if necessary, to request the other Party to challenge the imposition of any such tax liability. If either Party requests the other to challenge the imposition of any tax liability, such other Party shall not unreasonably deny such request (unless and to the extent it assumes financial responsibility for the tax liability in question), and, the requesting Party shall reimburse the other for all fines, penalties, interest, additions to taxes or similar liabilities imposed in connection therewith, plus the reasonable legal, accounting and other professional fees and expenses it incurs. Each Party shall be entitled to any tax refunds or rebates obtained with respect to the taxes for which such Party is financially responsible under this Agreement.

      (i) TAX FILINGS. Each Party represents, warrants and covenants that it will file appropriate tax returns, and pay applicable taxes owed arising from or related to the provision of the Services in applicable jurisdictions. Provider represents, warrants and covenants that it is registered to and will collect and remit Service Taxes in all applicable jurisdictions.

11.5  NEW SERVICES.

      (a) PROCEDURES. If Williams requests that Provider perform any New Services reasonably related to the Services or other services generally provided by Provider, Provider shall promptly prepare a New Services proposal for Williams's consideration. Unless otherwise agreed by the Parties, Provider shall prepare such New Services proposal at no additional charge to Williams and shall deliver such proposal to Williams within ten (10) days of its receipt of Williams's request (or, where a longer time frame is required to respond, such timeframe mutually agreed to by the Parties); provided, that Provider shall use all commercially reasonable efforts to respond more quickly in the case of a pressing business need or an

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            emergency situation. Williams shall provide such information as
            Provider reasonably requests in order to prepare such New Service proposal. Such New Services proposal shall include, among other things, the following at such a level of detail as Williams may reasonably request: (i) a project plan and fixed price or price estimate for the New Service; (ii) a breakdown of such price or estimate, (iii) a description of the service levels to be associated with such New Service, (iv) a schedule for commencing and completing the New Service, (v) a description of the new hardware or software to be provided by Provider in connection with the New Service, (vi) a description of the software, hardware and other resources, including Resource Unit utilization, necessary to provide the New Service, (vii) any additional facilities or labor resources to be provided by Williams or the Eligible Recipients in connection with the proposed New Service, and (viii) in the case of any Developed Materials to be created through the provision of the proposed New Services, any ownership rights therein that differ from the provisions of SECTION 14.2. Williams may accept or reject any New Services proposal in its sole discretion and Provider shall not be obligated to perform any New Services to the extent the applicable proposal is rejected. Unless the Parties otherwise agree, if Williams accepts Provider's proposal, Provider will perform the New Services and be paid in accordance with the proposal submitted by Provider and the provisions of this Agreement. Upon Williams's acceptance of a Provider proposal for New Services, the scope of the Services will be expanded and this Agreement will be modified to include such New Services. Notwithstanding any provision to the contrary, (i) Provider shall act reasonably and in good faith in formulating such pricing proposal, (ii) Provider shall use commercially reasonable efforts to identify potential means of reducing the cost to Williams, including utilizing Subcontractors as and to the extent appropriate, (iii) such pricing proposal shall be no less favorable to Williams than the pricing and labor rates set forth herein for comparable Services, and (iv) such pricing proposal shall take into account the existing and future volume of business between Williams and Provider.

      (b) USE OF THIRD PARTIES. Williams may elect to solicit and receive bids from third parties to perform any New Services. If Williams elects to use third parties to perform New Services, (i) such New Services shall not be deemed "Services" under the provisions of this Agreement, and (ii) Provider shall cooperate with such third parties as provided in SECTION 4.4.

      (c) SERVICES EVOLUTION AND MODIFICATION. The Parties anticipate that the Services will evolve and be supplemented, modified, enhanced or replaced over time to keep pace with technological advancements and improvements in the methods of

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            delivering services and changes in the businesses of Williams and the Eligible Recipients. The Parties acknowledge and agree that these changes will modify the Services and will not be deemed to result in New Services unless the changed services meet the definition of New Services.

      (d) END USER AND ELIGIBLE RECIPIENT REQUESTS. Provider will promptly inform the Williams Project Executive of requests for New Services from End Users or Eligible Recipients, and shall submit any proposals for New Services to the Williams Project Executive or his or her designee. Provider shall not agree to provide New Services to any End Users or Eligible Recipients without the prior written approval of the Williams Project Executive or his or her designee. If Provider fails to comply strictly with this SECTION 11.5(d), it shall receive no compensation for any services rendered to any person or entity in violation of such provision.

      (e) EFFORTS TO REDUCE COSTS AND CHARGES. From time to time, Williams may request that the Parties work together to identify ways to achieve reductions in the cost of service delivery and corresponding reductions in the Charges to be paid by Williams by modifying or reducing the nature or scope of the Services to be performed by Provider, the applicable Service Levels or other contract requirements. If requested by Williams, Provider shall promptly prepare a proposal at such a level of detail as Williams may reasonably request identifying all viable means of achieving the desired reductions without adversely impacting business objectives or requirements identified by Williams. In preparing such a proposal, Provider shall give due consideration to any means of achieving such reductions proposed by Williams, Provider shall negotiate in good faith with Williams about each requested reduction in Charges and, without disclosing the actual cost of providing the Services, shall identify for Williams if and to what extent the cost of service delivery may be reduced by implementing various changes in the contract requirements. Williams shall not be obligated to accept or implement any proposal; and Provider shall not be obligated to implement any change that affects the terms of this Agreement unless and until such change is reflected in a written amendment to this Agreement.

11.6  EXTRAORDINARY EVENTS.

      (a) DEFINITION. As used in this Agreement, an "EXTRAORDINARY EVENT" shall mean a circumstance in which an event or discrete set of events has occurred or is planned with respect to the business of the Eligible Recipients that results or will result in a change in the scope, nature or volume of the Services that the Eligible

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            Recipients will require from Provider, and which is expected to cause the estimated average monthly amount of chargeable Resource Unit usage in any Resource Baseline to increase or decrease by twenty-five percent (25%) or more. Examples of the kinds of events that might cause such substantial increases or decreases include the following:

            (i)   changes in locations where the Eligible Recipients operate;

            (ii) changes in products of, or in markets served by, the Eligible Recipients;

            (iii) mergers, acquisitions, divestitures or reorganizations of the
                  Eligible Recipients;

            (iv)  material changes in the method of service delivery;

            (v)   material changes in the applicable regulatory environment;

            (vi)  changes in market priorities; or

            (vii) changes in the business units being serviced by Provider.

      (b) CONSEQUENCE. If an Extraordinary Event occurs, Williams may, at its option, request more favorable pricing with respect to applicable Charges in accordance with the following:


            (1) Provider and Williams shall mutually determine on a reasonable basis the efficiencies, economies, savings and resource utilization reductions resulting from such Extraordinary Event and, upon Williams's approval, Provider shall then proceed to implement such efficiencies, economies, savings and resource utilization reductions as quickly as practicable and in accordance with the agreed upon schedule. As the net efficiencies, economies, savings or resource utilization reductions are realized, the Charges specified on SCHEDULE J and any affected Resource Baselines shall be promptly and equitably adjusted to pass through to Williams the full benefit of such efficiencies, economies, savings and resource utilization reductions; provided, that Williams shall reimburse Provider for any net costs or expenses incurred to realize such efficiencies, economies, savings or resource utilization reductions if and to the extent Provider (i) notifies Williams of such additional costs and obtains Williams's approval prior to incurring such costs, (ii) uses commercially reasonable efforts to identify and consider practical alternatives, and reasonably determines that

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                  there is no other more practical or cost effective way to
                  obtain such savings without incurring such expenses, and (iii) uses commercially reasonable efforts to minimize the additional costs to be reimbursed by Williams.

            (2) An Extraordinary Event shall not result in Charges to Williams being higher than such Charges would have been if the RRCs, ARCs and other rates and charges then specified in SCHEDULE J had been applied, unless and to the extent such Extraordinary Event results in New Services (e.g., Williams requires that Provider create a new infrastructure to support an acquired Entity). Williams may, at its sole option, elect, for each Extraordinary Event, at any time to forego its rights under this SECTION 11.6 and instead, apply RRCs, ARCs and other rates and charges specified in SCHEDULE J to adjust the Charges.

      (c) DIVESTITURE OF WILLIAMS POWER. Williams anticipates that it ultimately will divest Williams Power. Provider acknowledges and agrees that it has anticipated and planned for such divestiture, and such divestiture shall not result in any adverse impact to Williams under this Agreement. Upon the divestiture, Williams may require Provider to, and Provider shall agree to, adjust the Resource Baseline and to adjust any other affected provision such that Williams has the full benefit of the provision as it operated prior to the divestiture.

11.7  TECHNOLOGY.

      (a) OBLIGATION TO EVOLVE. Provider acknowledges and agrees that its current technologies and business processes shall continue to evolve and change over time, and at a minimum, shall remain consistent with the best practices of leading providers of finance and accounting business process services and the business, and finance and accounting objectives and competitive needs of Williams and the Eligible Recipients. Subject to SECTION 9.5, Provider shall provide the Services using current technologies and business processes that will enable Williams and the Eligible Recipients to take advantage of advances in the industry and support their efforts to maintain competitiveness in the markets in which it competes. In addition, subject to SECTIONS 9.5 and 11.5, Provider shall make such current technologies and business processes available to Williams to perform finance and accounting business processes and related services and functions on behalf of itself and/or the Eligible Recipients at or from Williams facilities. Williams may elect to conduct an annual technology and business process audit to compare

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            Provider's then current technologies and business processes against the best practices of leading providers of finance and accounting business processes and services. If any such audit reveals that the technologies and business process then utilized by Provider are not at the level of industry best practice, then Williams and the Provider will review the results of the audit and establish and implement a plan to implement identified best practices.

      (b) OBLIGATION TO PROPOSE TECHNOLOGY AND BUSINESS PROCESS EVOLUTIONS. Provider shall identify and propose the implementation of Technology and Business Process Evolutions that are likely to: (i) improve the efficiency and effectiveness of the Services (including cost savings); (ii) improve the efficiency and effectiveness of the finance and accounting business processes and related services and functions performed by or for Williams and the Eligible Recipients at or from Williams facilities; (iii) result in cost savings or revenue increases to Williams and the Eligible Recipients in areas of their business outside the Services; (iv) enhance the ability of Williams and the Eligible Recipients to conduct their business and serve their customers; and (v) achieve the objectives of Williams and the Eligible Recipients (as described in SECTION 1.3) faster and/or more efficiently than the then current strategies.

      (c) PROVIDER BRIEFINGS AND TECHNOLOGY AND BUSINESS PROCESS AUDIT. Provider shall routinely and regularly monitor and analyze Technology and Business Process Evolutions of possible interest or applicability to Williams and the Eligible Recipients. At least semi-annually, Provider shall meet with Williams to formally brief Williams regarding such Technology and Business Process Evolutions. Such briefing shall include Provider's assessment of the business impact, performance improvements and cost savings associated with such Technology and Business Process Evolutions. Where requested by Williams, Provider shall develop and present to Williams proposals for: (i) implementing Technology and Business Process Evolutions or
            (ii) changing the direction of Williams's then current strategy.

      (d) PROVIDER DEVELOPED ADVANCES. If Provider develops technological advances in or changes to the finance and accounting business processes and associated technologies used to provide the same or substantially similar services to other Provider customers or Provider develops new or enhanced processes, services, software, tools, products or methodologies to be offered to such customers (collectively, "NEW ADVANCES"), Provider shall, subject to SECTION 11.5, and to the extent permissible under any agreements between Provider and third parties relating to New Advances, (i) offer Williams the opportunity to serve as a pilot

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            customer in connection with the implementation of such New Advances;
            and (ii) if Williams declines such opportunity, offer Williams preferred access to such New Advances and the opportunity to be among the first ten percent (10%) of the Provider customer base to implement and receive the benefits of any New Advances.

      (e) FLEXIBILITY. Provider shall ensure that the technologies and business process strategies it employs to provide the Services are flexible enough to allow integration with new technologies or business processes, or significant changes in Williams's or an Eligible Recipient's business, and finance and accounting business process objectives and strategies. For example, Equipment must have sufficient scalability and be sufficiently modular to allow integration of new technologies without the need to replace whole, or significant parts of, systems or business processes (e.g., made to be a one-to-many model) to enable Williams's and/or the Eligible Recipients' business to become more scalable and flexible.

      (f) EQUIPMENT IMPLEMENTATION AND REFRESH. Provider shall be fully responsible for the implementation of new Equipment in the ordinary course of Technology and Business Process Evolution. Provider shall refresh all Equipment in accordance with Williams's refresh strategies, as set out in the Technology and Business Process Plan, and as necessary to provide the Services in accordance with the Service Levels and satisfy its other obligations under this Agreement. If Provider is aware that these strategies differ from generally accepted practice (or there are any other areas of concern in relation to such strategies) it shall provide Williams with notice of that fact and, upon request, provide Williams with further information as to how to more closely align the strategies with generally accepted practice.

      (g) SOFTWARE IMPLEMENTATION AND REFRESH. Provider shall be fully responsible for the implementation of new or changed Software, tools and methodologies in the ordinary course of Technology and Business Process Evolution. Provider shall: (i) refresh Software in accordance with SECTION 9.7 of this Agreement and the Technology and Business Process Plan; and (ii) provide training to Williams staff regarding the use of any new or changed Software, tools and methodologies.

      (h) INCLUDED IN MONTHLY BASE CHARGES. Subject to the last sentence of this SECTION 11.7(h), Technology and Business Process Evolution and New Advances shall be included in the Monthly Base Charges and Provider shall deploy, implement and support Technology and Business Process Evolution and New Advances throughout the Term. Provider shall be financially responsible for the capital cost

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            of implementing Technology and Business Process Evolution and New
            Advances to the extent such implementation involves categories of Equipment, Software and other assets as to which responsibility is allocated to Provider in SCHEDULE U. The performance of projects required to implement Technology and Business Process Evolution shall be included within the Monthly Base Charge. Williams shall pay additional sums for implementation only if and to the extent (i) the Technology and Business Process Evolution or New Advance is considered a New Service pursuant to SECTION 11.5, or (ii) Williams requests accelerated implementation of the Technology and Business Process Evolution or New Advance (i.e., more rapidly than previously contemplated in the Technology and Business Process Evolution Plan), and in each case, only if and to the extent additional Provider Personnel and resources are required to implement the Technology and Business Process Evolution or New Advance in the desired timeframe.

      (i) UNANTICIPATED CHANGE. If an Unanticipated Change occurs, and if Williams requests that such Unanticipated Change be substituted or added by Provider to the Services, the Parties shall use the procedures in SECTION 11.6(b) to equitably adjust the Charges and other relevant provisions of this Agreement to take such Unanticipated Change into Account. An "UNANTICIPATED CHANGE" shall consist of a material shift and improvement in technology capable of providing all or part of the Services which is outside the normal evolution of technology experienced by the finance and accounting business process services outsourcing industry, the human resources business processes outsourcing industry and/or the information technology industry, was not generally available as of the Effective Date, is judged by the Parties to be reasonably reliable and relevant and can be technically substituted or added by Provider to the Services. In the event of a significant and unanticipated change that would materially reduce Provider's costs in providing the Services, Williams may, at its option, request more favorable pricing with respect to some or all of the Charges categories specified in SCHEDULE J. If Williams makes such a request, the Parties shall use the procedures in SECTION 11.6(B) to equitably adjust such Charges.

11.8  PROJECT RESOURCES.

      (a) PROCEDURES AND PERFORMANCE. As part of the Monthly Base Charges, Provider shall provide the number of FTEs per Contract Year specified in SCHEDULE J for each Functional Service Area listed therein (the "BASELINE FTES") to perform certain activities and projects requested by Williams under this Agreement ("PROJECTS"). The Projects underway as of the Effective Date are specified in

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            SCHEDULE L. A "PROJECT" is a discrete unit of non-recurring work that is not an inherent, necessary or customary part of the day - to-day Services, and is not required to be performed by Provider to meet the existing Service Levels (other than Service Levels related to Project performance). A Project may consist of or include work that would otherwise be treated as New Services. The Provider Personnel assigned to perform such Projects shall possess the training, education, experience, competence and skill to perform such work. The staffing of Projects shall be determined by the Parties through the governance process in accordance with the following principles. In staffing Projects, Provider shall first attempt to use existing resources available within the then current Resource Baselines. At its option, Williams may re-prioritize in scope work and other existing Projects to staff other Project requirements as needed. If no additional Project effort capacity is available within the then current Resource Baselines to staff a Project, then with Williams prior approval, Provider may staff the Project using new or additional resources, according to rates and in such numbers as the Parties agree. The maximum rates applicable to such additional resources that will be used to staff Project efforts are set forth in SCHEDULE J, ATTACHMENT J-1; provided, that the Parties may agree to more favorable rates than those set forth in such Attachment. Where the Parties agree that additional resources are required, Provider shall utilize additional personnel as and to the extent necessary to perform the work in question and meet the agreed Project schedule. The Williams Project Executive or his or her designee shall define and set the priority for such Projects. Provider shall maintain appropriate continuity of personnel assigned to perform Projects. Provider shall report monthly on the level of effort expended by Provider in the performance of Projects and shall not exceed the Baseline FTE's without Williams's prior approval. If and to the extent Williams authorizes Provider to exceed the Baseline FTE's in any Contract Year, Williams shall pay Provider for such additional FTEs at the rates specified in SCHEDULE J, ATTACHMENT J-1.

      (b) PROJECT PROPOSALS. To the extent required under this Agreement or the Policy and Procedures Manual, Provider shall prepare a Project proposal in accordance with the process set forth in SECTION 11.5(a) prior to beginning such Project. Williams may accept or reject such Project proposal in its sole discretion. The hours expended by Provider in preparing proposals or plans or reporting on the status of such Projects shall be included in the Monthly Base Charges and shall not be counted as FTEs.

      (c) ADDITIONAL WORK OR REPRIORITIZATION. In addition to the FTEs provided for in SECTION 11.8(a), the Williams Project Executive or his or her designee may identify new or additional work activities to be performed by Provider Personnel

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            (including work activities that would otherwise be treated as New
            Services) or reprioritize or reset the schedule for existing work activities to be performed by such Provider Personnel. Unless otherwise agreed, Williams shall incur no additional charges for the performance of such work activities by Provider Personnel then assigned to Williams. Provider shall use commercially reasonable efforts to perform such work activities without impacting the established schedule for other tasks or the performance of the Services in accordance with the Service Levels. If it is not possible to avoid such an impact, Provider shall notify Williams of the anticipated impact and obtain its consent prior to proceeding with such work activities. Williams, in its sole discretion, may forego or delay such work activities or temporarily adjust the work to be performed by Provider, the schedules associated therewith or the Service Levels to permit the performance by Provider of such work activities.

11.9  PRORATION.

      Periodic charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month on a calendar day basis.

11.10 REFUNDABLE ITEMS.

      (a) PREPAID AMOUNTS BY WILLIAMS. Where Williams and/or the Eligible Recipients have prepaid for a service or function for which Provider is assuming financial responsibility under this Agreement, Provider shall refund to Williams, upon either Party identifying the prepayment, that portion of such prepaid expense which is attributable to periods on and after the Commencement Date.

      (b) PREPAID AMOUNTS BY PROVIDER. Where Provider, Provider Affiliates and/or Subcontractors have prepaid for a service or function which extends past the expiration or termination of this Agreement, Williams shall refund to Provider or such Provider Affiliate or Subcontractor, upon either Party identifying the prepayment, that portion of such prepaid expense which is attributable to periods after the expiration or termination of this Agreement.

      (c) REFUNDS AND CREDITS BY PROVIDER. If Provider should receive a refund, credit, discount or other rebate for goods or services paid for by Williams and/or the Eligible Recipients on a Pass-Through Expense, Retained Expense, cost-plus or cost-reimbursement basis, then Provider shall (i) notify Williams of such refund, credit, discount or rebate and (ii) pay the full amount of such refund, credit, discount or rebate to Williams.

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      (d)   REFUNDS AND CREDITS BY WILLIAMS. If Williams or the Eligible
            Recipients should receive a refund, credit, discount or other rebate for goods or services paid for which they have been reimbursed by Provider and/or the Provider Affiliates or Subcontractors, then Williams shall (i) notify Provider of such refund, credit, discount or rebate and (ii) pay the full amount of such refund, credit, discount or rebate to Provider or such Provider Affiliate or Subcontractor.

      (e) ALLOCATION OF BALLOON, ROLL-OVER AND SIMILAR PAYMENTS. With respect to contracts assigned to Williams pursuant to SECTIONS 4.4(b)(3), 4.4(b)(4), 4.4(b)(6) or 4.4(b)(7), where the costs under any such contracts entered into by Provider, a Provider Affiliate or Subcontractor are to be apportioned between the Parties, Provider shall be responsible for the payment of any costs required to be paid by Williams after the assignment of such contracts to Williams, to the extent such costs are attributable to periods during the Term and the provision of any Termination Assistance Services. Additionally, if during their respective terms, the payment terms for lease, license, maintenance, service charges or other periodic payments under any such contract provide for increased fees allocable to a period after assignment to Williams (other than to account for cost of living or similar increases) (e.g., balloon or similar payments), all such payments shall be recalculated so that, as between the Parties, the entire cost shall be amortized evenly over the entire term of such contract. Provider shall be responsible for those roll-over and recalculated costs that are attributable to periods during the Term and the provision of any Termination Assistance Services, and, upon assignment to Williams, Williams shall be responsible for all other payments. Provider shall provide a credit to Williams for any such roll-over costs and recalculated costs against any amounts then-due and owing by Williams or, if there are no amounts then-owed by Williams, pay such roll-over or recalculated amounts to Williams within thirty (30) days after the assignment of the applicable contract to Williams.

11.11 WILLIAMS BENCHMARKING REVIEWS.

      (a) BENCHMARKING REVIEW. From time to time during the Term, Williams may, at its expense and subject to this SECTION 11.11, engage the services of an independent third party (a "BENCHMARKER") to compare the quality and cost of one or more of the Functional Service Areas of the Services against the quality and cost of first tier, well managed service providers performing similar services to verify that Williams is receiving from Provider pricing and levels of service that are competitive with market rates, prices and service levels, given the nature, volume and type of Services provided by Provider hereunder ("BENCHMARKING"). In

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            making this comparison, the Benchmarker shall consider normalization factors, including the following, and adjust the prices as and to the extent appropriate: (i) whether supplier transition charges are paid by the customer as incurred or amortized over the term of this agreement; (ii) the extent to which supplier pricing includes the purchase of the customer's existing assets; (iii) the extent to which supplier pricing includes the cost of acquiring future assets;
            (iv) the extent to which this Agreement calls for supplier to provide and comply with unique Williams requirements; and (v) whether Service Taxes are included in such pricing or stated separately in supplier invoices.

      (b) GENERAL. The Benchmarker engaged by Williams shall be a firm listed in SCHEDULE B, or a nationally recognized firm with experience in benchmarking similar services and agreed to by the Parties, and shall execute a non-disclosure agreement substantially in the form attached hereto as EXHIBIT 1. Provider shall cooperate fully with Williams and the Benchmarker and shall provide reasonable access to the Benchmarker during such effort, all at Provider's cost and expense; provided, however, that Provider will not be obligated to provide the Benchmarker with the following items: (i) proprietary or confidential information of Provider not related to the Services provided to Williams or the Eligible Recipients; (ii) any internal cost data (except where a Service is provided on a cost pass-through, cost-plus, or cost-reimbursement basis); or (iii) proprietary or confidential information of other Provider customers. The Benchmarking shall be conducted so as not to unreasonably disrupt Providers' operations under this Agreement. Williams shall not initiate a Benchmarking of the Services during the first twelve
            (12) months following the Effective Date.

      (c) RESULT OF BENCHMARKING. If the Benchmarker finds that the Charges paid by Williams for the benchmarked Services are greater than the lowest twenty-five percent (25%) of the prices (adjusted in accordance with SECTION 11.11(A)) charged by other first-tier, well managed service providers providing similar services for work of a similar nature, type or volume, (the "BENCHMARK STANDARD"), the Benchmarker shall submit a written report setting forth such findings and conclusions. The Parties shall then meet and negotiate in good faith as to reductions in the Charges to eliminate any unfavorable variance. If the Parties are unable to agree upon such reductions after utilizing the dispute resolution process set forth in SECTION 19.1, Williams may, at its option, terminate all the Services or the applicable Functional Service Area. Williams must exercise its right to terminate on this basis within one hundred twenty (120) days of its receipt of the Benchmarker's final report or within thirty (30) days after the end of the dispute resolution process, whichever is later. If Williams terminates

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            the Services on this basis, it shall not be obligated to pay
            Termination Charges. Wind Down Charges shall be payable if and only if and only to the extent indicated as payable in SCHEDULE N. If the Services are terminated in part, Provider's Charges shall be equitably adjusted to reflect the Services no longer performed by Provider

      (d) PROVIDER REVIEW AND DISPUTE. Williams shall provide Provider with a copy of the Benchmarker's report and Provider shall have ten (10) days to review such report and contest the Benchmarker's findings. If the Parties are unable to agree upon the validity of such findings, the matter shall be resolved pursuant to the dispute resolution procedures set forth in ARTICLE 19. Reductions in Provider's Charges shall be implemented effective as of the date the Benchmarker's report was first provided to Provider.

11.12 PROVIDER PROCUREMENT.

      Procurement management services are not within the scope of Services. However, In event that at Williams's request, Provider procures products and services from a third party on behalf of Williams or an Eligible Recipient (as distinguished from procurement on Provider's own behalf for use under this Agreement), Provider shall: (i) give Williams and the Eligible Recipients the benefit of Provider's most favorable vendor arrangements to the extent permitted under vendor's terms with the applicable vendor; (ii) use commercially reasonable efforts to obtain the most favorable pricing and terms and conditions then available from any customary vendor sources for such products and services; (iii) use the aggregate volume of Provider's procurements on behalf of itself, Williams and other customers as leverage in negotiating such pricing or other terms and conditions if permitted by the applicable vendor(s); (iv) use commercially reasonable efforts to enable Williams to receive at least an equitable and proportionate share of the total refunds, credits, discounts, rebates, incentives and other benefits then available to Provider directly in connection with such procurements; and (v) adhere to the procurement procedures specified in the Policy and Procedures Manual, as such procedures may be modified from time to time by Williams. In performance of the activities contemplated by this paragraph, Provider shall adhere to Williams's product, services and contract standards and shall not deviate from such standards without Williams's prior approval. To the extent an authorized Williams representative specifies the vendor, pricing and/or terms and conditions for a procurement contemplated by this paragraph, Provider shall not deviate from such instructions without Williams's prior approval. Unless otherwise agreed by the Parties, the procurement price of such products and services shall be treated as a Pass Through Expense in accordance with SECTION 11.2.

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12.   INVOICING AND PAYMENT

12.1  INVOICING.

      (a) INVOICE. Provider shall invoice Williams for Provider Charges as described below and in SCHEDULE J:

            (i) MONTHLY BASE CHARGES. Upon the first day of each month in which the Services are to be rendered, Provider will present Williams with an invoice for any Monthly Base Charges due and owing for the that month.

            (ii) VARIABLE CHARGES. On or before the tenth (10th) day of each month, Provider shall present Williams with an invoice for any variable charges, credits or amounts due and owing for the preceding month, including ARCs and RRCs and Transition Milestone and Transformation Milestone Charges.

            (iii) PROJECT CHARGES. Unless different payment terms are agreed to by the Parties with respect to Project work, promptly following the Acceptance of a Project deliverable, Provider shall present Williams with an invoice for any Charges due and owing in addition to the Monthly Base Charges payable pursuant to SECTION 12.1(a)(i) above for such Project that are associated with such Project deliverable.

            The foregoing invoices shall be delivered to Williams electronically, and, at its request, at the address(es) listed in
            SECTION 21.3. Payments of all invoices shall be made via electronic funds transfer to an account designated by Provider.

      (b) FORM AND DATA. At Williams's request, Provider shall provide (1) separate monthly invoices to Williams and each Williams Affiliate that has executed a local agreement to receive Services, and (2) detailed data to allocate the invoiced Charges among the Eligible Recipients and their respective business units or other divisions based on the chargeback data generated by Provider and/or the allocation formula provided by Williams. Each invoice shall be in the form specified in EXHIBIT 2, or such other form to which the Parties may mutually agree. Each invoice shall include details necessary to meet Williams' reasonable objectives to (i) comply with all applicable legal, regulatory and accounting requirements, (ii) allow Williams to validate volumes and fees, (iii) permit Williams to chargeback internally to the same organizational level and at the same level of detail in use by Williams as of the Effective Date, and (iv) meet

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            Williams's and the Eligible Recipient's billing requirements. Each invoice shall include the pricing calculations and related data utilized to establish the Charges. The data underlying each invoice shall be delivered to Williams electronically in a form and format compatible with Williams's accounting systems.

      (c) CREDITS. To the extent a credit may be due to Williams pursuant to this Agreement, Provider shall provide Williams with an appropriate credit against amounts then due and owing; if no further payments are due to Provider, Provider shall pay such amounts to Williams within thirty (30) days.

      (d) TIME LIMITATION. If Provider fails to provide an invoice to Williams for any amount within one hundred twenty (120) days after the month in which the Services in question are rendered or the expense incurred, Provider shall waive any right it may otherwise have to invoice for and collect such amount. (excluding Pass-Through Expenses, which are covered in SECTION 11.2, and Transition Milestone Payments, which must be invoiced within ninety (90) days after completion and acceptance of the applicable Transition Milestone)

12.2  PAYMENT DUE.

      Subject to the other provisions of this ARTICLE 12, the invoices provided for under SECTION 12.1 shall be due and payable on or before the following dates (the "PAYMENT DATE"), unless the amount in question is disputed in accordance with SECTION 12.4:

      (a) For the invoices described in SECTION 12.1(a), (i) the last day of the calendar month in which Williams receives the invoice, provided Williams receives such invoice upon the first day of the month and
            (ii) in all other cases, thirty (30) days after Williams's receipt of such invoice.

      (b) For the invoices described in SECTION 12.1(b), (i) the last day of the calendar month in which Williams receives the invoice, provided Williams receives such invoice upon the tenth day of the month and
            (ii) in all other cases, twenty (20) days after Williams's receipt of such invoice.

      (c) For the invoices described in SECTION 12.1(c), ten (10) days after Williams's receipt of such invoice.

      (d) For any undisputed amount due under this Agreement for which a time for payment is not otherwise specified, thirty (30) days after Williams's receipt of such invoice.

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      If Williams fails to make payment of any undisputed amount on or before the Payment Date specified in this SECTION 12.2 and thereafter fails to make such undisputed payment within five (5) business days after its receipt of written notice from Provider of such overdue payment, Williams shall pay interest on such overdue payment at the lesser of one and one-half percent (1.5%) per month or the maximum amount permissible under the applicable law. Prior to the Commencement Date and until such time Williams achieves an investment grade status of Moody's Baa or better, Williams shall provide to Provider an irrevocable letter of credit of Two Million Dollars ($2,000,000) to the benefit of Provider to be drawn upon by Provider in its sole discretion in the event of Williams's non-payment of undisputed amounts after first giving notice to Williams and providing Williams the five (5) business day opportunity to cure as set forth above.

12.3  SET OFF.

      With respect to any amount to be paid or reimbursed by Williams hereunder, Williams may set off against such amount any amount that Provider is obligated to pay Williams hereunder.

12.4  DISPUTED CHARGES.

      Williams may withhold payment of particular Charges that Williams reasonably disputes in good faith subject to the following:

      (a) DESCRIPTION AND EXPLANATION. If Williams disputes any Provider Charges, Williams shall so notify Provider and provide a description of the particular Charges in dispute and an explanation of the reason why Williams disputes such Charges.

      (b) ESCROW. To the extent the disputed Charges exceed, in the aggregate, an amount equal to the average total monthly Charges for the preceding six (6) months (i.e., the total Charges for the preceding six (6) months, divided by six), the excess disputed Charges shall be paid or deposited by Williams in an interest bearing escrow account for the benefit of both Parties at a financial institution reasonably acceptable to Provider until such dispute has been resolved. Upon resolution of such dispute, the prevailing party shall be entitled to such escrowed amounts and interest earned on such escrowed amounts.

      (c) CONTINUED PERFORMANCE. Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and

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            until such obligations are terminated by the termination or expiration of this Agreement.

      (d) NO WAIVER. Neither the failure to dispute any Charges or amounts prior to payment nor the failure to withhold any amount shall constitute, operate or be construed as a waiver of any right Williams may otherwise have to dispute any Charge or amount or recover any amount previously paid.

      (e) EXPEDITED DISPUTE RESOLUTION. The Parties agree that the following expedited timeframes shall apply to the dispute resolution process set forth in ARTICLE 19 with respect to payment disputes: (i) fifteen (15) days (instead of thirty (30) days) in SECTION 19.1(d)(ii); and (ii) five (5) days (instead of ten (10) days) for each of the mediator selection periods set forth in SECTION 19.2(c). In addition, each Party shall use its best efforts to conclude any mediation of payment disputes within sixty (60) days after the Notice of Dispute.

13.   WILLIAMS DATA AND OTHER PROPRIETARY INFORMATION

13.1  WILLIAMS OWNERSHIP OF WILLIAMS DATA.

      Williams Data are and shall remain the property of Williams (and/or the applicable Eligible Recipients). Provider shall promptly deliver Williams Data (or the portion of such Williams Data specified by Williams) to Williams in the format and on the media prescribed by Williams (i) at any time at Williams's request, (ii) at the end of the Term and the completion of all requested Termination Assistance Services, or (iii) with respect to particular Williams Data, at such earlier date that such data are no longer required by Provider to perform the Services. Thereafter, Provider shall return or destroy, as directed by Williams, all copies of the Williams Data in Provider's possession or under Provider's control within ten (10) business days and deliver to Williams written certification of such return or destruction signed by an authorized representative of Provider. Provider shall not withhold any Williams Data as a means of resolving any dispute. Williams Data shall not be utilized by Provider for any purpose other than the performance of Services under this Agreement and shall not be sold, assigned, leased, commercially exploited or otherwise provided to third parties by or on behalf of Provider or any Provider Personnel. Notwithstanding any other provision of this Agreement, Provider shall not undertake or engage in any activity with respect to any Williams Personal Data which would constitute Provider's functioning in the capacity of a "controller," as such capacity may be identified and defined in the respective applicable Privacy Laws and Provider shall promptly notify Williams if it believes that any use of Williams Data by Provider contemplated under this Agreement or to be undertaken as part of the Services would

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      constitute Provider so functioning in the capacity of a "controller."
      Provider shall not possess or assert any lien or other right against or to Williams Data. Notwithstanding the foregoing, (i) Provider may use and retain copies of Williams Data to the extent required by applicable Laws or necessary for litigation or dispute resolution proceedings that are ongoing at the time Williams's requests return or destruction of such Williams Data, and (ii) with respect to service level measurements included in Williams Data, Provider may use such service level measurements for purposes of this Agreement and otherwise on an aggregated, non-identifiable basis for Provider's internal business purposes and Williams may not authorize a Benchmarker to include such service level measurements in such Benchmarker's databases unless such restriction effectively leaves Williams unable to obtain such Benchmarker's services.

13.2  SAFEGUARDING WILLIAMS DATA.

      (a) SAFEGUARDING PROCEDURES. Provider shall establish and maintain environmental, safety and facility procedures, data security procedures and other safeguards against the destruction, loss, unauthorized access or alteration of Williams Data in the possession of Provider which are (i) no less rigorous than those maintained by Williams as of the Commencement Date (or implemented by Williams in the future to the extent deemed necessary by Williams), (ii) no less rigorous than those maintained by Provider for its own information of a similar nature, and (iii) adequate to meet the requirements of Williams's records retention policy and applicable Laws. Provider will revise and maintain such procedures and safeguards upon Williams's request. Williams shall have the right to establish backup security for Williams Data and to keep backup copies of the Williams Data in Williams's possession at Williams's expense if Williams so chooses. Provider shall remove all Williams Data from any media taken out of service and shall destroy or securely erase such media in accordance with the Policy and Procedures Manual. No media on which Williams Data is stored may be used or re-used to store data of any other customer of Provider or to deliver data to a third party, including another Provider customer, unless securely erased in accordance with the Policy and Procedures Manual. In the event Provider discovers or is notified of a breach or potential breach of security relating to Williams Data, Provider shall (i) expeditiously notify Williams of such breach or potential breach,
            (ii) investigate such breach or potential breach and perform a Root Cause Analysis thereon, (iii) remediate the effects of such breach or potential breach of security, and (iv) provide Williams with such assurances as Williams shall request that such breach or potential breach will not recur.

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      (b)   RECONSTRUCTION PROCEDURES. As part of the Services, Provider shall be responsible for developing and maintaining procedures for the reconstruction of lost Williams Data which are (i) no less rigorous than those maintained by Williams as of the Commencement Date (or implemented by Williams in the future to the extent deemed necessary by Williams), and (ii) no less rigorous than those maintained by Provider for its own information of a similar nature.

      (c) CORRECTIONS. Provider shall restore all destroyed, lost or altered Williams Data using generally accepted data restoration techniques. In addition, if Provider or its Affiliates or Subcontractors has caused the destruction, loss or alteration of any Williams Data due to a Provider failure to perform its obligations under this Agreement, Provider shall be responsible for the cost of restoring such data. Provider shall at all times adhere to the procedures and safeguards specified in SECTION 13.2(a) and (b) and shall correct (including any required back-up or restoration of data from scheduled backups, or if not available on such backups, restoration by other means with Williams's reasonable cooperation), at no charge to Williams, any destruction, loss or alteration of any Williams Data attributable to the failure of Provider or Provider Personnel to comply with Provider's obligations under this Agreement.

13.3  CONFIDENTIALITY.

      (a) PROPRIETARY INFORMATION. Provider and Williams each acknowledge that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its or its customers' business and is not generally available to the public. Except as otherwise specifically agreed in writing by the Parties, "PROPRIETARY INFORMATION" shall mean (i) this Agreement and the terms hereof, (ii) all information marked confidential, restricted or proprietary by either Party, and (iii) any other information that is treated as confidential by the disclosing Party and would reasonably be understood to be confidential, whether or not so marked. In the case of Williams and the Eligible Recipient, Proprietary Information also shall include Software provided to Provider by or through Williams or the Eligible Recipients, Developed Materials (to the extent owned by Williams pursuant to SECTION 14.2), Williams Data, attorney-client privileged materials or attorney work product, customer lists, customer contracts, customer information, rates and pricing, information with respect to competitors, strategic plans, account information, rate case strategies, research information, chemical formulae, product formulations, plant and equipment design information, catalyst information, trade secrets, financial/accounting information (including assets, expenditures, mergers,

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            acquisitions, divestitures, billings collections, revenues and finances), human resources and personnel information, marketing/sales information, information regarding businesses, plans, operations, third party contracts, licenses, internal or external audits, law suits, regulatory compliance or other information or data obtained, received, transmitted, processed, stored, archived, or maintained by Provider under this Agreement. By way of example, Williams Proprietary Information shall include plans for changes in Williams's or an Eligible Recipient's facilities, business units and product lines, plans for business mergers, acquisitions or divestitures, rate information, plans for the development and marketing of new products, financial forecasts and budgets, technical proprietary information, employee lists and company telephone or e-mail directories. In the case of Provider, Proprietary Information shall include financial information, account information, information regarding Provider's business plans and operations, and proprietary software, tools and methodologies, and Developed Materials owned by Provider and used in the performance of the Services.

      (b)   OBLIGATIONS.

            (i) During the term of this Agreement and at all times thereafter, Provider and Williams shall not disclose, and shall maintain the confidentiality of, all Proprietary Information of the other Party (and in the case of Provider, the Eligible Recipients). Williams and Provider shall each use at least the same degree of care to safeguard and to prevent disclosing to third parties the Proprietary Information of the other as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss, or alteration of its own information (or information of its customers) of a similar nature, but not less than reasonable care. Provider Personnel shall not have access to Williams Proprietary Information without proper authorization. Upon receiving such authorization, authorized Provider Personnel shall have access to Williams Proprietary Information only to the extent necessary for such person to perform his or her obligations under or with respect to this Agreement or as otherwise naturally occurs in such person's scope of responsibility, provided that such access is not in violation of Law.

            (ii) The Parties may disclose Proprietary Information to their Affiliates, auditors, attorneys, accountants, consultants, contractors and subcontractors, where (A) use by such person or entity is authorized under this Agreement, (B) such disclosure is necessary for the performance of

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                  such person's or entity's obligations under or with respect to this Agreement or otherwise naturally occurs in such person's or entity's scope of responsibility, (C) the person or entity (and its applicable officers and employees) agree in writing to assume the obligations consistent with this SECTION 13.3, and (D) the disclosing Party assumes full responsibility for the acts or omissions of such person or entity regarding their use and disclosure of such Proprietary Information and takes all reasonable measures to ensure that the Proprietary Information is not disclosed or used in contravention of this Agreement. Any disclosure to such person or entity shall be under the terms and conditions as provided herein. Each
                  Party's Proprietary Information shall remain the property of such Party.

            (iii) Neither Party shall (A) make any use or copies of the
                  Proprietary Information of the other Party except as contemplated by this Agreement, (B) acquire any right in or assert any lien against the Proprietary Information of the other Party, (C) sell, assign, transfer, lease, or otherwise dispose of Proprietary Information to third parties or commercially exploit such information, including through Derivative Works, or (D) refuse for any reason (including a default or material breach of this Agreement by the other Party) to promptly provide the other Party's Proprietary Information (including copies thereof) to the other Party if requested to do so. Upon expiration or any termination of this Agreement and completion of each Party's obligations under this Agreement, each Party shall return or destroy, as the other Party may direct, all documentation in any medium that contains, refers to, or relates to the other Party's Proprietary Information within thirty (30) days, except that either Party may retain copies of the other Party's Proprietary Information to the extent required by applicable Laws or for litigation or dispute resolution proceedings that are ongoing at the time Williams's requests return or destruction of such Williams Data. Each Party shall deliver to the other Party written certification of its compliance with the preceding sentence signed by an authorized representative of such Party. In addition, each Party shall take all necessary steps to ensure that its employees comply with these confidentiality provisions.

      (c) EXCLUSIONS. SECTION 13.3(b) shall not apply to any particular information which the receiving Party can demonstrate (i) is, at the time of disclosure to it, generally available to the public other than through a breach of the receiving Party's or a third party's confidentiality obligations; (ii) after disclosure to it, is published by the disclosing Party or otherwise becomes generally available to the public other

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            than through a breach of the receiving Party's or a third party's confidentiality obligations; (iii) is lawfully in the possession of the receiving Party at the time of disclosure to it; (iv) is received from a third party having a lawful right to disclose such information; or (v) is independently developed by the receiving Party without reference to Proprietary Information of the furnishing Party. Information disclosed hereunder to Provider and any combination of features thereof shall not be deemed to be within the foregoing exceptions merely because such information or any combination of the individual features thereof are embraced by more general information in the public knowledge or literature. In addition, the receiving Party shall not be considered to have breached its obligations under this SECTION 13.3 for disclosing Proprietary Information of the other Party as required, in the opinion of legal counsel, to satisfy any legal requirement of a competent government or regulatory body, provided that, promptly upon receiving any such request, such Party, to the extent it may legally do so, advises the other Party of the Proprietary Information to be disclosed and the identity of the third party requiring such disclosure prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Proprietary Information, or take such other action as it deems appropriate to protect the Proprietary Information. The receiving Party shall use commercially reasonable efforts to cooperate with the disclosing Party in its efforts to seek a protective order or other appropriate remedy or in the event such protective order or other remedy is not obtained, to obtain assurance that confidential treatment will be accorded such Proprietary Information. Notwithstanding the requirements of this SECTION 13.3, Williams shall be entitled to disclose the terms of this Agreement and such related information as Williams deems necessary if Williams determines it is required to disclose such terms and information as part of a public filing or as otherwise required by the rules and regulations promulgated by the United States Securities and Exchange Commission, the Federal Energy Regulatory Commission, or any similar governmental or regulatory body having jurisdiction over Williams. In such event, Williams shall cooperate with Provider, at Provider's expense, to minimize the scope of such disclosure to the extent reasonably requested by Provider; provided that nothing shall prevent or delay Williams from fulfilling its public filing or similar disclosure obligations even if Provider and Williams are unable to agree on the appropriate manner in which to control the scope of the disclosure, and the final discretion regarding how Williams must satisfy its legal disclosure obligations with respect to such public filings shall remain with Williams.

      (d) LOSS OF PROPRIETARY INFORMATION. Each Party shall (i) immediately notify the other Party of any possession, use, knowledge, disclosure, or loss of such other

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            Party's Proprietary Information in contravention of this Agreement,
            (ii) promptly furnish to the other Party all known details and assist such other Party in investigating and/or preventing the reoccurrence of such possession, use, knowledge, disclosure, or loss, (iii) cooperate with the other Party in any investigation or litigation deemed necessary by such other Party to protect its rights, and (iv) promptly use all commercially reasonable efforts to prevent further possession, use, knowledge, disclosure, or loss of Proprietary Information in contravention of this Agreement. Each Party shall bear any costs it incurs in complying with this SECTION 13.3(d).

      (e) NO IMPLIED RIGHTS. Nothing contained in this SECTION 13.3 shall be construed as obligating a Party to disclose its Proprietary Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to any Proprietary Information of the other Party.

      (f) SURVIVAL. The Parties' obligations of non-disclosure and confidentiality shall survive the expiration or termination of this Agreement.

13.4  FILE ACCESS.

      Williams shall have unrestricted access to, and the right to review and retain the entirety of, all computer or other files containing Williams Data, as well as all systems and network logs, system parameters and documentation. At no time shall any of such files or other materials or information be stored or held in a form or manner not immediately accessible to Williams. Provider shall provide to the Williams Project Executive all passwords, codes, comments, keys, documentation and the locations of any such files and other materials promptly upon the request of Williams, including Equipment and Software keys and such information as to format, encryption (if any) and any other specification or information necessary for Williams to retrieve, read, revise and/or maintain such files and information. Upon the request of the Williams Project Executive, Provider shall confirm that, to the best of its knowledge, all files and other information provided to Williams are complete and that no material element, amount, or other fraction of such files or other information to which Williams may request access or review has been deleted, withheld, disguised or encoded in a manner inconsistent with the purpose and intent of providing full and complete access to Williams as contemplated by this Agreement.

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13.5  REQUIREMENTS FOR INFORMATION IN LEGAL PROCEEDINGS.

      (a) PRESERVATION OF LEGAL PRIVILEGES. If Williams notifies Provider, or Provider is otherwise aware, that particular Williams Data or Williams Proprietary Information may be within Williams attorney-client or work-product privileges of Williams, then regardless of any applicable exclusions, Provider (i) shall not disclose such Williams Data or Williams Proprietary Information or take any other action that would result in waiver of such privileges and (ii) shall instruct all Provider Personnel and Subcontractors who may have access to such communications to maintain privileged material as strictly confidential and otherwise protect Williams privileges. Communications to and from Williams Law Department shall be deemed to contain privileged material unless Williams otherwise states.

      (b) LITIGATION RESPONSE PLAN. If Williams so requests, Provider shall participate in periodic meetings to discuss implementation and updating of Williams litigation response plan, including policies and procedures to prepare for and respond to discovery requests, subpoenas, investigatory demands, and other requirements for information related to legal and regulatory proceedings (the "LITIGATION RESPONSE PLAN"). At such meetings, Provider shall fully cooperate with Williams in providing all information requested by Williams or that would assist Williams in improving the Litigation Response Plan. To the extent requested by Williams, Provider shall comply with the Litigation Response Plan as it may be revised from time to time, including preparing for an complying with requirements for preservation and production of data in connection with legal and regulatory proceedings and government investigations.

      (c)   RESPONSE TO PRESERVATION AND PRODUCTION REQUIREMENTS.

            (i) If Williams is required to, or sees a risk that it will be required to, preserve and/or produce any Materials, Williams Data, Williams Confidential Information or related Systems possessed by Provider or under Provider's control in the context of legal proceedings or investigations, Williams may send Provider a notice (a "LITIGATION REQUIREMENTS NOTICE") describing the items to be preserved or produced in reasonable detail. If Williams so requests, Provider shall promptly provide Williams with information needed to determine with greater specificity the scope of the request.

            (ii) Upon receipt of a Litigation Requirements Notice, Provider shall (A) designate a legal information management representative who shall be

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                  responsible for managing Provider's response and any resulting
                  Services and (B) cooperate with Williams in developing a reasonable, complete and cost effective plan for preserving and/or producing data covered by an Litigation Requirement Notice.

            (iii) To the extent that a Litigation Requirement Notice designates for preservation items that Provider can identify with reasonable certainty, Provider shall immediately take all commercially reasonable measures to preserve such items. To the extent that a Litigation Requirement Notice covers production of items that Provider can identify with reasonable certainty, Provider shall use all commercially reasonable efforts to produce such items by the date set forth in the Litigation Requirements Notice (or within 30 days, if no date is given). If Provider is unable to determine from the Litigation Requirements Notice what items are to be preserved and/or produced, or is not able for technical or other reasons to take effective steps to fully preserve or produce such items, Provider shall immediately notify Williams and cooperate with Williams in further specifying such items and in implementing the required technology or procedures.

            (iv) Provider shall cooperate with Williams in generating information to be presented in legal proceedings, including, as Williams requests, (A) cost estimates, (B) descriptions of systems, data, media and processes, (C) reports, declarations and affidavits, (D) reasons why it may be infeasible to preserve or produce certain items, and (E) other material as requested by Williams. Without limiting the generality of the foregoing, Provider shall fully document all actions taken by Provider pursuant to any Litigation Requirement Notice. Provider shall promptly report to Williams on its activities related to complying with the requirements described in the Litigation Requirement Notice, and shall issue periodic reports pursuant to SECTION 9.5 on a schedule to be agreed to by the Parties.

      (d) PROVIDER RESPONSIBILITY FOR WILLIAMS INFORMATION. Upon receipt of any request, demand, notice, subpoena, order or other legal information request relating to legal proceedings or investigations by third parties relating to any Materials, Williams Data, Williams Confidential Information or related Systems in Provider's possession, Provider shall immediately notify Williams Project Executive (or his or her designee) and provide Williams with a copy of all documentation of such legal information request, to the extent Provider legally

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            may do so. Prior to responding to such legal information request,
            Provider shall meet and confer with Williams and shall cooperate with Williams in preserving Williams legal rights, including but not limited to objections, reservations, limitations and privileges, relating to such legal information request. If legally permissible, Williams at its sole discretion may demand tender of the request by Provider and assume primary responsibility for responding, in which case (i) Provider shall cooperate fully with Williams in preparing the response and (ii) Williams shall inform Provider of all proceedings related to the response and protect Provider's interests and legal rights. If Provider is barred legally from notifying Williams of the legal information request, Provider shall take all commercially reasonable steps, at Williams' expense, to preserve Williams legal rights in connection with any response.

      (e) COST OF COMPLIANCE. The Parties acknowledge that compliance with this SECTION 13.3 may, in some cases, constitute New Services for which Provider is entitled to additional compensation. However, in no event shall Provider be entitled to any additional compensation for New Services under this subsection unless the Williams Project Executive and Provider Project Executive, or their authorized designee, expressly agree upon such additional compensation or Provider's entitlement to additional compensation is established through the dispute resolution process.

14.   OWNERSHIP OF MATERIALS

14.1  WILLIAMS OWNED MATERIALS.

      (a) OWNERSHIP OF WILLIAMS MATERIALS. Williams shall be the sole and exclusive owner of all (i) Materials, including Software owned by Williams prior to the Commencement Date or developed or acquired by Williams other than in connection with the Services, (ii) Williams Special Category Materials, and (iii) all Derivative Works of such Williams owned Materials and Williams Special Category Materials, including all United States and foreign patent, copyright and other intellectual property rights in such Materials ("WILLIAMS OWNED MATERIALS"). "WILLIAMS SPECIAL CATEGORY MATERIALS" means Developed Materials so identified by written agreement of the Parties prior to the development of such Developed Materials. In addition, Williams shall own the copyrights to Williams Specific Developed Materials in accordance with SECTION 14.2(b) below.

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      (b)   LICENSE TO WILLIAMS OWNED MATERIALS. As of the Commencement Date,
            Williams hereby grants Provider (and, to the extent necessary for Provider to provide the Services, to Subcontractors designated by Provider that sign a written agreement to be bound by terms consistent with the terms contained herein including, to the extent applicable, the terms specified in this Section as well as those pertaining to the ownership of such Williams Owned Materials and any Derivative Works developed by the Parties, the scope and term of the license, the restrictions on the use of such Williams Owned Materials, and the obligations of confidentiality) a non-exclusive, non-transferable, royalty-free right and license during the Term (and thereafter during the performance of any Termination Assistance Services requested by Williams) to access, use, execute, reproduce, display, perform, modify, distribute and create Derivative Works of the Williams Owned Materials for the express and sole purpose of providing the Services. Provider and its Subcontractors shall have no right to the source code to Williams Owned Software unless and to the extent approved in advance by Williams. Williams Owned Materials shall remain the property of Williams. Provider and its Subcontractors shall not (i) use any Williams Owned Materials for the benefit of any person or Entity other than Williams or the Eligible Recipients, (ii) separate or uncouple any portions of the Williams Owned Software, in whole or in part, from any other portions thereof, or (iii) reverse assemble, reverse engineer, translate, disassemble, decompile or otherwise attempt to create or discover any source or human readable code, underlying algorithms, ideas, file formats or programming interfaces of the Williams Owned Software by any means whatsoever, without the prior approval of Williams, which may be withheld at Williams's sole discretion. Except as otherwise requested or approved by Williams, Provider and its Subcontractors shall cease all use of Williams Owned Materials upon the end of the Term and the completion of any Termination Assistance Services requested by Williams pursuant to SECTION 4.4(b)(8) and shall certify such cessation to Williams in a notice signed by an officer of Provider and each applicable Subcontractor. Williams may agree, on a case by case basis, to grant Provider the right to use certain Williams Owned Materials (including Williams Owned Software and Williams owned Developed Materials) for the benefit of other customers of Provider or for any other purpose subject to mutually beneficial terms and conditions to be agreed to by the Parties. THE WILLIAMS OWNED MATERIALS ARE PROVIDED BY WILLIAMS TO PROVIDER AND ITS SUBCONTRACTORS ON AN AS-IS, WHERE-IS BASIS. WILLIAMS EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH WILLIAMS OWNED MATERIALS, OR THE CONDITION OR SUITABILITY OF SUCH SOFTWARE FOR USE BY PROVIDER OR ITS SUBCONTRACTORS TO

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            PROVIDE THE SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY OR
            FITNESS FOR A PARTICULAR PURPOSE.

      (c) LICENSE TO THIRD PARTY SOFTWARE. Subject to Provider having obtained any Required Consents, Williams hereby grants to Provider, for the sole purpose of performing the Services and solely to the extent of Williams's underlying rights, the same rights of access and use as Williams possesses under the applicable software licenses with respect to Williams licensed Third Party Software. Williams also shall grant such rights to Subcontractors designated by Provider if and to the extent necessary for Provider to provide the Services; provided that, Provider shall pay all fees, costs and expenses associated with the granting of such rights to such Subcontractors. Provider and its Subcontractors shall comply with the duties, including use restrictions and those of nondisclosure, imposed on Williams by such licenses. In addition, each Subcontractor shall sign a written agreement to be bound by all of the terms contained herein applicable to such Third Party Software (such agreement shall be agreed to by the Parties and shall include the terms specified in this Section as well as those pertaining to the ownership of such Software and any derivative materials developed by the Parties, the scope and term of the license, the restrictions on the use of such Software, the obligations of confidentiality, etc.). Except as otherwise requested or approved by Williams (or the relevant licensor), Provider and its Subcontractors shall cease all use of such Third Party Software upon the end of the Term and the completion of any Termination Assistance Services requested by Williams pursuant to SECTION 4.4(b)(8). THE WILLIAMS LICENSED THIRD PARTY SOFTWARE IS PROVIDED BY WILLIAMS TO PROVIDER AND ITS SUBCONTRACTORS ON AN AS-IS, WHERE-IS BASIS. WILLIAMS EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH WILLIAMS LICENSED THIRD PARTY SOFTWARE, OR THE CONDITION OR SUITABILITY OF SUCH SOFTWARE FOR USE BY PROVIDER OR ITS SUBCONTRACTORS TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.2  DEVELOPED MATERIALS.

      The Parties rights and responsibilities with respect to Developed Materials shall be as set forth in SECTION 14.2 of SCHEDULE S.

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14.3  PROVIDER OWNED MATERIALS.

      (a) OWNERSHIP OF PROVIDER OWNED MATERIALS. Provider shall be the sole and exclusive owner of the (i) Materials owned by it prior to the Commencement Date, (ii) Materials acquired by Provider on or after the Commencement Date, other than acquisitions for Williams or an Eligible Recipient in connection with the performance of the Services, (iii) Developed Materials owned by Provider in accordance with SECTION 14.2(d), (iv) Materials developed by Provider other than in the course of the performance of its obligations under this Agreement, including all United States and foreign patent, copyright and other intellectual property rights in such Materials described in clauses (i) through (iv) of this paragraph ("PROVIDER OWNED MATERIALS").

      (b) LICENSE TO PROVIDER OWNED SOFTWARE AND MATERIALS. As of the Commencement Date, Provider hereby grants to Williams and the Eligible Recipients, at no additional charge, a non-exclusive, royalty-free right and license to access, use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of the Provider Owned Software and other Materials (including all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto), during the Term and any Termination Assistance Services period, to the extent reasonably necessary to receive the full benefit of the Services. In addition, at no additional charge, Provider hereby grants to Williams Third Party Contractor(s) a non-exclusive, royalty-free right and license to access, use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of such Materials and Software (including all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto), during the Term and any Termination Assistance Services period, for the purposes described below. Such license and other rights shall be granted to Williams, the Eligible Recipients, and Williams Third Party Contractors for the following purposes:.

            (i) The receipt by Williams and the Eligible Recipients of the full benefit of the Services provided by Provider; or

            (ii) The performance by Williams, the Eligible Recipients or Williams Third Party Contractors for Williams and/or the Eligible Recipients of services or functions that are ancillary to, but not part of, the Services provided by Provider, including related information technology services and functions.

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            The rights and obligations of Williams, the Eligible Recipients and
            Williams Third Party Contractors with respect to such Provider Owned Materials following the expiration or termination of the Agreement or termination of any Service are set forth in SECTION 14.6.

      (c) EMBEDDED MATERIALS. This provision shall be as set forth in SECTION 14.3(c) of SCHEDULE S.

14.4  OTHER MATERIALS.

      This Agreement shall not confer upon either Party intellectual property rights in Materials of the other Party (to the extent not covered by this ARTICLE 14) unless otherwise so provided elsewhere in this Agreement.

14.5  GENERAL RIGHTS.

      (a) COPYRIGHT LEGENDS. Each Party agrees to reproduce copyright legends which appear on any portion of the Materials which may be owned by the other Party or third parties.

      (b)   This provision shall be as set forth in SECTION 14.5(b) of SCHEDULE
            S.

      (c) NO IMPLIED LICENSES. Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property rights in any Materials owned by the other Party or any Affiliate of the other Party (or, in the case of Provider, any Eligible Recipient).

      (d) INCORPORATED MATERIALS. Should either Party incorporate into Developed Materials any intellectual property subject to third party patent, copyright or license rights, any ownership or license rights granted herein with respect to such Materials shall be limited by and subject to any such patents, copyrights or license rights; provided that, prior to incorporating any such intellectual property in any Materials, the Party incorporating such intellectual property in the Materials has disclosed this fact and obtained the prior approval of the other Party (and provided further that, in the case of patents, the obligation to disclose and obtain approval shall be limited to patents about which such Party knows or reasonably should know).

      (e) POLICY AND PROCEDURES MANUAL. Provider shall own all right, title and interest in the Policy and Procedures Manual (which contains Proprietary Information of

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            Provider and Williams), provided, however, that Williams shall be the sole and exclusive owner of all portions of the Policy and Procedures Manual (i) provided by Williams, or (ii) that are unique to Williams or the Eligible Recipients or their business operations. Provider hereby grants to Williams and the Eligible Recipients a worldwide, perpetual, irrevocable, non-exclusive, fully-paid up, royalty-free, transferable license, for Williams's and each Eligible Recipient's internal business purposes, to use, execute, reproduce, display, perform, modify, enhance, sublicense, distribute and create derivative works of the Policy and Procedures Manual and all enhancements and derivative works thereof, including the right to have contractors and agents use the policy and Procedures Manual, and all enhancements and derivative works thereof, on behalf of Williams or such Eligible Recipient. Williams's proprietary or confidential data contained within the Policy and Procedures Manual will remain confidential pursuant to ARTICLE 13.

14.6  WILLIAMS RIGHTS UPON EXPIRATION OR TERMINATION OF AGREEMENT.

      As part of the Termination Assistance Services, Provider shall provide the following to Williams, Williams Affiliates and the Eligible Recipients with respect to Materials and Software:

      (a) WILLIAMS OWNED MATERIALS AND DEVELOPED MATERIALS. With respect to Williams Owned Materials and Williams Specific Developed Materials, Provider shall, at no cost to Williams:

            (i) deliver to Williams all Williams Owned Materials and Williams Specific Developed Materials and all copies thereof in the format and medium in use by Provider in connection with the Services as of the date of such expiration or termination; and

            (ii) following confirmation by Williams that the copies of the Williams Owned Materials and Williams Specific Developed Materials delivered by Provider are acceptable and the completion by Provider of any Termination Assistance Services for which such Materials are required, destroy or securely erase all other copies of such Materials then in Provider's possession and cease using such Materials for any purpose (except that Provider may retain a copy of such Materials as required by applicable Law or with respect to any ongoing dispute between Williams and Provider, as may be reasonably necessary to enforce Provider's rights under this Agreement).

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      (b)   COMMERCIALLY AVAILABLE PROVIDER OWNED MATERIALS. With respect to
            Materials owned by Provider, Provider Affiliates or (subject to
            SECTION 6.4(c)) Subcontractors that are generally commercially available and used by them to provide the Services (and any modifications, enhancements, methodologies, tools, documentation, materials and media related thereto used to provide the Services):

            (i) Provider hereby grants to Williams and the Eligible Recipients a license on standard terms and conditions no less favorable than those offered generally by Provider to other commercial customers to use such Materials following the expiration or termination of the Term or termination of the Service(s) for which such Materials were used; provided that, in all events, such terms and conditions must be at least broad enough to permit Williams and the Eligible Recipients to use such Materials to provide for themselves, or have provided for them by third party contractors, services similar to the Services, and for Williams and the Eligible Recipients to receive such services;

            (ii) Provider (A) shall deliver a copy of such Provider Owned Materials and related documentation to Williams and the Eligible Recipients, (B) shall deliver source code and/or object code to the extent such Provider Owned Materials include source code or object code and such code is customarily provided to commercial customers licensing such Provider Owned Materials, and (C) if Provider fails to offer or provide Upgrades, maintenance, support or other services for such Provider Owned Materials as provided in SECTION 14.6(b)(iii), shall deliver source code and object code for such Provider Owned Materials to the extent such Materials include source code, together with the right to modify, enhance and create derivative works of such Materials (provided that, in such event, the licensed Provider Owned Materials shall thereafter be provided on an "as is" basis); and

            (iii) Provider shall offer to provide to Williams and the Eligible
                  Recipients Upgrades, maintenance, support and other services for commercial off-the-shelf Materials on Provider's then-current standard terms and conditions for such services.

            Unless Williams has otherwise agreed in advance, Williams and the Eligible Recipients shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses and other rights above. Provider shall not use any generally commercially available Provider Owned Materials for which it is unable

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            to offer such license or other rights without Williams's prior written approval (and absent such approval, Provider's use of any such Provider Owned Materials shall obligate Provider to provide, at no additional cost to Williams, such license and other rights to Williams, Williams Affiliates, the Eligible Recipients and Williams's designees).

      (c) NON-COMMERCIALLY AVAILABLE PROVIDER OWNED MATERIALS. This provision shall be as set forth in SECTION 14.6(c) of SCHEDULE S.

      (d) THIRD PARTY RIGHTS TO NON-COMMERCIALLY AVAILABLE OWNED MATERIALS. This provision shall be as set forth in SECTION 14.6(d) of SCHEDULE S.

      (e) THIRD PARTY SOFTWARE AND MATERIALS. Subject to SECTION 6.4(C), with respect to Third Party Software and Materials licensed by Provider or Provider Affiliates or Subcontractors and used by them to provide the Services, Provider hereby grants to Williams and the Eligible Recipients (or, at Williams's election, to their designee(s)) a sublicense (with the right to grant sublicenses) offering the same rights and warranties with respect to such Third Party Software and Materials available to Provider (or Provider Affiliates or Subcontractors), on the same or substantially similar terms and conditions, for the benefit and use of Williams, Williams Affiliates and the Eligible Recipients upon the expiration or termination of the Term with respect to the Services for which such Third Party Software or Materials were used; provided that, during the Termination Assistance Services period, Provider may, by mutual agreement of the Parties, substitute the license described in subpart (i) or (ii) for such sublicense or, with Williams's approval, in its reasonable discretion, substitute the license described in subpart (iii) :

            (i) the assignment to Williams and the Eligible Recipients (or, at Williams's election, to their designee(s))of the underlying license for such Third Party Software or Materials;

            (ii) the procurement for Williams and the Eligible Recipients (or, at Williams's election, to their designee(s)) of a new license (with terms at least as favorable as those in the license held by Provider or its Affiliates or Subcontractors and with the right to grant sublicenses) to such Third Party Software and Materials for the benefit or use of Williams and the Eligible Recipients.

            (iii) the procurement for Williams and the Eligible Recipients (or, at Williams's election, to their designee(s)) of a substitute license for Third

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                  Party Software or Materials sufficient to perform, without additional cost, support or resources and at the levels of performance and efficiency required by this Agreement, the functions of the Third Party Software and Materials necessary to enable Williams or its designee to provide the Services after the expiration or termination of the Term.

            In addition, Provider shall deliver to Williams and the Eligible Recipients a copy of such Third Party Software and Materials (including source code, to the extent it has been available to Provider) and related documentation and shall use commercially reasonable efforts to cause maintenance, support and other services to continue to be available to Williams and the Eligible Recipients (to the extent it has been available to Provider). Unless Williams has otherwise agreed in advance in accordance with SECTION 6.4(c), Williams and the Eligible Recipients shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses, sublicenses and other rights specified in this SECTION 14.6(c). Provider shall not use any Third Party Software and Materials for which it is unable to offer such license, sublicense or other rights without Williams's prior approval (and absent such approval, Provider's use of any such Third Party Software and Materials shall obligate Provider to provide, at no additional cost to Williams and the Eligible Recipients, such licenses, sublicenses and other rights). Williams, however, shall be obligated to make monthly or annual payments attributable to periods after the expiration or termination of the Term with respect to the Services for which such Third Party Software or Materials were used for the right to use and receive maintenance or support related thereto, but only to the extent Provider would have been obligated to make such payments if it had continued to hold the licenses in question or Williams has agreed in advance to make such payments.

            To the extent Williams has agreed in advance to pay any fees in connection with its receipt of such licenses, sublicenses or other rights, Provider shall, at Williams's request, identify the licensing and sublicensing options available to Williams and the Eligible Recipients and the license or transfer fees associated with each. Provider shall use commercially reasonable efforts to obtain the most favorable options and the lowest possible transfer, license, relicense, assignment or termination fees for Third Party Software and Materials. Provider shall not commit Williams or the Eligible Recipients to paying any such fees or expenses without Williams's prior approval. If the licensor offers more than one form of license, Williams (not Provider) shall select the form of license to be received by Williams, the Eligible Recipients or their designee(s).

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            Provider's obligations under this SECTION 14.6(e) shall be subject to SECTION 6.4(c).

15.   REPRESENTATIONS AND WARRANTIES

15.1  WORK STANDARDS.

      Provider represents and warrants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the best practices of the information technology services industry and the Service Levels. Provider represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience, competence and skill to perform the Services. Provider shall provide such individuals with training as to new products and services prior to the implementation of such products and services in the Williams/Eligible Recipients environment. Provider shall have the resources, capacity, expertise and ability in terms of Equipment, Software, know-how and personnel to provide the Services.

15.2  MAINTENANCE.

      (a) PROVIDER RESPONSIBILITY. Provider represents and warrants that, unless otherwise agreed and to the extent it has operational responsibility under this Agreement, it shall maintain the Equipment and Software so that they operate substantially in accordance with their specifications, including (i) maintaining Equipment in good operating condition, subject to normal wear and tear, (ii) undertaking repairs and preventive maintenance on Equipment in accordance with the applicable Equipment manufacturer's recommendations and requirements, and (iii) performing Software maintenance in accordance with the applicable Software supplier's documentation, recommendations and requirements.

      (b) OUT OF SUPPORT THIRD PARTY EQUIPMENT AND SOFTWARE. For Third Party Equipment and Software no longer supported by the licensor or manufacturer for which Provider has operational responsibility under this Agreement, Provider shall use commercially reasonable efforts to perform maintenance for such Equipment or Software as required to meet its obligations under this Agreement.

      (c) REFRESH. To the extent Provider has financial responsibility under this Agreement for Equipment or Software, Provider shall, subject to
            SECTION 9.7 or as otherwise agreed by the Parties, Upgrade or replace such Equipment or Software in accordance with SCHEDULE J, ATTACHMENT J-10.

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15.3  EFFICIENCY AND COST EFFECTIVENESS.

      Provider represents and warrants that it shall use commercially reasonable efforts to provide the Services in the most cost-effective manner consistent with the required level of quality and performance. Without limiting the generality of the foregoing, such actions shall include:

      (a) TIMING OF ACTIONS. Making adjustments in the timing of actions (consistent with Williams priorities and schedules for the Services and Provider's obligation to meet the Service Levels).

      (b) TIMING OF FUNCTIONS. Delaying or accelerating, as appropriate, the performance of non-critical functions within limits reasonably acceptable to Williams.

      (c) SYSTEMS OPTIMIZATION. Tuning or optimizing the Systems (including memory) and/or Applications Software to optimize performance and minimize costs.

      (d) USAGE SCHEDULING. Controlling its use of the System and/or the Williams data network by scheduling usage, where practicable, to low utilization periods.

      (e) ALTERNATIVE TECHNOLOGIES. Subject to SECTION 9.5, using alternative technologies to perform the Services.

      (f) EFFICIENCY. Efficiently using resources for which Williams is charged hereunder, consistent with industry norms, and compiling data concerning such efficient use in segregated and auditable form whenever practicable.

15.4  SOFTWARE.

      (a) OWNERSHIP AND USE. Provider represents, warrants and covenants that it is either the owner of, or authorized to use, any and all Software provided and used by Provider in providing the Services, subject to Provider obtaining any Required Consents in connection with Software provided by Williams or the Eligible Recipients. As to any such Software that Provider does not own but is authorized to use, Provider shall advise Williams as to the ownership and extent of Provider's rights with regard to such Software to the extent any limitation in such rights would materially impair Provider's performance of its obligations under this Agreement.

      (b) PERFORMANCE. Provider represents, warrants and covenants that any Provider Owned Software will, in all material respects, perform in compliance with its

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            Specifications and provide the functions and features and operate in the manner described therein.

      (c) DEVELOPED MATERIALS COMPLIANCE. Provider warrants and covenants that Developed Materials will be free from material errors in operation and performance, will Comply with the documentation and the Specifications in all material respects and will provide the functions and features and operate in the manner described in SCHEDULES E or F or otherwise agreed by the Parties for twelve (12) months after the Effective Date or for Developed Materials Accepted after such date, for twelve (12) months following Acceptance of such Developed Materials, unless a different period is agreed by the Parties. Provider shall correct any failure to Comply and shall use commercially reasonable efforts to do so as expeditiously as possible. In the event that Provider fails or is unable to repair or replace such nonconforming Developed Material, Williams shall, in addition to any and all other remedies available to it hereunder, be entitled to obtain from Provider a copy of any source code to such Developed Material to the extent that Provider has the right to make it available; provided, however, that for any Developed Material where Provider will not create source code or Provider does not have the rights to make source code available to Williams in accordance with this Agreement, Provider shall notify Williams of such facts and obtain Williams prior written approval, which Williams may withhold in its reasonable discretion.

      (d) NONCONFORMITY. In addition to the foregoing, in the event that the Provider Owned Software or Developed Materials do not Comply with the Specifications and criteria set forth in this Agreement, and/or materially and adversely affect the Services provided hereunder, Provider shall expeditiously repair or replace such Software or Material with conforming Software or Material.

      (e) OUT OF SUPPORT THIRD PARTY SOFTWARE. To the extent Third Party Software for which Provider has operational responsibility under SCHEDULE E or U is no longer supported by the applicable licensor or manufacturer, Provider shall use commercially reasonable efforts to perform maintenance for such Software as required, subject to Service Level relief where (i) lack of licensor or manufacturer support impairs Provider's ability to provide such maintenance unless Transitioned Employees maintained such Software prior to the Effective Date or (ii) lack of licensor or manufacturer support impairs interoperability of such Software with upgrades, updates or enhancements to other Software or with new Software.

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      (f)   EXCEPTIONS TO WARRANTY OBLIGATIONS. The warranties and corresponding obligations of Provider set forth in this SECTION 15.4 will not apply to the extent any noncompliance of Software, Developed Materials or Materials to the criteria set forth in this SECTION
            15.4 is attributable to (i) any change or modification to Software, Developed Materials or other Materials not recommended, performed or approved in writing by Provider; or (ii) from operation or use by Williams or the other Eligible Recipients of such Software, Developed Materials or other Materials other than (A) in accordance with the applicable documentation and Specifications, (B) for the purposes contemplated by this Agreement, and (C) on hardware and operating systems recommended or approved in writing by Provider.

15.5  NON-INFRINGEMENT.

      (a) PERFORMANCE OF RESPONSIBILITIES. Provider represents and warrants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary or privacy rights of any third party; provided, however, that Provider shall not have any obligation or liability to the extent any infringement or misappropriation is caused by (i) modifications made by Williams or its contractors or subcontractors, without the knowledge or approval of Provider, (ii) Williams's combination of Provider's work product or Materials with items not furnished, specified or reasonably anticipated by Provider or contemplated by this Agreement, (iii) a breach of this Agreement by Williams, (iv) the failure of Williams to use corrections or modifications provided by Provider offering equivalent features and functionality, or (v) Third Party Software, except to the extent that such infringement or misappropriation arises from the failure of Provider to obtain the licenses or Required Consents required of it under this Agreement or to abide by the limitations of the applicable Third Party Software licenses. Provider further represents and warrants that it will not use or create materials in connection with the Services or otherwise in performance of its obligations under this Agreement which are libelous, defamatory or obscene. Provider's representation and warranty set forth in this
            SECTION 15.5(a) shall be subject to the limitations set forth in
            SECTION 15.5(a) of SCHEDULE S.

      (b) THIRD PARTY SOFTWARE INDEMNIFICATION. In addition, with respect to Third Party Software provided by Provider pursuant to this Agreement (i.e., not transferred or furnished by Williams), Provider covenants that it shall obtain and provide intellectual property indemnification for Williams and the Eligible Recipients (or

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            obtain intellectual property indemnification for itself and enforce such indemnification on behalf of Williams and the Eligible Recipients) from the suppliers of such Software. Unless otherwise approved in advance by Williams, such indemnification shall be (i) comparable to the intellectual property indemnification provided by Provider to Williams and the Eligible Recipients under this Agreement, or (ii) the customary indemnification available in the industry for the same or substantially similar types of software products.

15.6  AUTHORIZATION.

      Each Party represents and warrants to the other that:

      (a) CORPORATE EXISTENCE. It is a corporation duly incorporated, validly existing and in good standing under applicable Laws (other than nonconformities with such Laws that would not have materially affect on the performance of their respective obligations under this Agreement);

      (b) CORPORATE POWER AND AUTHORITY. It has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

      (c) LEGAL AUTHORITY. It has obtained all licenses, authorizations, approvals, consents or permits required to perform its obligations under this Agreement under all applicable federal, state or local laws and under all applicable rules and regulations of all authorities having jurisdiction over the Services, except to the extent the failure to obtain any such license, authorizations, approvals, consents or permits is, in the aggregate, immaterial;

      (d) DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party; and

      (e) NO VIOLATION OR CONFLICT. The execution, delivery, and performance of this Agreement shall not constitute a violation of any judgment, order, or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default.

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15.7  INDUCEMENTS.

      Provider represents and warrants that it has not given and will not give commissions, payments, kickbacks, lavish or extensive entertainment, or other inducements of more than minimal value to any employee or agent of Williams in connection with this Agreement. Provider also represents and warrants that, to the best of its knowledge, no officer, director, employee, agent or representative of Provider has given any such payments, gifts, entertainment or other thing of value to any employee or agent of Williams in connection Provider's interactions with Williams employees or agents prior to Provider's execution of this Agreement. Provider also acknowledges that the giving of any such payments, gifts, entertainment, or other thing of value is strictly in violation of Williams policy on conflicts of interest, and may result in the cancellation of this Agreement.

15.8  MALICIOUS CODE.

      Each Party shall cooperate with the other Party and shall take commercially reasonable actions and precautions to prevent the introduction and proliferation of Malicious Code into Williams's or an Eligible Recipient's environment or any System used by Provider to provide the Services. Without limiting Provider's other obligations under this Agreement, in the event Malicious Code is found in Equipment, Software or Systems managed or supported by Provider or used to provide the Services, Provider shall exercise all commercially reasonable efforts as part of the Charges, unless, if applicable, the Parties agree that such activity constitutes New Services, to eliminate and reduce the effects of such Malicious Code and, if the Malicious Code causes a loss of operational efficiency or loss of data, to mitigate such losses and restore such data with generally accepted data restoration techniques.

15.9  DISABLING CODE.

      Provider represents and warrants that, without the prior written consent of Williams, Provider shall not insert into the Software any code that could be invoked without William's written authorization to disable or otherwise shut down all or any portion of the Services. Provider further represents and warrants that, with respect to any disabling code that may be part of the Software, Provider shall not invoke or cause to be invoked such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without Williams's prior written consent. Provider also represents and warrants that it shall not use Third Party Software with disabling code without the prior approval of Williams. For purposes of this provision, code that serves the function of ensuring software license compliance (including passwords) shall not be

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      deemed disabling code, provided that Provider notifies Williams in advance of all such code and obtains Williams's approval prior to installing such code in any Software, Equipment or System.

15.10 COMPLIANCE WITH LAWS.

      (a)   COMPLIANCE BY PROVIDER.

            (i) Provider represents and warrants that it is and shall be in compliance in all material respects with all Provider Business Laws applicable to its provision of the Services and the performance of its other legal and contractual obligations hereunder on the Commencement Date and shall remain in compliance in all material respects with such Laws for the entire Term, including identifying and procuring applicable permits, certificates, approvals and inspections required under such Laws.

            (ii) This provision shall be as set forth in SECTION 15.10(a)(ii) of SCHEDULE S.

            (iii) If a written charge of non-compliance by Provider with any such Laws occurs, Provider shall promptly notify Williams of such charge. Provider shall provide such notice in accordance with the timeframes set forth in the Policy and Procedures Manual, which may specify events for which same day notice is required, and shall perform an expedited Root Cause Analysis in accordance with the requirements set forth in the Procedures Manual.

      (b) COMPLIANCE BY WILLIAMS. Subject to Sections 15.10(a) and (e), Williams represents and warrants that, with respect to the performance by Williams and the Eligible Recipients of Williams's legal and contractual obligations under this Agreement, it is and shall be in compliance in all material respects with all applicable Williams Laws for the entire Term of the Agreement. If a written charge of non-compliance by Williams with any such Laws occurs, Williams shall promptly notify Provider of such charge.

      (c) COMPLIANCE DATA AND REPORTS. At no additional charge, Provider shall provide Williams with data and reports in Provider's possession necessary for Williams to comply with all Williams Laws applicable to the Services.

      (d) NOTICE OF LAWS. Provider shall notify Williams of any Provider Laws and changes in Provider Laws applicable to Provider's performance and Williams's and/or the Eligible Recipients' receipt and use of the Services). Williams shall notify Provider of any Williams Laws and any changes in such Williams Laws

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            applicable to Provider's performance and Williams's and/or the
            Eligible Recipients' receipt and use of the Services. Provider shall, through the Provider Personnel, maintain familiarity with the Provider Laws, and shall use commercially reasonable efforts to maintain general familiarity with Williams Laws, and shall bring additional or changed requirements of which it becomes aware to Williams's attention. Subject to its non-disclosure obligation under other customer contracts, Provider also shall make commercially reasonable efforts to obtain information regarding Williams Laws and Provider Services Laws from other finance and accounting, information technology and human resources services outsourcing customer engagements and to communicate such information to Williams in a timely manner. Each Party shall use commercially reasonable efforts to advise the other of Laws and changes in Laws about which such Party becomes aware in the other Party's area of responsibility, but without assuming an affirmative obligation of inquiry, except as otherwise provided herein, and without relieving the other Party of its obligations hereunder.

      (e) INTERPRETATION OF LAWS OR CHANGES IN LAWS. Williams shall be responsible, with Provider's cooperation and assistance, for interpreting Williams Laws or changes in Williams Laws and for identifying the impact of such Williams Laws or changes in Williams Laws on Provider's performance and Williams's and/or the Eligible Recipients' receipt and use of the Services. Provider shall be responsible, with Williams's cooperation and assistance, for interpreting Provider Laws or changes in Provider Laws and for identifying the impact of such Provider Laws or changes in Provider Laws on Provider's performance and Williams's and/or the Eligible Recipients' receipt and use of the Services. To the extent the impact of any Provider Services Law or change in Provider Services Law cannot be readily identified by Provider, the Parties shall cooperate in interpreting such Law or change in Law and shall seek in good faith to identify and agree upon the impact on Provider's performance and Williams's and/or the Eligible Recipients' receipt and use of the Services. In such event, Provider shall inform Williams about such Provider Services Law or change in Provider Services Law and propose approaches as to changes in the performance or receipt of the Services to be made in response thereto. If the Parties are unable to agree upon such impact, Williams shall retain the right, in its sole discretion, to interpret such Provider Services Law or change in Provider Services Law and determine its impact. In addition, if Provider reasonably concludes, after due inquiry, that the compliance obligations associated with any Provider Services Law or change in Provider Services Law are unclear or that there is more than one reasonable approach to achieving compliance, Provider may escalate the issue to Williams for a final decision. In all events, to the extent Williams makes the final decision as to the

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            interpretation of a Law or change in Law or its impact on Provider's performance and Williams's and/or the Eligible Recipients' receipt and use of the Services and Provider complies with such decision, Provider shall be relieved of responsibility for any resulting non-compliance with such Law if and to the extent such decision is ultimately determined to be in error. Provider shall notify Williams expeditiously of such non-compliance upon learning thereof and shall work expeditiously to remedy such non-compliance upon receipt of Williams's approval.

      (f) IMPLEMENTATION OF CHANGES IN LAWS. In the event of any changes in Laws (including Williams Laws to the extent Provider receives prompt notice of such Williams Laws from Williams or as otherwise provided in SECTION 15.10(e)), Provider shall implement any necessary modifications to the Services prior to the deadline imposed by the regulatory or governmental body having jurisdiction for such requirement or change. Provider shall bear the costs associated with compliance with changes in Laws applicable to the Services unless such change meets the definition of New Service, in which case it shall be treated as a Project; provided, that to the extent such changes in Laws impact other Provider customers, any additional costs shall be apportioned on a equitable basis to all such customers. With respect to changes in Provider Business Laws, Provider shall bear all costs associated with those Laws. At Williams's request, Provider Personnel shall participate in Williams provided regulatory compliance training programs.

      (g) COMPLIANCE WITH PRIVACY LAWS. Without limiting the foregoing, with respect to any Williams Personal Data, Provider shall comply with any obligations imposed on Provider under any applicable Privacy Laws in connection with Provider's performance of Services and shall provide Williams with such assistance as Williams may reasonably require to fulfill the responsibilities of Williams and the Eligible Recipients under such Privacy Laws. Provider shall also comply with the Williams data privacy policy. Provider will act in the capacity of a processor of Williams Personal Data, and Williams will be the controller of such Williams Personal Data, under applicable Privacy Laws.

      (h) ASSISTANCE TO WILLIAMS. As part of the Services and on an ongoing basis, Provider shall assist Williams and the Eligible Recipients as they may reasonably require in their efforts to comply with applicable Williams Laws (including any changes to Williams Laws) not applicable to Provider or related to the Services. Without limiting Provider's obligations under this Agreement, this Agreement

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            shall not be construed as requiring either Party to provide legal, audit or attest advice to the other Party.

      (i) RESPONSIBILITY FOR GOVERNMENT FINES, PENALTIES, INTEREST OR OTHER REMEDIES. The Parties responsibilities for government fines, penalties, interest and other monetary remedies shall be as set forth in SECTION 15.10(i) of SCHEDULE S.

      (j) NO LIABILITY FOR WILLIAMS OBLIGATIONS. This provision shall be as set forth in SECTION 15.10(j) of SCHEDULE S.

      (k) TERMINATION. In the event that any change in Laws (other than a change in Laws resulting in new or higher Service Taxes as described in SECTION 11.4(d)) results in an increase of ten percent (10%) or more in the estimated average monthly Charges in any Functional Service Area or otherwise has a material adverse impact on Provider's ability to perform the Services and Williams would not have incurred such additional cost or impact if it had not outsourced the Services in question, then Williams may, at its option, terminate the Agreement by giving Provider at least ninety
            (90) days prior notice and designating a date upon which such termination shall be effective. If Williams terminates on this basis, Williams shall not be obligated to pay Termination Charges. Wind Down Charges shall be payable if and only if and only to the extent indicated as payable in SCHEDULE N.

15.11 INTEROPERABILITY.

      Provider represents and warrants that the Software, Equipment and Systems provided through, and used to provide, the Services will be interoperable with the software, equipment, systems, firmware, and embedded chips used by Williams which may deliver records to, receive records form, or otherwise interact with the Systems, including for receipt of the Services in accordance with the applicable Specifications for such Software, Equipment and Systems.

15.12 PROVIDER PERSONNEL.

      Provider represents and warrants that the Provider Personnel are authorized to work in each of the locations where such personnel are providing Services, and that Provider and its Subcontractors have complied with all obligations under applicable Laws regarding immigration. Provider shall bear all financial responsibility for all matters relating to Provider obtaining any visa, immigration, naturalization or other similar authorizations and requirements under the Laws applicable to visas, immigration, naturalization and other similar authorizations.

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15.13 NO LITIGATION.

      Each Party represents and warrants that there is no claim, or any litigation, proceeding, arbitration, investigation or material controversy pending to which it or any of its affiliates, agents, or representatives (and in the case of Williams, the other Eligible Recipients) is a party, relating to the provision of the Services offered by Provider or the performance of their respective obligations under this Agreement, which would have a material adverse effect on Provider's or Williams' ability to enter into this Agreement and perform their respective obligations hereunder and, to the best of each Party's knowledge, no such claim, litigation, proceeding arbitration, investigation or material controversy has been threatened or its contemplated.

15.14 DISCLAIMER.

      (a) WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, CONDITIONS OR WARRANTIES TO THE OTHER PARTY, WHETHER EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      (b) PUBLIC TELECOMMUNICATIONS TRANSMISSIONS. In the case of transmission of data via public telecommunications facilities permitted under this Agreement, Provider shall not be responsible for corruption, damage, loss or mis-transmission of, or loss of security with respect to, data during such transmission unless and to the extent such corruption, damage, loss, mis-transmission or loss of security is attributable to Provider's failure to comply with its obligations (including data security and Service Level requirements) under this Agreement, including the obligation to (i) provide the Services (including data security requirements) in accordance with the accepted practices of well-managed tier one providers of information technology services, (ii) provide and maintain the technology required to detect and correct any corrupt, damaged, lost or mis-transmitted data and require retransmission of any such corrupt, damaged, lost or mis-transmitted data, and (iii) perform other Services appropriate to assist in the resolution of such corruption, damage, loss or mis-transmission (e.g., backup and data recovery).

      (c) DISCLAIMER OF UNINTERRUPTED OR ERROR-FREE OPERATIONS. Subject to Provider's obligations under this Agreement, including Service Levels, Provider does not assure uninterrupted or error-free operation of the Equipment, Software or Services.

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16.   INSURANCE AND RISK OF LOSS

16.1  INSURANCE.

      (a) REQUIREMENTS. Provider agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance with the specified minimum limits of liability during the term of this Agreement:

            (i)   Workers' Compensation and Employer's Liability Insurance:

                  - Statutory Worker's Compensation including occupational disease in accordance with the law.

                  - Employer's Liability Insurance with minimum limits of $5 million per employee by accident/$5 million per employee by disease/$5 million policy limit by disease (or, if higher, the policy limits required by applicable Law).

            (ii) Commercial General Liability Insurance (including coverage for Contractual Liability assumed by Provider under this Agreement, Premises-Operations, Completed
                  Operations--Products, Independent Contractors, and explosion, collapse, and underground property damage hazards) providing coverage for bodily injury, personal injury and property damage with combined single limits of not less than $10 million per occurrence and $10 million in the aggregate per Provider policy year.

            (iii) Commercial Business Automobile Liability Insurance including coverage for all owned, non-owned, leased, and hired vehicles providing coverage for bodily injury and property damage liability with combined single limits of not less than $2 million per occurrence and $2 million in the aggregate per Provider policy year, except as may otherwise be required by Law.

            (iv) Professional Liability (also known as Errors and Omissions Liability) Insurance covering acts, errors and omissions arising out of Provider's operations or Services in an amount not less than $10 million per occurrence and $10 million in the aggregate per Provider policy year.

            (v) Comprehensive Crime Insurance, including Employee Dishonesty and Computer Fraud Insurance covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Provider employees,

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                  acting alone or with others, in an amount not less than $10 million per occurrence and $10 million in the aggregate per Provider policy year.

            (vi) All-risk property insurance covering loss or damage to Provider owned or leased Equipment and other assets in an amount not less than the full replacement cost of such Equipment and assets.

      (b) APPROVED COMPANIES. All such insurance shall be procured with reputable insurance companies and in such form as is usual and customary to Provider's business. Such insurance companies shall maintain a rating at least "A-" and be at least a Financial Size Category VII as both criteria are defined in the most current publication of Best's Policyholder Guide, provided that Provider may be self-insured with respect to the Professional Liability and Errors and Omissions Liability Insurance.

      (c) ENDORSEMENTS. Provider's insurance policies as required herein under SECTIONS 16.1(a)(ii), (iii) and (iv) shall name Williams, Williams Affiliates and Eligible Recipients and their respective officers, directors and employees as Additional Insureds for any and all liability arising at any time in connection with Provider's performance under this Agreement. The Provider insurance policies required under SECTION 16.1(a)(v) and (vi) shall name Williams, Williams Affiliates and Eligible Recipients and their respective officers, directors and employees as loss payees for any and all liability arising at any time in connections with Provider's performance under this Agreement. Each policy shall provide that it will not be canceled or materially altered except after thirty (30) days advance written notice to Williams. Should any policy expire or be canceled during the Term and Provider fails to immediately procure replacement insurance as specified, Williams reserves the right (but not the obligation) to procure such insurance and to deduct the cost thereof from any sums due Provider under this Agreement. All insurance required under this SECTION 16.1 shall be primary insurance and any other valid insurance existing for the benefit of Williams, Williams Affiliates and Eligible Recipients and their respective officers, directors and employees shall be excess of such primary insurance. Provider shall obtain such endorsements to its policy or policies of insurance as are necessary to cause the policy or policies to comply with the requirements stated herein.

      (d) CERTIFICATES. Provider shall provide Williams with certificates of insurance evidencing compliance with this ARTICLE 16 (including evidence of renewal of insurance) signed by authorized representatives of the respective carriers for each year that this Agreement is in effect. Each certificate of insurance shall provide

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            that the issuing company shall not cancel, reduce, or otherwise materially alter the insurance afforded under the above policies unless notice of such cancellation, reduction or material alteration has been provided at least thirty (30) days in advance to:

                     The Williams Companies, Inc.
                     One Williams Center, MD 41-3
                     Tulsa, OK 74172
                     Attention: Business Process Outsourcing Executive
                     Fax:  (918) 573-4503

      (e) NO IMPLIED LIMITATION. The obligation of Provider and its Affiliates to provide the insurance specified herein shall not limit or expand or otherwise affect in any way any obligation or liability of Provider provided elsewhere in this Agreement. The rights of Williams and its subsidiaries, Affiliates and Eligible Recipients to insurance coverage under policies issued to or for the benefit of one or more of them are independent of this Agreement and shall not be limited by this Agreement.

      (f) INSURANCE SUBROGATION. With respect to insurance coverage to be provided by Provider pursuant to this SECTION 16.1, the insurance policies shall provide that the insurance companies waive all rights of subrogation against Williams, the Eligible Recipients and their respective Affiliates, officers, directors and employees. Provider waives its rights to recover against Williams, Williams Affiliates and Eligible Recipients and their respective officers, directors, and employees in subrogation or as subrogee for another party.

16.2  RISK OF LOSS.

      (a) GENERAL. Subject to SECTION 17.3, Provider and Williams each shall be responsible for any damage, destruction, loss, theft or governmental taking of their respective tangible property or real property (whether owned or leased) and each Party agrees to look only to its own insuring arrangements (if any) with respect to such damage, destruction, loss, theft, or governmental taking. Each Party shall promptly notify the other Party of any damage (except normal wear and tear), destruction, loss, theft, or governmental taking of such other Party's tangible property or real property (whether owned or leased).

      (b) WAIVER. Provider and Williams will cause their respective insurers to issue appropriate waivers of subrogation rights endorsements (but only to the limits, if

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            any, of Provider's or Williams's respective obligations of indemnification) to all property insurance policies maintained by each Party.

17.   INDEMNITIES

17.1  INDEMNITY BY PROVIDER.

      Provider agrees to indemnify, defend and hold harmless Williams and its Affiliates and the Eligible Recipients and their respective officers, directors, employees, agents, representatives, successors, and assigns from any and all Losses and threatened Losses payable to third parties which are due to third party claims arising from or in connection with any of the following:

      (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. Provider's breach of any of the representations, warranties and covenants set forth in SECTIONS 15.6, 15.7, 15.9 (but in the case of SECTION 15.9, only to the extent that such code is intentionally invoked), and 15.13.

      (b) ASSUMED CONTRACTS. Provider's decision to terminate or failure to observe or perform any duties or obligations to be observed or performed on or after the Commencement Date by Provider under any of the Third Party Software licenses, Equipment Leases or Third Party Contracts assigned to Provider or for which Provider has assumed financial or operational responsibility pursuant to this Agreement.

      (c) LICENSES, LEASES AND CONTRACTS. Provider's failure to observe or perform any duties or obligations to be observed or performed on or after the Commencement Date by Provider under Third Party Software licenses, Equipment leases or Third Party Contracts used by Provider to provide the Services.

      (d) WILLIAMS DATA OR PROPRIETARY INFORMATION. Provider's breach of its obligations under SECTIONS 13.1 13.3 and 13.4 with respect to Williams Data or Williams Proprietary Information (excluding, in the case of SECTIONS 13.1 and 13.4, circumstances in which the unavailability of Williams Data is directly caused by technical or other operational problems).

      (e) INFRINGEMENT. Infringement or misappropriation or alleged infringement or alleged misappropriation of a patent, trade secret, copyright or other proprietary right by the Provider Owned Materials, Provider Software, the Developed Materials (except to the extent that infringement results from such Developed Materials conforming to designs or specifications provided by Williams or the

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            Eligible Recipients), Materials provided or used by Provider pursuant to this Agreement, Equipment provided by Provider, or Provider's performance of its obligations under this Agreement; provided, however, that Provider shall not have any indemnity obligation under this SECTION 17.1(E) to the extent any infringement or misappropriation is caused by (i) modifications made by Williams or its contractors or subcontractors, without the knowledge or approval of Provider, (ii) Williams's combination of Provider's work product, Equipment or Materials with items not furnished, specified or reasonably anticipated by Provider or contemplated by this Agreement, (iii) a breach of this Agreement by Williams, (iv) the failure of Williams to use corrections or modifications provided by Provider offering equivalent features and functionality, or (v) items provided or supplied by Williams. The indemnity obligations in this SECTION 17.1(e) shall also include the matters set forth in
            SECTION 17.1(e) on SCHEDULE S.

      (f) GOVERNMENT CLAIMS. Claims by government regulators or agencies for fines, penalties, interest or other monetary remedies to the extent exceeding the amounts set forth in SECTION 15.10(i), to the extent such fines, penalties, interest or other monetary remedies, result from Provider's failure to perform its responsibilities under
            SECTION 15.10 of this Agreement.

      (g) TAXES. Taxes, together with interest and penalties, that are the responsibility of Provider under SECTION 11.4.

      (h) SHARED FACILITY SERVICES. Services, products or systems (not constituting Services provided pursuant to this Agreement) provided by Provider to a third party other than an Eligible Recipient from any shared Provider facility or using any shared Provider resources and not constituting Services provided to an Eligible Recipient pursuant to this Agreement.

      (i) AFFILIATE, SUBCONTRACTOR OR ASSIGNEE CLAIMS. Any claim, other than an indemnification claim under this Agreement, initiated by (i) a Provider Affiliate or Subcontractor asserting rights under this Agreement or (ii) any entity to which Provider assigned, transferred, pledged, hypothecated or otherwise encumbered its rights to receive payments from Williams under this Agreement.

      (j) EMPLOYMENT CLAIMS. Any claim (including claims by Transitioned Employees) resulting from any (i) violation by Provider, Provider Affiliates or Subcontractors, or their respective officers, directors, employees, representatives or agents, of any applicable Laws or any common law protecting persons or members of protected classes or categories, including Laws prohibiting discrimination or harassment on

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            the basis of a protected characteristic; (ii) liability arising or resulting from the failure by Provider, Provider Affiliates or Subcontractors to collect or withhold for (for any social security or other employment taxes, workers' compensation claims and premium payments, and contributions applicable to the wages and salaries of such Provider Personnel) for periods after their Employment Effective Dates; (iii) Provider's payment or failure to pay any salary, wages or other cash compensation due and owing to any Provider Personnel (including Transitioned Employees from and after their Employment Effective Dates), (iv) employee pension or other benefits of any Provider Personnel (including Transitioned Employees) accruing from and after their Employment Effective Date,
            (v) other acts and omissions of Provider in its capacity as employer of Provider Personnel (including Transitioned Employees) with Provider, Provider Affiliates or Subcontractors or the termination of such relationship, including claims for wrongful discharge, claims for breach of express or implied employment contract and claims of joint employment (unless and to the extent such claims of joint employment are based in material part on acts or omissions of Williams or the Eligible Recipients inconsistent with Williams's rights and obligations under this Agreement); and/or (vi) liability resulting from representations (oral or written) to the Williams or Eligible Recipient employees identified on SCHEDULE M by Provider, Provider Affiliates or Subcontractors (or their respective officers, directors, employees, representatives or agents), or other acts or omissions with respect to the Williams or Eligible Recipient employees identified on SCHEDULE M by such persons or entities, including any act, omission or representation made in connection with the interview, selection, hiring and/or transition process, the offers of employment made to such employees, the failure to make offers to any such employees or the terms and conditions of such offers (including compensation and employee benefits), except, in each case, to the extent resulting from the wrongful actions of Williams, the Eligible Recipients, or Williams Third Party Contractors, errors or inaccuracies in the information provided by Williams and faithfully communicated by Provider or the failure of Williams, the Eligible Recipients, or Williams Third Party Contractors to comply with Williams's responsibilities under this Agreement.

17.2  INDEMNITY BY WILLIAMS.

      Williams agrees to indemnify, defend and hold harmless Provider and its officers, directors, employees, agents, representatives, successors, and assigns, from any Losses and threatened Losses payable to third parties which are due to third party claims arising from or in connection with any of the following:

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      (a)   REPRESENTATIONS, WARRANTIES AND COVENANTS. Williams breach of any of the representations, warranties and covenants set forth in SECTION 15.6, and 15.13.

      (b) LICENSES, LEASES OR CONTRACTS. Williams's failure to observe or perform any duties or obligations to be observed or performed by Williams under any of the applicable Third Party Software licenses, Equipment leases or Third Party Contracts to the extent Williams is financially or operationally responsible under this Agreement.

      (c) PRE-COMMENCEMENT DATE MATTERS. Williams's failure to observe or perform any duties or obligations to be observed or performed prior to the Commencement Date by Williams under any of the Third Party Software licenses, Equipment Leases or Third Party Contracts assigned to Provider by Williams pursuant to this Agreement.

      (d) WILLIAMS DATA OR PROPRIETARY INFORMATION. Williams's breach of its obligations under SECTIONS 13.1, 13.3 and 13.4 with respect to Provider's Proprietary Information.

      (e) INFRINGEMENT. Subject to SECTION 17.1(e), Infringement or misappropriation or alleged infringement or alleged misappropriation of a patent, trade secret, copyright or other proprietary right by the Williams Owned Materials, the Materials or Equipment provided by Williams for Provider's use in providing the Services (other than the Materials or Equipment assigned to Provider by Williams or an Eligible Recipient) or Williams's performance of its obligations under this Agreement, or the matters set forth in SECTION 17.2(e) of SCHEDULE S; provided, however, that Williams shall not have any indemnity obligation under this SECTION 17.2(e) to the extent any infringement or misappropriation is caused by (i) modifications made by Provider or its contractors or subcontractors, without the knowledge or approval of Williams, (ii) Provider's combination of Williams's work product, Equipment or Materials with items not furnished, specified or reasonably anticipated by Williams or contemplated by this Agreement, (iii) a breach of this Agreement by Provider, (iv) the failure of Provider to use corrections or modifications provided by Williams offering equivalent features and functionality, or (v) items provided or supplied by Provider.

      (f) TAXES. Taxes, together with interest and penalties, that are the responsibility of Williams under SECTION 11.4.

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      (g)   WILLIAMS AFFILIATE, ELIGIBLE RECIPIENT OR THIRD PARTY CONTRACTOR
            CLAIMS. Any claim, other than an indemnification claim or insurance claim under this Agreement, initiated by an Williams Affiliate, an Eligible Recipient (other than Williams) or an Williams Third Party Contractor asserting rights under this Agreement.

      (h) ACQUIRED ASSETS. Any claim relating to the Acquired Assets accruing prior to the transfer of such Acquired Assets to Provider, including but not limited to liens or encumbrances.

      (i) EMPLOYMENT CLAIMS. Any claim resulting from for any (i) violation by Williams or the Eligible Recipients, or their respective officers, directors, employees, representatives or agents, of any applicable Laws or any common law protecting persons or members of protected classes or categories, including laws or regulations prohibiting discrimination or harassment on the basis of a protected characteristic; (ii) liability arising or resulting from the failure of Williams or the Eligible Recipients to collect or withhold for any social security or other employment taxes, workers' compensation claims and premium payments, and contributions applicable to the wages and salaries of such Williams Personnel; (iii) Williams's payment or failure to pay any salary, wages or other cash compensation due and owing to any employee of Williams or the Eligible Recipients (including Transitioned Employees prior to their Employment Effective Dates); (iv) employee pension or other benefits of any employee of Williams or the Eligible Recipients (including Transitioned Employees prior to their Employment Effective Dates);
            (v) other acts and omissions of Williams in its capacity as employer of any employee of Williams or the Eligible Recipients (including Transitioned Employees prior to their Employment Effective Dates) but excluding claims covered by SECTION 17.1(j) (and provided, in no event will Williams be liable for any claim related to a Transitioned Employee's employment relationship arising on or after such Transitioned Employee's Employment Effective Date regardless of a finding by any court or authoritative body that Williams is or was an employer of such Transitioned Employee on or after his or her Employment Effective Date, unless and to the extent such claims of joint employment are based in material part on acts or omissions of Williams or the Eligible Recipients inconsistent with Williams's rights and obligations under this Agreement); (vi) liability resulting from representations (oral or written) to the Williams employees identified on SCHEDULE M by Williams (or its officers, directors, employees, representatives or agents), or the wrongful acts of Williams or the Eligible Recipients prior to the applicable Employment Effective Date in connection with the selection and hiring by Provider of the Williams employees

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            identified on SCHEDULE M, except, in each case, to the extent resulting from the wrongful actions of Provider, Provider Affiliates or Subcontractors (or their respective officers, directors, employees, representatives or agents), errors or inaccuracies in the information provided by Provider and faithfully communicated by Williams, or the failure of Provider, Provider Affiliates or Subcontractors (or their respective officers, directors, employees, representatives or agents) to comply with Provider's responsibilities under this Agreement.

      (j) GOVERNMENT CLAIMS. Claims by government regulators or agencies for fines, penalties, interest or other monetary remedies to the extent such fines, penalties, interest or other monetary remedies result from Williams' failure to perform its responsibilities under SECTION
            15.10 of this Agreement.

17.3  ADDITIONAL INDEMNITIES.

      Provider and Williams each agree to indemnify, defend and hold harmless the other, and the Eligible Recipients and their respective Affiliates, officers, directors, employees, agents, representatives, successors, and assigns, from any and all Losses and threatened Losses to the extent they arise from any of the following: (a) the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the indemnitor or the failure of the indemnitor to comply with its obligations under this Agreement; and (b) except as otherwise provided in SECTION 16.2, the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the indemnitor or the failure of the indemnitor to comply with its obligations under this Agreement.

17.4  INFRINGEMENT.

      In the event that (1) any item supplied by Provider that is subject to the indemnity in SECTION 17.1(e), or any item supplied by Williams that is subject to the indemnity in SECTION 17.2(e) (each the "INDEMNIFYING PARTY" with respect to the items it has supplied) are found, or in the Indemnifying Party's reasonable opinion are likely to be found, to infringe upon the patent, copyright, trademark, trade secrets, intellectual property or proprietary rights of any third party in any country in which Services are to be performed or received under this Agreement, or (2) the continued use of such items is enjoined, the Indemnifying Party shall, in addition to defending, indemnifying and holding harmless other Party (the "INDEMNIFIED PARTY") as provided in SECTIONS 17.1(e) and 17.2(e) and to the other rights the Indemnified Party may have under this Agreement, promptly and at its own cost and expense and, where Williams is the Indemnified Party,

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      in such a manner as to minimize the disturbance to Williams's and the
      Eligible Recipients' business activities do one of the following:

      (a) OBTAIN RIGHTS. Obtain for the Indemnified Party the right to continue using such item.

      (b) MODIFICATION. Modify the item(s) in question so that it is no longer infringing (provided that such modification does not degrade the performance or quality of the Services or, where Williams is the Indemnified Party, adversely affect Williams's and the Eligible Recipients' intended use as contemplated by this Agreement).

      (c) REPLACEMENT. Replace such item(s) with a non-infringing functional equivalent reasonably acceptable to the Indemnified Party (provided that such replacement does not degrade the performance or quality of the Services or, where Williams is the Indemnified Party, adversely affect Williams's and the Eligible Recipients' intended use as contemplated by this Agreement); provided, however, that in the case where Williams is the Indemnifying Party, Williams may in its sole discretion elect to accept degraded or diminished Services in lieu of taking the actions required by the foregoing clauses (a), (b) and
            (c).

      If Williams accepts degraded or diminished Services in lieu of taking the actions in clauses (a), (b) and (c) above, and if Provider fails to meet the Service Levels or its other obligations under this Agreement, then such failure shall be excused if and to the extent such failure is attributable to the degraded or diminished Services elected by Williams if
      (i) Provider notifies Williams prior to its final decision that Provider is not likely to be able, using commercially reasonable efforts, to meet such Service Level or other obligation under such circumstances; (ii) Provider uses commercially reasonable efforts to identify and consider reasonable alternatives available to address and avoid the impending performance failure; and (iii) Provider uses commercially reasonable efforts to meet such Service Level or other obligation notwithstanding Williams's election of the degraded or diminished Services.

      If, after all commercially reasonable efforts, options (a) - (c) are not feasible (or if Williams so elects), the Indemnifying Party shall remove the infringing items from the Services and equitably adjust the Charges to adequately reflect such removal. The Parties shall also agree on a work-around designed to minimize the financial and operational effects of such removal.

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17.5  INDEMNIFICATION PROCEDURES.

      With respect to third party claims which are subject to indemnification under this Agreement (other than as provided in SECTION 17.6 with respect to claims covered by SECTION 17.1(f)), the following procedures shall apply:

      (a) NOTICE. Promptly after receipt by any entity entitled to indemnification under this Agreement of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification hereunder, the indemnitee shall notify the indemnitor of such claim. No delay or failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that such indemnitor has suffered actual prejudice by such delay or failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than five (5) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing that the indemnitor elects to assume control of the defense and settlement of that claim (a "NOTICE OF ELECTION").

      (b) PROCEDURE FOLLOWING NOTICE OF ELECTION. If the indemnitor delivers a Notice of Election within the required notice period, the indemnitor shall assume sole control over the defense and settlement of the claim; provided, however, that (i) the indemnitor shall keep the indemnitee fully apprised as to the status of the defense, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim acknowledging any liability against the indemnitee or imposing any obligations or restrictions on the indemnitee or ceasing to defend against such claim. The indemnitor shall not be liable for any legal fees or expenses incurred by the indemnitee following the delivery of a Notice of Election; provided, however, that (i) the indemnitee shall be entitled to employ counsel at its own expense to participate in the handling of the claim, and (ii) the indemnitor shall pay the fees and expenses associated with such counsel if there is a conflict of interest with respect to such claim which is not otherwise resolved or if the indemnitor has requested the assistance of the indemnitee in the defense of the claim or the indemnitor has failed to defend the claim diligently and the indemnitee is prejudiced or likely to prejudiced by such failure. The indemnitor shall not be obligated to indemnify the indemnitee for any amount paid or payable by such indemnitee in the settlement of any claim if (i) the indemnitor has delivered a timely Notice of Election and such amount was agreed to without the written consent of the indemnitor, (ii) the indemnitee has not provided the indemnitor with notice of such claim and a reasonable

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            opportunity to respond thereto, or (iii) the time period within which to deliver a Notice of Election has not yet expired.

      (c) PROCEDURE WHERE NO NOTICE OF ELECTION IS DELIVERED. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate. The indemnitor shall promptly reimburse the indemnitee for all such reasonable costs and expenses incurred by the indemnitee, including reasonable attorneys' fees.

17.6  INDEMNIFICATION PROCEDURES - GOVERNMENTAL CLAIMS.

      With respect to claims covered by SECTION 17.1(f), the following procedures shall apply:

      (a) NOTICE. Promptly after receipt by either Party of notice of the commencement or threatened commencement of any action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to SECTION 17.1(f), such Party shall notify the other Party of such claim. No delay or failure to so notify the other Party shall relieve such other Party of its obligations under this Agreement except to the extent that such other Party has suffered actual prejudice by such delay or failure.

      (b) PROCEDURE FOR DEFENSE. Williams shall be entitled, at its option, to have the claim handled pursuant to SECTION 17.5 or to retain sole control over the defense and settlement of such claim; provided that, in the latter case, the indemnitee shall (i) consult with indemnitor on a regular basis regarding claim processing (including actual and anticipated costs and expenses) and litigation strategy,
            (ii) reasonably consider any settlement proposals or suggestions by the indemnitor, and (iii) use commercially reasonable efforts to minimize any amounts payable or reimbursable by the indemnitor.

17.7  SUBROGATION.

      Except as otherwise provided in SECTIONS 16.1 or 16.2, in the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to any provision of this Agreement, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

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18.   LIABILITY

18.1  GENERAL INTENT.

      Subject to the specific provisions and limitations of this ARTICLE 18, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Agreement.

18.2  FORCE MAJEURE.

      (a) GENERAL. Subject to SECTION 18.2(d), no Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, wars, riots, civil disorders, rebellions or revolutions, acts of terrorism or any other similar cause beyond the reasonable control of such Party except to the extent that the non-performing Party is at fault in failing to prevent or causing such default or delay, and provided that such default or delay can not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means. A strike, lockout or labor dispute involving Provider Personnel shall not excuse Provider from its obligations hereunder. In addition, the refusal of Provider Personnel to enter a facility that is the subject of a labor dispute shall excuse Provider from its obligations hereunder only if and to the extent such refusal is based upon a reasonable fear of harm.

      (b) DURATION AND NOTIFICATION. In such force majeure event the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use all commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so prevented, hindered or delayed in its performance shall, as quickly as practicable under the circumstances, notify the Party to whom performance is due by telephone (to be confirmed in writing within one (1) day of the inception of such delay) and describe at a reasonable level of detail the circumstances of the force majeure event, the steps being taken to address such force majeure event, and the expected duration of such force majeure event.

      (c) SUBSTITUTE SERVICES; TERMINATION. If any event described in SECTION 18.2(a) has substantially prevented, hindered or delayed or is reasonably expected to

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            substantially prevent, hinder or delay the performance by Provider or one of its Subcontractors of Services necessary for the performance of critical Williams or Eligible Recipient functions for longer than the recovery period specified in the applicable disaster recovery plan, Provider shall, to the extent practicable, procure such Services from an alternate source, and Provider shall be solely liable for payment for such services from the alternate source for so long as the delay in performance shall continue; provided that Williams continues to pay the applicable Charges for all Services that it continues to receive from Provider or an alternate source at Provider's expense; provided, however, that the obligation of Provider to provide "cover" pursuant to this Section shall not exceed 180 days. In addition, if any event described in SECTION 18.2(a) substantially prevents, hinders or delays the performance by Provider or one of its Subcontractors of Services necessary for the performance of critical Williams functions (and Provider is not able to procure such Services from an alternate source for more than five
            (5) days, Williams, at its option, may (i) terminate any portion of this Agreement so affected without payment of Termination Charges and the charges payable hereunder shall be equitably adjusted to reflect those terminated Services; or (ii) terminate this Agreement in its entirety without payment of Termination Charges. Wind Down Charges shall be payable if and only if and only to the extent indicated as payable in SCHEDULE N. Provider shall not have the right to additional payments or increased usage charges as a result of any force majeure occurrence affecting Provider's ability to perform.

      (d) DISASTER RECOVERY. Upon the occurrence of a force majeure event that constitutes a disaster under the disaster recovery plan, Provider shall implement promptly, as appropriate, its disaster recovery plan and provide disaster recovery services as described in SCHEDULE E. The occurrence of a force majeure event shall not relieve Provider of its obligation to implement its disaster recovery plan and provide disaster recovery services.

      (e) PAYMENT OBLIGATION. If Provider fails to provide Services in accordance with this Agreement due to the occurrence of a force majeure event, all amounts payable to Provider hereunder shall be equitably adjusted in a manner such that Williams is not required to pay any amounts for Services that it is not receiving whether from Provider or from an alternate source at Provider's expense pursuant to SECTION 18.2(c).

      (f) ALLOCATION OF RESOURCES. Without limiting Provider's obligations under this Agreement, whenever a force majeure event or disaster causes Provider to allocate limited resources between or among Provider's customers and Affiliates,

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            Williams and the Eligible Recipients shall receive at least the same treatment as comparable Provider customers. In no event will Provider re-deploy or re-assign any Key Personnel to another customer or account in the event of the occurrence of a force majeure event.

18.3  LIMITATION OF LIABILITY.

      (a) EXCLUSIONS FROM LIMITATIONS. EXCEPT AS PROVIDED IN THIS SECTION 18.3, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, COLLATERAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      (b) GENERAL LIABILITY CAP. Additionally, except as provided below, the total aggregate liability of either Party, for claims asserted by the other Party under or in connection with this Agreement, regardless of the form of the action or the theory of recovery, shall be limited to the total Charges payable to Provider during the twelve (12) month period preceding the last act or omission giving rise to such liability provided that if the event giving rise to liability occurs in the first twelve (12) months immediately following the Commencement Date, the total aggregate liability of either Party shall be limited to the total Charges that would be payable to Supplier for the performance of the Services during such twelve (12) month period.

      (c) EXCEPTIONS TO LIMITATIONS OF LIABILITY. The limitations of liability set forth in SECTIONS 18.3(a) and (b) shall not apply with respect to:

            (i) Amounts paid to third parties in satisfaction or settlement of claims brought by such third parties that are the subject of indemnification under ARTICLE 17 of this Agreement (provided that amounts paid pursuant to the indemnitees set forth in
                  SECTION 17.1(f) and 17.2(j) shall each remain subject to the liability cap set forth in SECTION 18.3(b)).

            (ii) Damages occasioned by any breach of a Party's obligations under SECTIONS 13.1, 13.3 and 13.4 (excluding, in the case of SECTIONS 13.1 and 13.4, circumstances in which the unavailability of Williams Data is directly caused by technical or other operational problems).

            (iii) Termination Charges.

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      (d)   EXCEPTIONS TO LIABILITY CAP. The limitations of liability set forth in SECTION 18.3(b) shall not apply with respect to:

            (i) Losses occasioned by a breach of a Party's representations, warranties or covenants set forth in SECTIONS 15.6, 15.7, 15.9 (but only to the extent that such code is intentionally invoked) and 15.13.

            (ii) Damages occasioned by a breach of Provider's representations, warranties or covenants set forth in SECTION 15.10(a)(i).

      (e) ITEMS NOT CONSIDERED DAMAGES. The following shall not be considered as part of the Charges payable to Provider for purposes of calculating the liability cap in SECTION 18.3(b), and accordingly shall not be counted toward the liability exclusion or cap specified in, SECTION 18.3(a) or (b):

            (i) Service Level Credits assessed against Provider pursuant to SCHEDULE G.

            (ii) Invoiced Charges that Williams is not obligated to pay under this Agreement because such Charges are attributable to billing errors or are disputed in good faith by Williams in accordance with the disputed payment provisions of this Agreement.

            (iii) Amounts paid by Williams but subsequently recovered from
                  Provider due either to incorrect Charges by Provider or non-conforming Services.

            (iv) Invoiced Charges and other amounts that are due and owing to Provider for Services under this Agreement.

      (f) WAIVER OF LIABILITY CAP. If, at any time, the total aggregate liability of one Party for claims asserted by the other Party under or in connection with this Agreement exceeds eighty-five percent (85%) of the liability cap specified in SECTION 18.3(b) and, upon receipt of the request of the other Party, the Party incurring such liability refuses to waive such cap and/or increase the available cap to an amount at least equal to the original liability cap, then the other Party may terminate this Agreement without payment of Termination Charges. Wind Down Charges shall be payable if and only if indicated as payable in SCHEDULE N.

      (g) ACKNOWLEDGED DIRECT DAMAGES. The following shall be considered direct damages and neither Party shall assert that they are indirect, incidental, collateral, consequential or special damages or lost profits to the extent they result directly from either Party's failure to perform in accordance with this Agreement:

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            (i)   Costs and expenses of recreating or reloading any lost, stolen or damaged Williams Data, subject to Williams providing available sources as necessary for the re-creation of such Williams Data if Provider has no other means to re-create such data.

            (ii) Costs and expenses of implementing a work-around in respect of a failure to provide the Services or any part thereof in accordance with this Agreement.

            (iii) Costs and expenses of replacing lost, stolen or damaged
                  Equipment, Software, and Materials.

            (iv) Cover damages, including the costs and expenses incurred to obtain or procure the Services or corrected Services from an alternate source or to provide the Services or corrected Services using a Party's own internal resources, to the extent in excess of Provider's Charges under this Agreement.

            (v) Straight time, overtime or related expenses incurred by either Party, including overhead allocations for employees, wages and salaries of additional employees, travel expenses, overtime expenses, telecommunication charges and similar charges, due to failure of Provider to provide all or a portion of the Services incurred in connection with clauses (i) through (iv) above or otherwise perform in accordance with this Agreement.

            (vi) Damages of a Williams Affiliate or an Eligible Recipient which would be direct damages if they had instead been suffered by Williams (including being so considered under this SECTION 18.3(f)).

            (vii) Fines, penalties, interest or other monetary remedies imposed by a governmental body or regulatory agency for failure to comply with requirements or deadlines which are a Party's obligation to pay under SECTION 17.1(f) or SECTION 17.2(j).

            (viii) Liquidated damages assessed under SECTION 4.2(e) and 4.4(d).

            (ix) Service Level Credits assessed against Provider pursuant to SCHEDULE G.

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19.   DISPUTE RESOLUTION

19.1  INFORMAL DISPUTE RESOLUTION.

      Prior to the initiation of formal dispute resolution procedures with respect to any dispute, other than as provided in SECTION 19.1(d) or SECTIONS 20.7, the Parties shall first attempt to resolve such dispute informally, as follows:

      (a) INITIAL EFFORT. The Parties agree that the Williams Project Executive and the Provider Project Executive shall attempt in good faith to resolve all disputes (other than those described in SECTION 19.1(d) or 20.7). In the event the Williams Project Executive and the Provider Project Executive are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such Party may refer the dispute for resolution to the senior corporate executives specified in SECTION 19.1(b) below upon written notice to the other Party.

      (b) ESCALATION. Within five (5) business days of a notice under SECTION 19.1(a) above referring a dispute for resolution by senior corporate executives, the Williams Project Executive and the Provider Project Executive will each prepare and provide to a Provider Vice President, IBM Global Services Process and Petroleum Industry and the Williams Chief Financial Officer and Chief Administrative Officer, respectively, summaries of the non-privileged relevant information and background of the dispute, along with any appropriate non-privileged supporting documentation, for their review. The designated senior corporate executives will confer as often as they deem reasonably necessary in order to gather and furnish to the other all non-privileged information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The designated senior corporate executives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. The specific format for the discussions will be left to the discretion of the designated senior corporate executives, but may include the preparation of agreed-upon statements of fact or written statements of position.

      (c)   PROVISION OF INFORMATION. During the course of negotiations under
            SECTION 19.1(a) or (b) above, all reasonable requests made by one Party to another for non-privileged information, reasonably related to the dispute, will be honored in order that each of the parties may be fully advised of the other's position. All negotiation shall be strictly confidential and used solely for the purposes of

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            settlement. Any materials prepared by one Party for these
            proceedings shall not be used as evidence by the other Party in any subsequent arbitration or litigation; provided, however, the underlying facts supporting such materials may be subject to discovery.

      (d) PREREQUISITE TO FORMAL PROCEEDINGS. Formal proceedings for the resolution of a dispute may not be commenced until the earlier of:

            (i) the designated senior corporate executives under SECTION 19.1(b) above concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

            (ii) thirty (30) days after the notice under SECTION 19.1(a) above referring the dispute to senior corporate executives.

            The provisions and time periods specified in this SECTION 19.1 shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier to (A) avoid the expiration of any applicable limitations period, (B) preserve a superior position with respect to other creditors, or (C) address a claim arising out of the breach of a Party's obligations under
            ARTICLE 13 or a dispute subject to SECTION 20.7.

19.2  NON-BINDING MEDITATION.

      (a) NON-BINDING MEDIATION. Except for claims arising out of the breach of a Party's obligations under ARTICLE 13 or disputes subject to SECTIONS 20.7, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, which cannot be resolved using the procedures set forth above in SECTION 19.1 shall be first attempted to be resolved through non-binding mediation under the mediation rules of the Center for Public Resources then in effect; provided, however, that without limiting any rights at law or in equity a Party may have because of an improper termination of this Agreement by the other Party, nothing contained in this Agreement shall limit either Party's right to terminate this Agreement pursuant to ARTICLE 20.

      (b) LOCATION AND DECISION. The mediation shall take place in Tulsa, Oklahoma, and shall apply the governing law of this Agreement. The recommendations of the mediators shall be non-binding. The mediators shall be instructed to state the reasons for their recommendations. The mediators shall be bound by the warranties, limitations of liability and other provisions of this Agreement. Except with respect to the provisions of this Agreement which provide for injunctive

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            relief rights or an unjustified failure by the other Party to participate in the mediation process described in SECTION 19.2, such mediation shall be a precondition to any application by either Party to any court of competent jurisdiction.

      (c) SELECTION AND QUALIFICATION OF MEDIATORS. Within ten (10) days after delivery of written notice ("NOTICE OF DISPUTE") by one Party to the other in accordance with this Section, the Parties each shall use good faith efforts to mutually agree upon one (1) mediator. If the Parties are not able to agree upon one (1) mediator within such period of time, the Parties each shall within ten (10) days: (i) appoint one (1) mediator who has at no time ever represented or acted on behalf of either of the Parties, and is not otherwise affiliated with or interested in either of the Parties and (ii) deliver written notice of the identity of such mediator and a copy of his or her written acceptance of such appointment to the other Party. If either Party fails or refuses to appoint a mediator within such ten (10) day period, the single mediator appointed by the other Party shall decide alone the issues set out in the Notice of Dispute. Within ten (10) days after such appointment and notice, such mediators shall appoint a third neutral and independent arbitrator who at no time ever represented or acted on behalf of either of the Parties, and is not otherwise affiliated with or interested in either of the Parties. In the event that the two (2) mediators fail to appoint a third mediator within ten (10) days of the appointment of the second mediator, either mediator or either Party may apply for the appointment of a third mediator to the Center for Public Resources.

      (d) GENERAL. All mediators selected pursuant to this Section shall be practicing attorneys with at least five (5) years experience with the business processes, technology and/or law applicable to the Services or similar services or transactions. The Parties shall use commercially reasonable efforts to conclude the mediation within sixty (60) days after selection of the mediator or mediators. The recommendations of the mediator or the majority of the three mediators, as applicable, shall be rendered within fifteen (15) days after the conclusion of the hearing, shall be in writing, shall set forth the basis therefore. Each Party shall bear its own mediation costs and expenses and all other costs and expenses of the mediation shall be divided equally between the Parties.

19.3  JURISDICTION.

      Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in Tulsa, Oklahoma, and each Party irrevocably submits to the sole and exclusive jurisdiction of

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      the courts in Oklahoma in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party.

19.4  CONTINUED PERFORMANCE.

      Each Party agrees that it shall, unless otherwise directed by the other Party, continue performing its obligations under this Agreement while any dispute is being resolved; provided, that this provision shall not operate or be construed as extending the Term of this Agreement or prohibiting or delaying a Party's exercise of any right it may have to terminate the Term as to all or any part of the Services. For purposes of clarification, Williams Data may not be withheld by Provider pending the resolution of any dispute.

19.5  GOVERNING LAW.

      This Agreement and performance under it shall be governed by and construed in accordance with the applicable laws of the State of New York without giving effect to the principles thereof relating to conflicts of laws. The application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

20.   TERMINATION

20.1  TERMINATION FOR CAUSE.

      (a)   BY WILLIAMS. If Provider:

            (i) commits a material breach of its obligations with respect to Transition Services as provided in SECTION 4.2(g);

            (ii) commits a material breach of this Agreement, which breach is not cured within thirty (30) days after notice of the breach from Williams;

            (iii) commits a material breach of this Agreement which is not capable of being cured within the period specified pursuant to
                  SECTION 20.1(a)(ii); or

            (iv) commits numerous breaches of its duties or obligations which collectively constitute a material breach of this Agreement;

            then Williams may, by giving notice to Provider, terminate the Term with respect to all or any part of the Services, in whole or in part, as of a date specified in the notice of termination. Provider shall not be entitled to any Termination Charges in connection with such a Termination for Cause. If Williams chooses to

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            terminate this Agreement in part, the Charges payable under this
            Agreement will be adjusted in accordance with the pricing by charge component, as set forth in SCHEDULE J, to reflect such partial termination.

      (b) BY PROVIDER. In the event that Williams fails to pay Provider undisputed charges exceeding in the aggregate one (1) month of Monthly Base Charges and fails to cure such default within thirty
            (30) days of notice from Provider of the possibility of termination for failure to make such payment, Provider may, by notice to Williams, terminate the Term.

20.2  TERMINATION FOR CONVENIENCE.

      Williams may terminate the Term with respect to all or any portion of the Services for convenience and without cause with effect at any time after twelve months from the Commencement Date by giving Provider at least six
      (6) months prior written notice designating the termination date. Upon the satisfactory completion of all Termination Assistance Services requested by Williams under SECTION 4.4, Williams shall pay to Provider a Termination Charge calculated in accordance with SCHEDULE N. Wind Down Charges shall be payable if and only if and only to the extent indicated as payable in SCHEDULE N. In the event that a purported termination for cause by Williams under SECTION 20.1 is determined by a competent authority not to be properly a termination for cause, then such termination by Williams shall be deemed to be a termination for convenience under this SECTION 20.2.

20.3  TERMINATION UPON PROVIDER CHANGE OF CONTROL.

      In the event of a change in Control of Provider (or that portion of Provider providing Services under this Agreement) or the Entity that Controls Provider (if any), where such control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of Provider are acquired by any entity, or Provider is merged with or into another entity to form a new entity, then at any time within six (6) months after the last to occur of such events, Williams may at its option terminate the Term by giving Provider at least ninety (90) days prior notice and designating a date upon which such termination shall be effective; provided, however, if such change in Control of Provider involves a Direct Williams Competitor, Williams may terminate the Term by giving Provider at least ten (10) days prior notice, and such Direct Williams Competitor shall be prohibited from any contact with Williams Data, Williams Proprietary Information and any and all other information about the Williams account, including discussions with Provider Personnel regarding specifics relating to the Services. Provider shall not be entitled to Termination Charges in connection with a

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      termination on this basis. Wind Down Charges shall be payable if and only if and only to the extent indicated as payable in SCHEDULE N.

20.4  TERMINATION UPON WILLIAMS CHANGE OF CONTROL.

      In the event that, in a single transaction or series of transactions, Williams acquires or is acquired by any other Entity (by stock sale, asset sale or otherwise) or merges with any other Entity, and such transactions or transaction result in a change in Control of Williams, then, at any time within six (6) months after the last to occur of such events, Williams may at its option terminate the Term by giving Provider at least ninety (90) days prior notice and designating a date upon which such termination shall be effective. Provider shall be entitled to Termination Charges in connection with a termination on this basis calculated in accordance with SCHEDULE N. Wind Down Charges shall be payable if and only if and only to the extent indicated as payable in SCHEDULE N.

20.5  TERMINATION FOR INSOLVENCY.

      In the event that any Party (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any bona fide proceedings related to its liquidation, administration, provisional liquidation, insolvency or the appointment of a receiver or similar officer for it, (iii) passes a resolution for its voluntary liquidation, (iv) has a receiver or manager appointed over all or substantially all of its assets, (v) makes an assignment for the benefit of all or substantially all of its creditors,
      (vi) enters into an agreement or arrangement for the composition, extension, or readjustment of substantially all of its obligations or any class of such obligations, or (vii) experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated, then the other Party may terminate this Agreement as of a date specified in a termination notice; provided, however, that Provider will not have the right to exercise such termination under this Section so long as Williams pays for the Services to be received hereunder in advance on a month-to-month basis. Provider shall not be entitled to Termination Charges in connection with a termination on this basis.

20.6  WILLIAMS RIGHTS UPON PROVIDER'S BANKRUPTCY.

      (a) GENERAL RIGHTS. In the event of Provider's bankruptcy or other formal procedure referenced in SECTION 20.5 or of the filing of any petition under bankruptcy laws affecting the rights of Provider which is not stayed or dismissed within thirty (30) days of filing, in addition to the other rights and remedies set forth herein, to the maximum extent permitted by Law, Williams will have the immediate right to retain and take possession for safekeeping all Williams Data, Williams

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            Proprietary Information, Williams licensed Third Party Software,
            Williams owned Equipment, Williams owned Materials, Williams owned Developed Materials, and all other Software, Equipment, Systems or Materials to which Williams and/or the Eligible Recipients are or would be entitled during the Term or upon the expiration or termination of this Agreement. Provider shall cooperate fully with Williams and the Eligible Recipients and assist Williams and the Eligible Recipients in identifying and taking possession of the items listed in the preceding sentence. Williams will have the right to hold such Williams Data, Proprietary Information, Software, Equipment, Systems and Materials until such time as the trustee or receiver in bankruptcy or other appropriate insolvency office holder can provide adequate assurances and evidence to Williams that they will be protected from sale, release, inspection, publication, or inclusion in any publicly accessible record, document, material or filing. Provider and Williams agree that without this material provision, Williams would not have entered into this Agreement or provided any right to the possession or use of Williams Data, Williams Proprietary Information, or Williams Software covered by this Agreement.

      (b) WILLIAMS RIGHTS IN EVENT OF BANKRUPTCY REJECTION. Notwithstanding any other provision of this Agreement to the contrary, in the event that Provider becomes a debtor under the United States Bankruptcy Code (11 U.S.C. Section 101 et. seq. or any similar Law in any other country (the "BANKRUPTCY CODE")) and rejects this Agreement pursuant to Section 365 of the Bankruptcy Code (a "BANKRUPTCY REJECTION"),
            (i) any and all of the licensee and sublicensee rights of Williams and the Eligible Recipients arising under or otherwise set forth in this Agreement, including without limitation the rights of Williams and/or the Eligible Recipients referred to in SECTION 14.6, shall be deemed fully retained by and vested in Williams and/or the Eligible Recipients as protected intellectual property rights under Section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which Provider is the debtor; (ii) Williams shall have all of the rights afforded to non-debtor licensees and sublicensees under
            Section 365(n) of the Bankruptcy Code; and (iii) to the extent any rights of Williams and/or the Eligible Recipients under this Agreement which arise after the termination or expiration of this Agreement are determined by a bankruptcy court not to be "intellectual property rights" for purposes of Section 365(n), all of such rights shall remain vested in and fully retained by Williams and/or the Eligible Recipients after any Bankruptcy Rejection as though this Agreement were terminated or expired. Williams shall under no circumstances be required to terminate this Agreement after a Bankruptcy Rejection in order to enjoy or acquire any of its rights under this

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            Agreement, including without limitation any of the rights of
            Williams referenced in SECTION 14.6.

20.7  EQUITABLE REMEDIES.

      Provider acknowledges that, in the event it breaches (or attempts or threatens to breach) its obligation to provide Termination Assistance Services as provided in SECTION 4.4, its obligation respecting continued performance in accordance with SECTION 19.4, or its obligation to provide access to computers or files, containing Williams Data in accordance with
      SECTION 13.4, Williams and/or the Eligible Recipients may be irreparably harmed. In such a circumstance, Williams may proceed directly to court. If a court of competent jurisdiction should find that Provider has materially breached (or attempted or threatened to materially breach) any such obligations, Provider agrees that upon any findings of irreparable injury or other conditions to injunctive relief, it shall comply with the entry of an appropriate order compelling performance by Provider and restraining it from any further breaches (or attempted or threatened breaches).

21.   GENERAL

21.1  BINDING NATURE AND ASSIGNMENT.

      (a) BINDING NATURE. This Agreement will be binding on the Parties and their respective successors and permitted assigns.

      (b) ASSIGNMENT. Neither Party may, or will have the power to, assign this Agreement without the prior written consent of the other, except in the following circumstances:

            (i) Either Party may assign its rights and obligations under this Agreement, without the approval of the other Party, to an Affiliate of such Party which expressly assumes such Party's obligations and responsibilities hereunder; provided, that (i) such other Party shall remain fully liable for and shall not be relieved from the full performance of all obligations under this Agreement; and (ii) in the case of Provider, such assignment is subject to Williams's prior consent, such consent not to be unreasonably withheld.

            (ii) Williams may assign its rights and obligations under this Agreement without the approval of Provider to an Entity acquiring, directly or indirectly, Control of Williams, an Entity into which Williams is merged, or an Entity acquiring all or substantially all of Williams's assets, provided that if such acquisition or merger would result in Provider being required

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                  to provide Services that meet the definition of New Services, then such Services will be treated as New Services under
                  SECTION 11.5. The acquirer or surviving Entity shall agree in writing to be bound by the terms and conditions of this Agreement.

      (c) IMPERMISSIBLE ASSIGNMENT. Any attempted assignment that does not comply with the terms of this Section shall be null and void.

21.2  ENTIRE AGREEMENT; AMENDMENT.

      This Agreement, including any Schedules and Exhibits referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, representations, warranties, promises, covenants, commitments or undertaking, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment, modification, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver, or discharge is sought to be enforced.

21.3  NOTICES.

      (a) PRIMARY NOTICES. Any notice, notification, request, demand or determination provided by a Party pursuant to the following:

            (i)   SECTION 4.4 (Termination Assistance Services);

            (ii)  SECTION 4.4(a) (Use of Third Parties - Right of Use);

            (iii) SECTION 6.12 (Notice of Default);

            (iv)  SECTION 7.7 (Notice of Adverse Impact);

            (v)   SECTION 11.6 (Extraordinary Events);

            (vi)  SECTION 13.3(d) (Loss of Proprietary Information);

            (vii) SECTIONS 17.5 (Indemnification Procedures);

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            (viii) SECTION 17.6 (Indemnification Procedures - Government
                  Claims);

            (ix)  SECTION 18.2 (Force Majeure);

            (x)   SECTION 18.3(f) (Waiver of Liability Cap);

            (xi)  SECTION 19.1 (Informal Dispute Resolution);

            (xii) ARTICLE 20 (Termination); and

            (xiii) SECTION 21.1 (Binding Nature and Assignment);

            shall be in writing and shall be delivered in hard copy using one of the following methods and shall be deemed delivered upon receipt:
            (i) by hand, (ii) by an express courier with a reliable system for tracking delivery, or (iii) by registered or certified mail, return receipt requested, postage prepaid. Unless otherwise notified, the foregoing notices shall be delivered as follows:

            In the case of Williams:

                  The Williams Companies, Inc.
                  One Williams Center, MD 41-3
                  Tulsa, OK 74172
                  Attention: Business Process Outsourcing Executive
                  Fax: (918) 573-4503

            With a copy to:

                  The Williams Companies, Inc.
                  One Williams Center, MD 41-3
                  Tulsa, OK 74172
                  Attention: General Counsel

            and

            In the case of Provider:

                  IBM Project Executive Office
                  One Williams Center
                  Tulsa, OK 74172
                  Attention: Provider Project Executive

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            With a copy to:

                  IBM Global Services General Counsel
                  Route 100
                  Somers, NY 10589
                  Attention: Mark Ringes

      (b) OTHER NOTICES. All notices, notifications, requests, demands or determinations required or provided pursuant to this Agreement, other than those specified in SECTION 21.3(a), may be sent in hard copy in the manner specified in SECTION 21.3(a), or by e-mail transmission (where receipt is acknowledged by the recipient) or facsimile transmission (with acknowledgment of receipt from the recipient's facsimile machine) to the addresses set forth below:

            In the case of Williams:

                  The Williams Companies, Inc.
                  One Williams Center, MD 41-3
                  Tulsa, OK 74172
                  Attention: Business Process Outsourcing Executive
                  Fax: (918) 573-4503

                  and

            In the case of Provider:

                  IBM Project Executive Office
                  One Williams Center
                  Tulsa, OK 74172
                  Attention: Provider Project Executive

      (c) NOTICE OF CHANGE. A Party may from time to time change its address or designee for notification purposes by giving the other prior notice of the new address or designee and the date upon which it shall become effective.

21.4  COUNTERPARTS.

      This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

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21.5  HEADINGS.

      The article and section headings and the table of contents used herein are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

21.6  RELATIONSHIP OF PARTIES.

      Provider, in furnishing services to Williams and the Eligible Recipients hereunder, is acting as an independent contractor, and Provider has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Provider under this Agreement. Except as expressly provided in this Agreement, Provider is not an agent of Williams or the Eligible Recipients and has no right, power or authority, expressly or impliedly, to represent or bind Williams or the Eligible Recipients as to any matters, except as expressly authorized in this Agreement. Neither Williams nor the Eligible Recipients are agents of Provider and none of them has any right, power, or authority, expressly or impliedly, to represent or bind Provider.

21.7  SEVERABILITY.

      In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remaining provisions of this Agreement and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by law.

21.8  CONSENTS AND APPROVAL.

      Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, confirmation, notice or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

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21.9  WAIVER OF DEFAULT; CUMULATIVE REMEDIES.

      (a) WAIVER OF DEFAULT. A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All waivers must be in writing and signed by the Party waiving its rights.

      (b) CUMULATIVE REMEDIES. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise. The election by a Party of any remedy provided for in this Agreement or otherwise available to such Party shall not preclude such Party from pursuing any other remedies available to such Party at law, in equity, by contract or otherwise.

21.10 SURVIVAL.

      Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect. Additionally, all provisions of this Agreement will survive the expiration or termination of this Agreement to the fullest extent necessary to give the Parties the full benefit of the bargain expressed herein.

21.11 PUBLICITY.

      Neither Party shall use the other Party's name or mark or refer to the other Party directly or indirectly in any media release, public announcement, or public disclosure relating to this Agreement, including in any promotional or marketing materials, customer lists or business presentations without the prior written consent of the other Party prior to each such use or release.

21.12 SERVICE MARKS.

      Provider and Williams each agrees that it shall not, without the other's prior consent, use any of the names, service marks or trademarks of the other Party or its Affiliates in any of its advertising or marketing materials.

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21.13 EXPORT.

      The Parties acknowledge that certain Software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States, the European Union, the United Nations and other jurisdictions. No Party shall export or re-export any such items or any direct product thereof or undertake any transaction or service in violation of any such laws or regulations. The Parties agree that no Software to be provided by Williams for use by Provider for the Services is currently located or used outside of the United States. Subject to the foregoing with respect to any and all Software used by Provider in the performance of the Services, Provider shall be responsible for, and shall coordinate and oversee, compliance with such export laws in respect of such Software exported or imported hereunder; provided that in the case of any Williams Owned Software for which export and/or use outside of the United States is contemplated, Williams will provide reasonable cooperation to Provider in (i) identifying export restrictions, if any, applicable to such Software and
      (ii) obtaining such consents and permits as may be needed for such export and/or use.

21.14 ENFORCEMENT AND THIRD PARTY BENEFICIARIES.

      Williams, for itself and on behalf of the other Eligible Recipients, shall have the right to enforce this Agreement and to assert all rights and exercise and received the benefits of all remedies, including monetary damages, on behalf of each Eligible Recipient to the same extent as if such Eligible Recipient were Williams under this Agreement. Except as expressly provided herein, this Agreement is entered into solely between, and may be enforced only by, Williams, on behalf of itself and the other Eligible Recipients, and Provider, on behalf of itself and Provider's Affiliates. Except as expressly provided herein, this Agreement shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including without limitation employees, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

21.15 COVENANT AGAINST PLEDGING.

      In the event Provider assigns, transfers, pledges, hypothecates or otherwise encumbers its rights to receive payments from Williams under this Agreement, Provider shall continue to be Williams's sole point of contact with respect to this Agreement, including with respect to payment. The person or Entity to which such rights are assigned, transferred, pledged, hypothecated or otherwise encumbered shall not be considered a third party beneficiary under this Agreement and shall not have any rights or causes of action against Williams.

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21.16 ORDER OF PRECEDENCE.

      In the event of a conflict, this Agreement shall take precedence over the Schedules attached hereto, and the Schedules shall take precedence over any attached Exhibits.

21.17 HIRING OF EMPLOYEES.

      (a) SOLICITATION AND HIRING. Except as expressly set forth herein, during the Term and for a period of twelve (12) months thereafter, Provider will not solicit for employment directly or indirectly, nor employ, any employees of Williams or an Eligible Recipient or individuals employed by Williams Third Party Contractors with whom Provider has had more than incidental contact in the course of performing its obligations under this Agreement without the prior approval of Williams. Except as expressly set forth herein in
            SECTION 4.3(b)(2) connection with the expiration or termination of this Agreement, during the Term and for a period of twelve (12) months thereafter, Williams will not solicit for employment directly or indirectly, nor employ, any employee of Provider involved in the performance of Provider's obligations under this Agreement without the prior consent of Provider. In each case, the prohibition on solicitation and hiring shall extend ninety (90) days after the termination of the employee's employment or, in the case of Provider employees, ninety (90) days after the cessation of his or her involvement in the performance of Services under this Agreement. This provision shall not operate or be construed to prevent or limit any employee's right to practice his or her profession or to utilize his or her skills for another employer or to restrict any employee's freedom of movement or association.

      (b) PUBLICATIONS. Neither the publication of classified advertisements in newspapers, periodicals, Internet bulletin boards, or other publications of general availability or circulation nor the consideration and hiring of persons responding to such advertisements shall be deemed a breach of this SECTION 21.17, unless the advertisement and solicitation is undertaken as a means to circumvent or conceal a violation of this provision and/or the hiring party acts with knowledge of this hiring prohibition.

21.18 FURTHER ASSURANCES.

      Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each Party shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

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21.19 LIENS.

      Provider will not file, or by its action or inaction permit any Affiliates or Subcontractors to file, any mechanics or materialman's or similar liens derived from the performance of Services hereunder to be filed on or against property or realty of Williams or any Eligible Recipient. In the event that any such liens arise as a result of Provider's action or inaction, Provider will obtain a bond to fully satisfy such liens or otherwise remove such liens at its sole cost and expense within ten (10) business days.

21.20 COVENANT OF GOOD FAITH.

      Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.

21.21 ACKNOWLEDGMENT.

      The Parties each acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that such terms and conditions should not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

                            [Signature Page Follows]

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                                                                            PAGE

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

THE WILLIAMS COMPANIES, INC.                   INTERNATIONAL BUSINESS
                                               MACHINES CORPORATION

By: /s/ Michael P. Johnson                     By:  /s/ Maureen Powers
    -------------------------------------           ----------------------------

Title:  Senior Vice President                  Title:  Vice President

Date: 6/1/04                                   Date: 6/1/04


                                      -i-